Exhibit 10.1

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

LIMITED LIABILITY COMPANY AGREEMENT
OF
TNHC RUSSELL RANCH LLC,
a Delaware limited liability company

i

7.02	Determination of Appraised Value	25
7.03	Buy/Sell	26
7.04	Determination of the Purchase Price	27
7.05	Other Disclosures	29
7.06	Closing of Purchase and Sale	29
7.07	Release and Indemnity	30
7.08	Bonds and Guaranties	30
7.09	Activities Prior to Closing	30

Article VIII DISSOLUTION OF THE COMPANY		31

8.01	Events of Dissolution	31
8.02	Effect of Dissolution	31
8.03	Liquidation of Assets	32
8.04	Distributions Upon Liquidation	32
8.05	Completion of Winding-Up	33
8.06	No Capital Account Restoration; Economic Shortfall and Loss Sharing	33

Article IX INDEMNIFICATION		34

9.01	Limitation on Liability	34
9.02	Indemnification by Members	34
9.03	Indemnification of Members and Others by the Company	35
9.04	Survival	36

Article X ACCOUNTING		36

10.01	Books and Records	36
10.02	Location and Availability of Records	36
10.03	Reports	36
10.04	Consolidation Reporting	39

Article XI TRANSFER OF MEMBERSHIP INTERESTS AND PARTITION		39

11.01	Restriction on Transfer	39
11.02	Partition	40
11.03	Admission of Substituted Member	40
11.04	Compliance	40
11.05	Permitted Transfers	41
11.06	Transferor Remains Liable	41
11.07	Restrictions on Assignees	41
11.08	IHP Transfers	41

Article XII MISCELLANEOUS		42

12.01	Integration/Amendment	42
12.02	Attorneys’ Fees	42

ii

12.03	Notices	42
12.04	Execution of Other Documents	43
12.05	Brokers	43
12.06	Waiver	43
12.07	Equitable Remedies	43
12.08	Captions, Gender	43
12.09	Benefits and Obligations	44
12.10	Severability	44
12.11	Applicable Law	44
12.12	No Third Party Beneficiary	44
12.13	Exhibits	44
12.14	Estoppels	44
12.15	References to this Agreement	45
12.16	Counterparts	45
12.17	Time	45
12.18	Investment Representations	45
12.19	Nondiscrimination	45
12.20	Exculpation and Waiver	46
12.21	Responsible Contractor Policy and Guidelines	46
12.22	Hazardous Material	46
12.23	Confidentiality	49
12.24	Standard for Consent	50

Exhibit “A”	Legal Description of Property
Exhibit “B”	Approved Project Budget
Exhibit “C”	Tax Provisions
Exhibit “D”	Funding Requirements
Exhibit “E”	Permitted Exceptions
Exhibit “F”	List of Assets
Exhibit “G”	Representations and Warranties
Exhibit “H”	Reserved
Exhibit “I”	Insurance Requirements
Exhibit “J”	Reserved
Exhibit “K”	Reserved
Exhibit “L”	Assumed Liabilities
Exhibit “M”	Form of Reports
Exhibit “N”	Reserved
Exhibit “O”	Pending and Historical Litigation
Exhibit “P”	Responsible Contractor Policy and Guidelines

iii

GLOSSARY OF DEFINED TERMS

Section
Act	1.01
Additional Capital	2.02(e)
Affiliate	4.04(b)
Agreement	Introduction
Appraised Value	7.02
Approved Business Plan	1.05(d)
Approved Environmental Parameters	12.22(d)
Approved Phase Budget	1.05(e)
Approved Project Budget	1.05(d)(i)
Assigned Property	2.02(d)(ii)
Base Capital Preferred Return	2.01(c)(ii)
Base Capital Preferred Return Rate	2.01(c)(ii)
Buy/Sell Event	7.03(a)
Buy/Sell Notice	7.03(b)(i)
Buy/Sell Value	7.03(b)(i)
Call Event	7.01(a)
Capital Account	2.01(a)
Capital Proceeds	3.01(b)
Cash Deficit	6.03
Cash Flow	3.02
Certificate of Formation	1.01
City	1.05(b)
Close-Out Period	8.04(b)(i)
Closing	7.06
Code	EXHIBIT “C”, 1(a)
Collection Account	3.01(a)
Company	Introduction
Company Assets	5.03(b)
Company Financing	2.03
Company Minimum Gain	EXHIBIT “C”, 1(b)
Confidential Information	12.23(a)
Constituent Member Transfers	11.05(a)
Contributing Member	6.03
DA Amendment	1.05(b)(i)
Damages	12.22(f)
Due Care	4.01(b)
Economic Shortfall	8.06
Electing Member	7.01(b)
Election Notice	7.01(b)
Entitlements	1.05(b)
Environmental Remediation	12.22(c)
Environmental Requirements	12.22(b)

i

Event of Bankruptcy	6.01(c)
Event of Default	6.01
Excess Additional Capital	2.02(e)(iii)
Executive Committee	4.02(a)
Fiscal Year	10.01
Force Majeure	5.02(c)
Funding Date	2.02(e)(ii)
General Contractor	4.03(h)
Gross Asset Value	EXHIBIT “C”, 1(c)
Guarantor	2.02(d)(iii)
Guaranty	2.02(d)(iii)
Hazardous Material	12.22(a)
Hazardous Materials	12.22(b)(i)
Holdback Amount	7.04(b)
IHP	Introduction
IHP Indemnitees	9.02(a)
IHP Project Commitment Fee	4.06(b)
IHP’s Maximum Capital Commitment	2.02(a)
Indemnified Party	9.03
Laws	4.03(b)
Liabilities	9.02(a)
Liquidating Trustee	8.03
Loss of Control Event	7.03(a)
Lot	1.05(b)
Lots	1.05(b)
Major Decision	4.01(c)
Major Decisions	4.01(c)
Managing Member	1.01
Member	1.01
Member Minimum Gain	EXHIBIT “C”, 1(d)
Member Nonrecourse Debt	EXHIBIT “C”, 1(e)
Member Nonrecourse Deductions	EXHIBIT “C”, 1(f)
Member’s Share of Loss	8.06
Members	1.01
Membership Interest	1.01
Membership Interests	11.01
Net Losses	EXHIBIT “C”, 1(g)
Net Proceeds	3.01(a)
Net Profits	4.06(a)
Net Revenues	4.06(a)
New Home	11.05(a)
Non-Contributing Member	6.03
Non-Electing Member	7.01(b)
Nonrecourse Deductions	EXHIBIT “C”, 1(i)
Offeree Member	7.03(a)
Offeree’s Notice	7.03(b)(ii)

ii

Offeror Member	7.03(a)
Original Budget	1.05(d)(i)
Other Entities	6.04
Other Entity	6.04
Parties	12.23(a)
Percentage Interest	7.02
Permitted Exceptions	2.02(d)(i)
Permitted Transfer	11.05
Permitted Transferee	11.05(c)
Person	4.04(b)
Phase	1.05(e)
Phases	1.05(e)
Preferred Return	2.01(c)(iii)
Prime Rate	2.01(c)(iii)
Project	1.05(a)
Project Cost Account	3.01(b)
Project Costs	1.05(d)(i)
Project Proforma	1.05(d)(ii)
Property	1.05(a)
Purchase Agreement	2.02(d)(i)
Purchase Price	7.04(c)
Purchase Price Notice	7.04(c)
Regulatory Allocations	EXHIBIT “C”, 1(j)
Replacement Event	5.02
Replacement Events	5.02
Replacement Manager	5.01
Request for Funds	2.02
Seller	2.02(d)(i)
Seller Purchase Money Loan	2.03
Senior Capital Preferred Return	2.01(c)(i)
Senior Capital Preferred Return Rate	2.01(c)(i)
SIR Amount	3.01(d)
SPA	1.05(b)(i)
Statement of Liabilities	7.04(a)(i)
Substitute Statement of Liabilities	7.04(a)(iii)
System	4.01(d)
TNHC	Introduction
TNHC Management Fee	4.06(a)
TNHC Partners	11.05(a)
TNHC Reorganization	11.01
TNHC’s Liabilities Reps and Warranties	7.04(a)(v)
TNHC’s Maximum Capital Commitment	2.02(b)
Treasury Regulation	EXHIBIT “C”, 1(k)
Unfunded SIR Amount	3.01(d)
Unrecovered Capital Account	2.01(b)
Working Capital Reserve	3.01(c)

iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

TNHC RUSSELL RANCH LLC,
a Delaware limited liability company
THIS LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of TNHC RUSSELL RANCH LLC, a Delaware limited liability company (the “Company”), is made as of May 22, 2013, by and between TNHC LAND COMPANY LLC, a Delaware limited liability company (“TNHC”), and IHP CAPITAL PARTNERS VI, LLC, a Delaware limited liability company (“IHP”).
ARTICLE I
ORGANIZATION

1.01    Formation; Admission of Members. IHP and TNHC (herein individually, a “Member” and collectively, the “Members”) hereby form the Company as a limited liability company under the Delaware Limited Liability Company Act, Delaware Code Annotated Title 6, Chapter 18, Sections 18-101 through 18-1109, as amended (the “Act”), upon the terms and subject to the conditions set forth in this Agreement. TNHC shall act as the managing member of the Company (the “Managing Member”) unless and until replaced as hereinafter provided. Prior to the date hereof, a certificate of formation was filed in accordance with the Act (the “Certificate of Formation”). The Managing Member is hereby authorized and directed to file and record any amendments to the Certificate of Formation and such other document’s as may be required or appropriate under the Act or the laws of any other jurisdiction in which the Company may conduct business or own property. TNHC and IHP are each hereby admitted as a Member of the Company and shall be shown as such on the books and records of the Company. For purposes of this Agreement, a “Membership Interest” means a Member’ s entire right, title and interest in and to the Company including the Net Profits, Net Losses and Cash Flow of the Company, the capital thereof and any other interest therein. Except as expressly permitted by this Agreement, no other Person shall be admitted as a Member of the Company, and no additional Membership Interests shall be issued. No Member shall have the authority to bind any other Member in any capacity other than as a Member of the Company and nothing in this Agreement shall create a relationship between the Members other than for the purposes set forth in this Agreement.
1.02    Name and Principal Place of Business.
(a)    The Company shall conduct its business under the name “TNHC Russell Ranch LLC.” The Members may change the name of the Company and may adopt one or more fictitious names for use by the Company. All business of the Company shall be conducted under such name and title to all Company assets shall be held in such name.
(b)    The Company shall maintain an office in the State of California which shall be initially located at the offices of the Managing Member at 95 Enterprise, Suite 325, Aliso

Viejo, California 92656. The Company may have such other places of business or offices as are approved by the Members from time to time.
1.03    Term. The term of the Company shall commence on the date hereof and shall continue perpetually from the date hereof unless sooner terminated pursuant to the provisions of this Agreement.
1.04    Registered Agent and Registered Office. The name of the Company’s registered agent for service of process in Delaware shall be Corporation Service Company and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 2711 Centerville Road, #400, Wilmington, Delaware 19808. Such agent and such office may be changed from time to time by the Members. The Company’s agent for service of process in the State of California shall be Corporation Service Company which will do business in California as CSC-Lawyers Incorporating Service, whose address is 2710 Gateway Oaks Drive, Suite 150N, Sacramento, CA. Such agent and address may be changed from time to time by the Members.
1.05    Project and Business Plan.
(a)    Description of Project. The express, limited and only purposes of this Company are to (i) acquire the real property described in Exhibit “A” attached hereto (the “Property”), (ii) achieve the Entitlements for the Property, (iii) develop on-site and off-site improvements described in the Approved Business Plan, which are contemplated to include mass grading of the Property to create blue top lots, and (iv) sell the Property in bulk and/or in multiple phases to homebuilders (collectively, the “Project”). The Company shall not engage in any other business without the prior written consent of the Members, which consent may be withheld in their discretion.
(b)    Entitlements. As used in this Agreement, “Entitlements” means the mapping of the Property to secure all development rights and approvals from the City of Folsom (“City”) and/or other governmental agencies (as applicable) to construct approximately eight hundred seventy (870) residential lots (individually, a “Lot” and collectively, the “Lots”), a school and park site and a three (3) acre recreation facility. The following summarizes the critical elements of the Entitlements:
(i)    Completion and City Council Approval of the Folsom Plan Area Specific Plan (“SPA”) Tier 2 or Amended Development Agreement (“DA Amendment”). Critical components of the DA Amendment include: School Financing Plan; Affordable Housing; and Specific Plan Infrastructure Fee Program.
(ii)    Project specific Entitlements include but are not limited to:
(A)    Specific Plan amendment;
(B)    Satisfaction of CEQA as required by City;
(C)    Preliminary Planned Development – Land Use Plan;
(D)    Affordable housing plan;
(E)    Design guidelines and development standards;

(F)    Large lot tentative map of the Property;
(G)    Final large lot map, subdivision agreements, civil construction documents and City required bonding;
(H)    Small lot tentative map(s);
(I)    Final small lot maps, subdivision agreements, civil construction documents to be prepared by TNHC and assigned to lot purchasers who will execute subdivision agreement(s) and post required bonds; and
(J)    Development agreement.
(c)    Approved Environmental Parameters. Managing Member agrees to cause the Project to satisfy the Approved Environmental Parameters.
(d)    Approved Business Plan. The Members agree that the initial business plan for the Company is to acquire the Property and seek the Entitlements inclusive of the following items described in (i)-(iv) below, attached hereto as Exhibit “B” (collectively, the “Approved Business Plan”).
(i)    All costs and liabilities (“Project Costs”) to be paid or assumed by the Company in connection with the Project (the “Original Budget”), which is hereby approved by the Members (the “Approved Project Budget”). No changes or departures from the Approved Project Budget shall be made without the prior consent of IHP, which consent may be withheld in its discretion.
(ii)    The projected cash flow for the Project (“Project Proforma”).
(iii)    The anticipated revenues and Project Costs of the Company for the balance of the first calendar year of the Company.
(iv)    Critical Dates Schedule.
(e)    Approved Phase Budgets. The Members agree that the Project shall be developed in multiple phases (individually, a “Phase” and collectively, the “Phases”). No later than thirty (30) days prior to commencement of each subsequent Phase in the Project, the Managing Member shall prepare or cause to be prepared and submitted to IHP for its written approval a proposed budget for such Phase detailing each line item of Project Costs from the Approved Project Budget applicable to that Phase. The Company shall not proceed with any Phase of the Project until the budget for such Phase has been approved by the Members (an “Approved Phase Budget”). The Managing Member shall not incur any Project Costs other than those specified in an Approved Phase Budget. The Members agree to proceed with the first Phase to consist of the acquisition and Entitlement of the Property, and agree that the budget for such Phase as set forth within the Approved Project Budget is an Approved Phase Budget. Concurrent with each submission of a proposed Phase budget to IHP, the Managing Member shall also provide (i) to the extent applicable, a projection of Lot sale revenues and timing of sales for such Phase and, (ii) a detailed description of such other information, plans, maps, contracts, agreements or other matters necessary, as may be requested by IHP, in order to inform IHP of all matters relevant to the development and operation of the Project and to enable MP to make an informed decision with respect to its approval of such Phase budget.

(f)    Updated Annual Business Plan.
(i)    No later than October 15th of each calendar year, Managing Member shall prepare and submit to each Member for its written approval, in its discretion, a proposed updated business plan for the upcoming calendar year and the remaining life of the Project. Such proposed business plan shall set forth in reasonable detail the assumptions associated with the expected revenues and expenses of the Project over the next calendar year. Such proposal shall also include: (A) detailed Project Costs as defined in the Approved Project Budget; (B) an updated Project Proforma; and (C) an updated Critical Dates Schedule. No proposed revision to the Approved Business Plan shall be implemented unless and until it has been approved in writing by the Members, and upon such approval, any such updated business plan shall constitute the then Approved Business Plan. The Company shall not incur any Project Costs other than those specified in the then applicable Approved Business Plan. Concurrently with each submission of a proposed updated business plan, Managing Member shall also provide (I) a revised and updated projection of Project cash flows through the anticipated sell out of the Project, and (ii) a detailed description of such other information, plans, maps, contracts, agreements or other matters necessary, as may be reasonably requested by either Member, in order to inform the Members of all matters relevant to the Entitlements, development and marketing of the Project and to enable the Members to make an informed decision with respect to each Member’s approval of such updated business plan.
(ii)    In addition to the required annual updates to the Approved Business Plan as forth in Section 1.05(f)(i) above, prior to the commencement of any construction activities on the Project, Managing Member shall prepare and submit to each Member for its written approval in its discretion a proposed updated Project Proforma, which upon approval by the Members in their discretion shall replace the existing Project Proforma in the then applicable Approved Business Plan. Neither Member shall be obligated to increase its capital contributions obligations upon the approval of such updated Project Proforma.
(g)    […***…]

.

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

ARTICLE II
CAPITAL AND LOANS

2.01    Company Accounts. The Company shall maintain for accounting purposes the following memorandum accounts for each Member:
(a)    Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Member in accordance with the provisions of Exhibit “C” attached hereto. Except as otherwise set forth herein, all amounts funded as capital contributions by a Member to the Company under this Agreement shall be credited to such Member’s Capital Account as of the date of the contribution. Net Profits and Net Losses of the Company shall be allocated and charged to each Member’s Capital Account in accordance with the requirements of Exhibit “C” attached hereto.
(b)    Unrecovered Capital Accounts. A separate unrecovered capital account (“Unrecovered Capital Account”) shall be maintained for each Member. TNHC’s Unrecovered Capital Account shall be credited with amounts funded by it towards TNHC’s Maximum Capital Commitment in accordance with Section 2.02(b) below as well as any Additional Capital and Senior Capital funded by it as herein provided. IHP’s Unrecovered Capital Account shall be credited with amounts funded by it towards ITP’s Maximum Capital Commitment in accordance with Section 2.02(a) below, as well as any Additional Capital and Senior Capital funded by it as herein provided. Except as otherwise set forth herein, all amounts funded as capital contributions by a Member to the Company shall be credited to such Member’s Unrecovered Capital Account as of the date of contribution. Each Member’s Unrecovered Capital Account shall be decreased by distributions of Cash Flow in reduction of its Unrecovered Capital Account and/or the agreed fair market value of any property (in excess of any indebtedness encumbering such property) distributed to such Member as a reduction of its Unrecovered Capital Account.
(c)    Preferred Return. The Company’s books and records shall be maintained to reflect the following preferred return accounts:
(i)    A preferred return (“Senior Capital Preferred Return”) account shall be maintained for each Member calculated at […***…] per annum, compounded monthly (the “Senior Capital Preferred Return Rate”), on the portion of such Member’s Unrecovered Capital Account attributable to such Member’s Senior Capital contributions outstanding from time to time.

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separate
with the Securities and Exchange Commission.

(ii)    A preferred return (“Base Capital Preferred Return”) account shall be maintained for each Member calculated at the greater of […***…] per annum or four (4) percentage points in excess of the Prime Rate (as it may be adjusted from time to time), compounded monthly (the “Base Capital Preferred Return Rate”), on the balance of such Member’s Unrecovered Capital Account (which is not Senior Capital) outstanding from time to time; provided, however, from and after the occurrence of a monetary Event of Default, the Base Preferred Return Rate with respect to the non-defaulting Member shall be increased to […***…] per annum, compounded monthly.
(iii)    For purposes of this Agreement, unless otherwise specified, the term “Preferred Return” shall include the Senior Capital Preferred Return and the Base Capital Preferred Return. Each Preferred Return account shall be decreased to the extent that such Member has received distributions from the Company in reduction of such Preferred Return account as set forth in this Agreement. For purposes of calculating Preferred Return and to account for the compounding aspect of same, a Member’s Unrecovered Capital Account shall be deemed to have increased by the Preferred Return accrued and unpaid from the prior month and such increase shall occur on the first (1st) of each calendar month; it being understood and agreed that accrued and unpaid Preferred Return is not added to a Member’s Unrecovered Capital Account for any reason other than to compute the compounding aspect of Preferred Return. The Preferred Return account shall be decreased to the extent that such Member has received distributions from the Company in reduction of its Preferred Return as set forth in this Agreement. For purposes of this Agreement, “Prime Rate” means the prime or reference rate of interest charged by Bank of America, NT & SA, a national banking institution, on loans making reference to such rate as set forth on the first business day of each month. If Bank of America ceases to publish its prime or reference rate of interest, the Members shall select an alternate published rate that most closely approximates the prime or reference rate previously utilized.
2.02    Capital Contributions. Except as otherwise expressly provided in this Agreement or as may otherwise be agreed to in writing by the Members (1) no part of the capital contributions of any Member to the Company may be withdrawn by such Member, (2) no Member shall be entitled to receive interest on its capital contributions to the Company, (3) no Member shall have the right to demand or receive property other than cash in return for its contributions to the Company, and (4) no capital contributions or loans made by any Member to the Company shall increase its Percentage Interest. For purposes of this Agreement, “Percentage Interest” means fifty (50%) with respect to TNHC and fifty percent (50%) with respect to IHP, subject to adjustment as provided in this Agreement. Capital contributions by the Members shall be made based upon a written request (a “Request for Funds”) submitted to each Member by the Managing Member in accordance with the requirements contained in Exhibit “D” attached hereto.
(a)    IHP’s Maximum Capital Commitment. So long as no Replacement Event has occurred with respect to TNHC, IHP shall contribute sixty-five percent (65%) of the capital required by the Company as needed from time to time to pay Project Costs specified in
The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

the then applicable Approved Business Plan; provided, however, at no time shall IHP be required to contribute capital, except to the extent of any of its contributions of Additional Capital or Senior Capital, that would cause its Unrecovered Capital Account less any previously distributed Preferred Return to IHP to exceed […***…] (“IHP’s Maximum Capital Commitment”). The Members agree that IHP’s Maximum Capital Commitment shall decrease to an amount reasonably determined by the Members as an updated Approved Business Plan is approved by the Members, taking into consideration the sale of any portion of the Property.
(b)    TNHC’s Maximum Capital Commitment. So long as no Event of Default with respect to IHP has occurred and is continuing, TNHC shall contribute thirty-five percent (35%) of the capital required by the Company, as needed from time to time to pay Project Costs specified in the then applicable Approved Business Plan; provided, however, at no time shall TNHC be required to contribute capital, except to the extent of any of its contributions of Additional Capital or Senior Capital, that would cause its Unrecovered Capital Account less any previously distributed Preferred Return to TNHC to exceed […***…] (“TNHC’s Maximum Capital Commitment”). Upon a decrease in MP’s Maximum Capital Commitment pursuant to Section 2.02(a) above, TNHC’s Maximum Capital Commitment shall decrease by a proportionate amount.
(c)    Preserving Or Protecting Investment. Each Member shall have the right to make capital contributions by advancing funds to or on behalf of the Company notwithstanding any objection by the other Member if, in such contributing Member’s reasonable discretion, said amounts are required to preserve and/or protect its investment in the Company or the Company’s interest in the Project, and any such advances shall be credited to such contributing Member’s Capital Account and Unrecovered Capital Account when funded. The contributing Member shall notify the other Member in writing of amounts, if any, such contributing Member elects to fund pursuant to the previous sentence and the reasons for such funding, and the non-contributing Member shall have the right, but not the obligation, to fund its Percentage Interest share of any such amounts within ten (10) business days following the receipt of any such written notice.
(d)    Additional Obligations of TNHC.
(i)    Upon the closing of the transaction contemplated under the Purchase Agreement to acquire the Property, TNHC shall cause to be conveyed to the Company the Property together with all applicable rights, easements, entitlements, hereditaments and appurtenances and shall cause Stewart Title Guaranty Company or another title company approved by the Members, to issue to the Company and IHP an ALTA extended coverage Owner’s Policy of Title Insurance (adopted 6-17-06 with no further revisions) insuring fee simple title to the Property in the Company subject only to the exceptions to title (the “Permitted Exceptions”) identified in Exhibit “E” attached hereto and containing such endorsements as the Members may require. As used in this Agreement, “Purchase Agreement” means, collectively, that certain Agreement of Purchase and Sale between Russell-Promontory,

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

L.L.C., an Illinois limited liability company (“Seller”), and TNHC, as buyer, dated March 1, 2013, as amended by that certain First Amendment to Agreement of Purchase and Sale dated March 8, 2013 and by that certain Second Amendment to Agreement of Purchase and Sale dated May, 2013, which Purchase Agreement shall be assigned to the Company pursuant to an assignment and assumption agreement reasonably acceptable to the Members.
(ii)    TNHC hereby assigns, transfers and conveys to the Company (and TNHC shall cause its Affiliates to assign, transfer and convey) all contractual rights, personal property (including tangible and intangible property), permits, warranties, guarantees, plans, specifications, deposits, rights to reimbursement and any and all other assets necessary, useful, attributable or owned in connection with the Property (collectively, the “Assigned Property”), including, without limitation, the assets set forth on Exhibit “F” attached hereto; provided, however, to the extent such rights or assets are not assignable, TNHC or its Affiliate shall hold such rights or assets in trust for the benefit of the Company. The aforementioned assignment shall constitute a continuing assignment with respect to any of the aforementioned items acquired by TNHC and/or its Affiliates prior to or after the date of this Agreement. TNHC hereby represents and warrants, on behalf of itself and all of its applicable Affiliates, that TNHC and such Affiliate(s) have (A) the right, power, and authority to make such assignment, and no consents or waivers of or by any third party are necessary to permit TNHC and/or any of such Affiliates to make such assignments, and (B) all the ownership rights to each and all of the Assigned Property, free and clear of any claims, encumbrances or security interests. TNHC shall not receive any credit to its Capital Account or Unrecovered Capital Account for such assignment or transfer.
(iii)    As a material inducement of IHP to become a Member in the Company, TNHC hereby makes the representations and warranties set forth in Exhibit “G.” In addition, as a material inducement of IHP to become a Member in the Company, (A) The New Home Company LLC, a Delaware limited liability company (“Guarantor”) shall execute and deliver to IHP that certain Guaranty, of even date herewith (“Guaranty”), for the benefit of IHP; (B) TNHC and Guarantor shall deliver to IHP entity resolutions authorizing their respective entities to enter into the transactions contemplated in this Agreement and the Guaranty, as the case may be; and (C) TNHC and Guarantor shall deliver to IHP an opinion letter from TNHC’s and the Guarantor’s counsel, as appropriate, opining as to the due authorization, execution and delivery of this Agreement and the Guaranty, as well as the enforceability of the Guaranty.
(e)    Additional Capital. The Members acknowledge and agree that except as hereinafter provided, any additional funds needed by the Company shall be contributed as additional capital (“Additional Capital”) to pay Project Costs in excess of (i) those required to be contributed by the Members pursuant to Section 2.02(a) and (b) above, or (ii) the line item amounts set forth in the Original Budget. The Members agree that the amount of Additional Capital required shall be determined after taking into account any reallocations of contingencies set forth in the Original Budget in accordance with Exhibit “D” and after taking into account the savings, if any, in any line item of Project Cost in the Original Budget (excluding line items for SIR warranty, if applicable).
(i)    If either Member determines that Additional Capital is or will be needed, such Member may give written notice of such projected cash deficit to the Members which shall summarize, with reasonable particularity, the Company’s actual and projected obligations to be funded.
(ii)    Within ten (10) business days following the receipt of any such notice (“Funding Date”), the Members may, in their discretion, but with no obligation to do so, fund to the Company the required Additional Capital in accordance with their Percentage Interests.
(iii)    If any Member elects not to contribute all or any portion of its Percentage Interest share of any such Additional Capital request by the Funding Date, the other Member may, in its discretion, contribute all or any portion of the shortfall, which contributed shortfall amount shall constitute “Excess Additional Capital.”
(iv)    To the extent a Member contributes Excess Additional Capital, upon such contribution the Percentage Interests of the Members shall be adjusted as follows: the Percentage Interest of the contributing Member shall be increased by one (1) percentage point (stated to, the nearest one-thousandth 1/1,000th) for each […***…] of Excess Additional Capital so contributed with a corresponding decrease in the Percentage Interest of the Member not contributing Excess Additional Capital.
2.03    Company Financing. Except as otherwise provided in this Agreement, neither Member may cause the Company to obtain any financing for the Company or the Project (“Company Financing”), whether secured or unsecured, or to pledge, hypothecate or encumber any of the Company’s assets, or to cause or permit the Company to extend credit or make any loans or become a surety, guarantor, endorser or accommodation endorser without the prior written consent of the other Member. Concurrently with the Company’s acquisition of the Property, the Members shall cause the Company to enter into Company Financing with the Seller, evidenced by a purchase money loan provided by the Seller, pursuant to the forms of loan documents attached to the Purchase Agreement, which loan shall be secured by the Property (the “Seller Purchase Money Loan”). In the event the Members cause the Company to accept additional Company Financing and/or to replace any existing Company Financing from any third party procured by the Members, such Company Financing shall be non-recourse to the Members unless a Member consents, in its discretion, to recourse liability.

ARTICLE III
CASH MANAGEMENT AND DISTRIBUTIONS

3.01    Bank Accounts.

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

(a)    Collection Account. Except for Capital Proceeds and amounts to be deposited into the SIR/Warranty Account, if applicable, any and all revenues, payments, refunds, rebates, reimbursements and the like, of any kind or nature, received by the Company with respect to any of its assets (collectively, “Net Proceeds”) shall be deposited directly into an account established by IHP (the “Collection Account”). Disbursements from the Collection Account shall be made on the signatures of persons authorized by IHP.
(b)    Project Cost Account. All proceeds of capital contributions, as well as all funds drawn under any Company Financing (collectively, “Capital Proceeds”) shall be deposited directly into an account in the name of the Company established or approved by IHP (the “Project Cost Account”). Disbursements from the Project Cost Account shall be made by signatures of either the Managing Member or IHP, without further approval of the other if the expenditures are for Project Costs described in an Approved Business Plan. Notwithstanding the foregoing, upon written notice from IHP following the occurrence of a Replacement Event, all disbursements from the Project Cost Account and/or draw requests under any Company Financing shall be made solely by the signature of IHP or the Replacement Manager. All expenditures for Project Costs shall be paid directly from the Project Cost Account; Managing Member shall not deposit any funds from the Project Cost Account into any other bank account and shall not co-mingle any Company funds with any other funds of Managing Member and/or any of its Affiliates.
(c)    Working Capital Reserve. Upon formation of the Company or a subsequent date agreed upon by the Members, a portion of the capital contributed by the Members in the amount of Fifty Thousand Dollars ($50,000) shall be deposited in the Project Cost Account for purposes of funding short-term cash needs of the Company to pay Project Costs set forth in an Approved Phase Budget (the “Working Capital Reserve”). IHP shall have the right, in its reasonable discretion, to increase or decrease the amount of the Working Capital Reserve from time to time. Each Request for Funds may request a replenishment of the Working Capital Reserve, and shall detail all expenditures paid from the Working Capital Reserve for the time period since the last Request for Funds. If and to the extent any expenditure or allocation of Working Capital Reserve is disapproved by IHP pursuant to the provisions of this Agreement, Managing Member shall be solely liable for correcting such misallocation or improper distribution and IHP may, in addition to any other rights and remedies it has under this Agreement, deduct all such disapproved amounts from future disbursements to the Managing Member.
(d)    Self-Insured Retention Amount. To the extent the Project insurance includes a self-insured retention amount (“SIR Amount”) approved by IHP, the Members shall establish a reserve to fund the balance of such SIR Amount from the closing of the sale of the last Lots in the Project equal to the Unfunded SIR Amount. Such reserves shall be deposited by IHP into a Company account established by IHP, and disbursements from such Company account shall be made on the signatures of persons authorized by IHP. Promptly following the closing of the sale of the last Lots in the Project, in the event that such sales proceeds are insufficient to fund the Unfunded SIR Amount, then the Members shall fund to the Company, in the inverse order in which distributions were last received by the Members in accordance with Section 3.01(e) below, an amount equal to such shortfall, which funds shall be deposited directly into such Company account established by IHP. As used in this Agreement, (the “Unfunded SIR

Amount”) means an amount equal to the SIR Amount minus any credits applicable thereto and minus any amounts previously paid towards the SIR Amount under such Project insurance policy. At the expiration of ten (10) years following the closing of the sale of the last Lot in the Project, or such earlier date as the Members may agree, the balance of the Unfunded SIR Amount, if any, shall be distributed to the Members as Cash Flow in accordance with this Agreement.
(e)    Company Bank Account Authorizations. Notwithstanding the language in any bank signature card for the Company’s bank accounts, including, without limitation, the Project Cost Account (but excluding the Collection Account and the account holding the Unfunded SIR Amount, if applicable, which accounts shall be within the exclusive control of IHP), Managing Member agrees that a signature of any one (1) of the IHP Parties and a signature of any one (1) of the Managing Member Parties shall be required to (i) open or close such bank accounts, (ii) change the authorized signers for such bank accounts, and/or (iii) otherwise modify the bank documents for such bank account. The names of the individuals constituting the IHP Parties and the Managing Member Parties shall be provided by IHP and Managing Member, respectively, to the other Member from time to time. Any of the Managing Member Parties who fail to comply with the above shall be personally liable to the Company and to IHP for any damages resulting from such non-compliance.
3.02    Distributions of Cash Flow. Except as provided elsewhere in this Agreement, cash held in the Collection Account from time to time in excess of (1) reserves withheld to fund the Unfunded SIR Amount, if applicable, and (2) such reserves as are established from time to time by the Members for anticipated cash disbursements that will have to be made before anticipated additional cash receipts will provide the funds therefore (the “Cash Flow”) shall be distributed to the Members as soon as it becomes available for distribution, but in no event less often than monthly by the 25th day of each calendar month, in the following order of priority:
(a)    Preferred Return on Senior Capital. First, to the Members in the ratio that the accrued and unpaid Preferred Return on Senior Capital contributed by each Member bears to the aggregate of the accrued and unpaid Preferred Return on Senior Capital contributed by both Members, until and to the extent required to reduce each Member’s accrued and unpaid Preferred Return on all such Senior Capital to zero (0).
(b)    Senior Capital. Next, to each Member as a reduction of its Unrecovered Capital Account in the ratio that the Senior Capital contributed by each Member bears to the aggregate of the Senior Capital contributed by both Members, until and to the extent required to reduce each Member’s Senior Capital to zero (0).
(c)    Base Capital Preferred Return. Next, to the Members in the ratio that the balance of the accrued and unpaid Base Capital Preferred Return of each Member bears to the aggregate of the balance of accrued and unpaid Base Capital Preferred Return of both Members, until and to the extent required to reduce each Member’s accrued and unpaid Preferred Return to zero (0).
(d)    Capital. Next, to each Member as a reduction of its Unrecovered Capital Account in the ratio that the capital contributed (excluding Senior Capital) by each Member bears to the aggregate of the capital contributed (excluding Senior Capital) by both Members, until and to the extent required to reduce each Member’s Unrecovered Capital Account to zero (0).
(e)    Profits. Thereafter, to the Members in accordance with their Percentage Interests.
ARTICLE IV
MANAGEMENT

4.01    Authority; Major Decisions.
(a)    In General. The business and affairs of the Company shall be vested in and controlled jointly by the Members. TNHC, in its capacity as the Managing Member, acknowledges it is a fiduciary to the Company and its Members, and as a fiduciary TNHC agrees to devote so much of its time, efforts, personnel and resources to the business and affairs of the Company as may be reasonably required for the conduct thereof in accordance with the provisions of this Agreement and to discharge each of its duties, obligations and liabilities and exercise each of its powers and authority, including without limitation TNHC’s duties, obligations, liabilities, power and authority as Managing Member, with Due Care. Managing Member shall be responsible for implementing the decisions of the Members and overseeing the day-to-day operations of the Company and its achievement of the Approved Business Plan subject to the restrictions and limitations of this Agreement. Managing Member may not assign its rights or delegate its duties or obligations hereunder without the prior written consent of IHP. All decisions with respect to the management and control of the Company approved by the Members shall be binding on the Company and all Members.
(b)    Standard of Care. Notwithstanding that the standard of Due Care is sometimes expressly referenced in this Agreement, TNHC acknowledges and agrees that TNHC shall be obligated to act with Due Care with respect to any and all duties, obligations, liabilities, powers and authority of TNHC under this Agreement, including without limitation, TNHC’s duties, obligations, liabilities, power and authority as Managing Member. For purposes of this Agreement, “Due Care” means to act in good faith, in the best interests of the Company, for the exclusive benefit of the Company, in compliance with the terms of this Agreement, with the care, skill, prudence and diligence (including diligent inquiry) under the circumstances then prevailing that a prudent real estate professional experienced in such matters would use in the conduct of an enterprise of like character with like aims.
(c)    Major Decisions. Except as otherwise expressly provided in this Agreement, the Managing Member shall not have the power or authority to authorize or approve actions to be taken by the Company, decisions to be made by the Company, and/or consents or approvals to be given by the Company that would have a material impact, either positively or negatively, upon the business or affairs of the Company or the Project, including, without limitation, any of the following (individually, a “Major Decision” and collectively, the “Major Decisions”) without the prior written consent of IHP, which consent may be withheld in its discretion:
(i)    Commencement of any development work on the Property inclusive of any on or off-site improvements.

(ii)    Changing the Lot yield, Lot sizes or Lot mix contemplated in the Approved Business Plan.
(iii)    Releasing any portions of the Property for sale.
(iv)    Acquiring any interests in real property.
(v)    Selling, exchanging, granting options or rights of first refusal, ground leasing or otherwise conveying any portion of the Property, or the Company’s interest therein other than the sales of Lots contemplated in the Approved Business Plan.
(vi)    Arranging or amending any Company Financing, or causing the Company to make loans to any third parties, whether secured or unsecured, or guarantying the debts of any third parties.
(vii)    Applying for or agreeing to any material Entitlements.
(viii)    Approving any material easements, restrictions or other encumbrances affecting any portion of the Property.
(ix)    (A) Filing with any governmental authority any tentative or final parcel map, tentative or final tract map or any other map or any material amendment or modification thereto; (B) consenting to any rezoning or other material change to the legal description or zoning classification of the Project; or (C) approving, submitting for approval by any governmental body, or amending, modifying, changing or revising, in any material fashion, any approved improvement plans for the improvements to be constructed by the Company.
(x)    Forming an assessment district or any other financing mechanism for the infrastructure for the Project.
(xi)    Seeking relief under federal or state bankruptcy law, instituting proceedings to have the Company adjudicated a bankrupt or insolvent, consenting to the institution of bankruptcy or insolvency proceedings against the Company, filing a petition or a consent to a petition seeking reorganization or relief under any applicable federal or state bankruptcy law, consenting to the appointment of a receiver, liquidator, trustee or similar official, making any assignment for the benefit of the Company’s creditors or admitting in writing the Company’s inability to pay its debts generally as they become due.
(d)    Use of System’s Name. In no event may the Company use the name of the California State Teachers’ Retirement System, a public entity (the “System”), an investor in IHP, or identify the System as having any involvement of any kind in the Company or the Project including in advertising, press releases or responding to inquiries without the prior written consent of IHP, which consent may be withheld in its discretion, or except as may be required by the Responsible Contractor Policy and Guidelines attached hereto as Exhibit “P”.
4.02    Representatives of Members.
(a)    Executive Committee. There shall be an executive committee (“Executive Committee”) created by the Members with each Member appointing two (2) representatives to represent its interest and act on its behalf and with each Member entitled to a single vote. IHP hereby designates Donald S. Grant and Renee McDonnell as its Executive Committee representatives hereunder. TNHC hereby designates Joseph Davis and Kevin Carson as its Executive Committee representatives hereunder. Each Executive Committee representative appointed by a Member shall act as agent for and under the sole and exclusive direction and control of such Member and may act alone as such agent of such Member. Each Member may, by written notice to the other, appoint and/or remove any Executive Committee representative appointed by such Member and appoint a substitute therefor; provided, however, that any new representative appointed by any Member must either (i) be an officer, director, partner, member, manager, principal or employee of such Member, or of an Affiliate of such Member; or (ii) be approved by the other Member.
(b)    Meetings. There shall be no regularly scheduled meetings of the Members; however, the Executive Committee shall meet periodically, but as often as necessary or desirable to carry out the business of the Company. Meetings shall be held at the principal offices of the Company unless otherwise agreed. The Managing Member shall prepare an agenda for each such meeting and shall distribute same to the Executive Committee at least two (2) days in advance of any such meeting. Any Member may convene a meeting upon at least three (3) business days prior notice to the other Member specifying the date, time and place of meeting and the agenda for the meeting. The Members and/or the Executive Committee may also hold meetings by telephone and may make decisions without a meeting by unanimous written consent.
(c)    Notice of Potential Transactions. Each Member shall promptly advise and inform the other Member concerning any transaction, notice, event or proposal relating to the affairs of the Company or the Project which does or could have a significant impact, either adversely or favorably, on the affairs of the Company or the Project. In particular, the Managing Member shall promptly notify each of the Members of any inquiries, proposals or offers received, whether written or verbal, concerning all or any portion of the Project.
4.03    Day-to-Day Operations. Subject to any restrictions contained in this Agreement, the Managing Member shall have the duty and responsibility for the following:
(a)    Independent Contractors. Retaining, supervising and coordinating, on behalf of the Company, such Persons who are needed to render services to the Company in order to achieve the Entitlements, develop and market the Project; provided, however, any environmental consultant or environmental contractor must be approved by IHP. The Managing Member shall cause any and all contracts relating to the Project to be in the Company’s name or the Company shall be an express third party beneficiary thereof with the benefits of such contract to be assignable to the Company’s successors and assigns, and to the extent any such contracts are not in the Company’s name, the Managing Member and/or its Affiliate(s) shall hold such contracts in trust for the benefit of the Company, and there shall be deemed to be an effective assignment of any such contracts to the Company as of the effective date of each of such contracts. The Managing Member shall include appropriate insurance requirements and other risk transfer provisions in the contracts with such Persons for the protection of the Company, the Managing Member and IHP, and shall diligently enforce compliance with same; provided, however, to the extent that any such contractors are insured by the Project’s insurance, Managing Member shall ensure that such contracts do not include costs or credits for insurance.
(b)    Governmental Approvals and Compliance. Arranging for and coordinating the issuance of any required governmental approvals for the Project. Ascertaining the applicability of, and causing the Company to comply with, all laws, regulations, codes (including, without limitation, building codes), ordinances, rules, regulations and requirements of any public agency, including, without limitation, those dealing with employment and discrimination and the Environmental Requirements (collectively, the “Laws”) applicable to the Company, the Project and the Property.
(c)    Licenses. Obtaining any and all licenses including business licenses and any other licenses or permits which may be required in connection with the Project, including preparing and submitting or filing such reports as may be required by the Company for the use of any public agency.
(d)    Insurance. Obtaining and keeping in full force insurance for the protection of the Members, the Company and the Project, all insurance coverage required to be maintained as detailed on Exhibit “I” or any applicable law, regulation or order to which the Company is subject. Except as expressly stated otherwise in Exhibit “I”, the premiums charged for such coverage shall be a Project Cost. The Managing Member may not alter the types or amounts of insurance required to be maintained without the prior written consent of IHP, which consent may be withheld in IHP’s sole and absolute discretion.
(e)    Sale of the Project. At such time as approved by the Members, Advertising, promoting and negotiating the sale of Lots within the Project to prospective purchasers on the best terms and for the price approved by the Members and causing the Company to comply with the terms of all sales contracts and escrow instructions and enforcing said sales contracts and escrow instructions for the benefit of the Company.
(f)    General Administrative. Performing all other functions of a general and administrative nature required by the Members or provided elsewhere in this Agreement or the Approved Business Plan including (i) keeping the books, records and accounts of the Company and preparing and delivering the proposed amendments to the Approved Project Budget and Approved Business Plan and other information and reports required to be delivered to the Members pursuant to and in compliance with the terms of this Agreement; (ii) inspecting the progress of the course of construction of the improvements, including verifying the materials and labor being expended in and on such construction so as to be competent to approve or disapprove requests for payment; (iii) promptly paying, when due, all Project Costs from Company funds; (iv) procuring lien releases and waivers or such other documentation as may be required by any lenders or IHP; (v) verifying the adequacy of the insurance maintained by the Company with respect to materials located off-site; (vi) representing the Company in any homeowners’ association established for the Project; (vii) managing the Company’s defense against any claims, demands, actions, or causes of action brought against the Company with counsel approved by IHP; (viii) arranging for all improvement bonds to be posted by or on behalf of the Company in connection with the Project (and the timely exoneration of all such bonds), provided, that the Company may be the named party to any such bonds and shall pay the premiums for such bonds provided the projected cost of such bonded improvements are included in the Approved Project Budget; (ix) causing to be timely filed all available property tax appeals, exemptions and exclusions applicable to the Project; and (x) approving change orders; provided, however, change orders greater than One Hundred Thousand Dollars ($100,000.00) in the aggregate per Phase shall require the prior written approval of IHP. The Managing Member shall submit to IHP all change orders which require IHP’s approval at least three (3) business days prior to anticipated commencement of construction relating to such proposed changes and such construction shall not commence unless and until approved. In the event that IHP fails to respond to any required change order request within three (3) business days, Managing Member may elect to provide a further request for same; if IHP fails to respond within three (3) business days after such second request is made, such change order request shall be deemed approved by IHP. All change orders shall detail the economic impact of the change on the applicable line item in the Approved Phase Budget, as well as the cumulative impact of all changes on the costs to complete the Project in comparison with amounts budgeted therefore in the Approved Project Budget.
(g)    Personnel. Hiring and retaining as employees of the Managing Member as are required to properly perform the Managing Member’s management functions hereunder. The Company shall not have any employees or long-term consultants without the approval of the Members in their reasonable discretion. At all times during the achievement of Entitlements and the course of the design and construction of the improvements, the Managing Member shall retain a project manager at the Company’s expense, to the extent included in the Approved Project Budget, who shall be approved by IHP and who shall be directly charged with monitoring the Entitlements process and the construction of the improvements. Ashley Feeney is hereby designated as the initial project manager. If the Managing Member desires to replace such project manager, a replacement approved by IHP shall first be obtained, or if such project manager resigns, dies or is disabled for a period longer than one (1) week, the Managing Member shall as soon as feasible secure a qualified replacement for such project Manager who shall be subject to the approval of IHP.
(h)    General Contractor. Without relieving the Managing Member of its obligations under this Agreement, the Members acknowledge that TNHC Realty and Construction, a California corporation (“General Contractor”), an Affiliate of TNHC, is serving as the general contractor for the Project, and no other Person shall be appointed to serve in such capacity without the consent of IHP in IHP’s discretion. Any fees payable to General Contractor for acting in such capacity shall be paid by TNHC, and the Company shall have no liability for any of such fees. Managing Member shall cause General Contractor to enter into a construction contract with the Company, the form and content of which shall be satisfactory to IHP, in IHP’s discretion. As a related party contract, IHP shall retain all rights described in Section 4.04(b) with respect to such contract. TNHC hereby represents and warrants to the Company and IHP that General Contractor is experienced in projects similar to the Project, and to the extent required by applicable Laws, has and shall maintain all required licenses and permits to carry out is obligations as the general contractor for the Project.
(i)    Quality Control. Implementing and executing a comprehensive quality control program with respect to design and construction of the Project, including engagement of appropriate quality control consultants.
(j)    Record Retention. Designing, implementing and executing a comprehensive program for collection and retention of records pertaining to design and construction of the Project.

4.04    Miscellaneous Covenants
(a)    Other Business Opportunities. Except as otherwise provided in this Agreement, no Member or Affiliate shall have any obligation, fiduciary or otherwise, with respect to the Company or to the other Member insofar as making other opportunities available to the Company or to the other Member. Except as otherwise provided in this Agreement, the Members may, notwithstanding the existence of this Agreement, engage in whatever activities they choose, whether the same is competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Member. Notwithstanding the above, until such time as ninety percent (90%) of the Lots have been sold and eighty percent (80%) of such Lot sales have closed, neither TNHC nor any of its Affiliates shall directly or indirectly own any legal or equitable interest in any land development and sale projects (where the business plan is primarily designed for sales to non-Affiliates), other than age-restricted residential projects, within ten (10) miles of any boundary of the Property.
(b)    Related Party Contracts. For purposes of this Agreement, “Affiliate” means (i) any Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question; or (ii) any officer, director, partner, member, manager, trustee, employee or beneficial holder of an interest of ten percent (10%) or more in the Person in clause (i) above; and “Person” means any individual or any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative or association. For purposes of this definition, the term “control” means the ownership of ten percent (10%) or more of the beneficial interest or the voting power of the appropriate Person. Except as otherwise provided in this Agreement, neither Member may cause the Company to enter into any contract or agreement with a Member or any Affiliate of a Member without the prior written consent of the non-Affiliated Member. With respect to any contract between the Company and a Member or any Affiliate of a Member, the non-Affiliated Member shall have the sole and exclusive right, power and authority, on behalf of the Company, to grant the Company’s consent to any amendment, modification or rescission thereof; declare a default thereunder; institute, settle or compromise a claim with respect thereto; waive any rights of the Company against the other party thereto; or consent to the assignment of any rights or the delegation of any duties by the other party thereto. Any contract between a Member or its Affiliates and the Company shall provide that (A) such services are upon market rates acceptable to the non-Affiliated Member and shall terminate upon the occurrence of a Replacement Event with respect to such Affiliated Member, and (B) the profits to be derived by such entities for the services provided to the Company shall accrue to the benefit of the Company and shall be paid to the Company promptly upon receipt. Each Member may review and/or audit the books and records of such Affiliate upon request to verify the calculation of the profit paid to the Company.
(c)    Improvement Plans. TNHC shall cause the improvement plans and specifications for any and all of the proposed Project improvements to be prepared and submitted to IHP in accordance with the Critical Dates Schedule attached to the Approved Business Plan. Approval of improvement plans and specifications, as well as amendments or additions thereto, is for IHP’s internal administrative purposes only and does not constitute a representation or warranty that the plans, specifications, amendments or additions are in compliance with the Laws, are appropriate for their intended use or are constructible. IHP expressly disclaims any liability to the Company, to TNHC and to third parties in connection with such review and approval. If during the course of construction, any Member determines that the Project improvements are not being constructed substantially in accordance with the approved improvement plans and specifications, such Member shall give notice in writing to the Managing Member specifying the particular deficiency or omission and the Managing Member shall thereupon take or cause to be taken all reasonable steps necessary to correct the same. TNHC represents to the Company and IHP that any construction work performed for the Project shall be lien free, subject to IHP’s funding obligations under this Agreement and subject to Managing Member’s rights to contest any such liens, and in substantial accordance with the approved improvement plans and specifications, this Agreement and all applicable Laws and in compliance with any covenants, conditions or restrictions affecting all or any portion of the Property.
(d)    Required Consent. Without the prior written consent of the other Member, neither Member may: (i) enter into or execute any sale agreements or escrow instructions on behalf of the Company other than on the form of sales documentation approved by the Members; (ii) release, compromise, assign or transfer any claims, rights or benefits of the Company unless such claim, right or benefit has a value of less than One Hundred Thousand Dollars ($100,000.00) and the same is released, compromised, assigned or transferred in the ordinary course of business; (iii) compromise or settle any claim or confess a judgment against the Company, file any actions on behalf of the Company or submit a claim of the Company to arbitration; (iv) do any act (A) in contravention of this Agreement, or (B) which would make it impossible or unreasonably burdensome to carry on the business of the Company; or (v) possess property of, the Company in other than the Company name or assign the rights of the Company in any of the property of the Company, including rights of reimbursement for utility deposits and other assessments.
4.05    Emergency Authority. Notwithstanding the provisions of Section 4.01, the Managing Member shall have the right to take such action as it, in its reasonable judgment, deems necessary for the protection of life or health, or the preservation of Company assets if, under the circumstances, in the good faith judgment of the Managing Member, there exists an emergency situation requiring an immediate decision which should not reasonably be delayed until the approval of IHP is obtained. The Managing Member shall notify IHP of such action contemporaneously therewith or as soon as reasonably practicable thereafter.
4.06    Fees and Reimbursements. Except as otherwise set forth in this Section 4.06, neither the Company nor any Member shall pay any fees or reimbursements to a Member or any Affiliate of a Member including any charge or reimbursement for general overhead or administrative services or for reimbursements for salaries or benefits of employees. The Company shall pay the following fees and reimbursements:

(a)    TNHC Management Fee. In consideration of its services to be rendered to the Company, provided no Replacement Event has occurred with respect to TNHC hereunder, TNHC shall be paid a management fee equal to […***…] (the “TNHC Management Fee”). The TNHC Management Fee is deemed earned upon payment, subject to subsection (i) below. The TNHC Management Fee shall be paid as follows: […***…]. The monthly payment of the TNHC Management Fee shall continue until the line item for such fee as contained in the Approved Project Budget has been exhausted. If upon the close of escrow of the last Lot in the Project (i) the aggregate TNHC Management Fees advanced to TNHC exceed […***…], TNHC shall repay to the Company such excess amount, or (ii) the aggregate TNHC Management Fees advanced to TNHC are less than […***…], TNHC shall be entitled to receive such shortfall from available Company funds, but only in the event that […***…] as set forth in the original Project Proforma attached to Exhibit “B” of this Agreement. For purposes of this Agreement, (A) “Net Revenues” means the actual aggregate gross Lot sales prices reduced by any concessions or sales incentives granted to purchasers of Lots, and (B) “Net Profits” means Net Revenues, less all Project Costs, inclusive of Preferred Return. Notwithstanding the foregoing, in the event the Project is delayed beyond the dates set forth in the Critical Dates Schedule for any reason, IHP shall have the right to cause the Company to adjust the monthly amounts distributable to TNHC pursuant to this Section 4.06(b) based upon IHP’s estimate of additional time required for the completion and sale of the Project.
(b)    IHP Project Commitment Fee. The Company shall pay to IHP a project commitment fee equal to […***…] (the “IHP Project Commitment Fee”), which IHP Project Commitment Fee shall be deemed earned and nonrefundable upon the Company’s acquisition of the Property. The IHP Project Commitment Fee shall be paid as follows: […***…]. The monthly payment of the IHP Project Commitment Fee shall continue until the line item for such fee as contained in the Approved Project Budget has been exhausted. If upon the close of escrow of the last Lot in the Project (i) the aggregate IHP Project Commitment Fees advanced to IHP exceed […***…], IHP shall repay to the Company such excess amount, or (ii) the aggregate IHP Project Commitment Fees advanced to IHP are less than […***…], IHP shall be entitled to receive such shortfall from available Company funds, but only in the event that the Company’s Net Profits exceed […***…] as set forth in the original Project Proforma attached to Exhibit “B” of this Agreement.
(c)    Due Diligence and Formation Expenses. The Members shall be entitled to be reimbursed by the Company for their out-of-pocket expenses incurred in the due diligence investigation of the Project and the formation of the Company including fees for attorneys, accountants, allocated costs for in-house legal services, consultants, and other professionals.
(d)    Project Superintendent and Sales Staff. Provided no Replacement Event has occurred, TNHC shall be entitled to reimbursement by the Company for the salaries of certain employees of TNHC or its Affiliates responsible for Project supervision and on-site Project sales; provided, however, (i) such employees work full time on the Project; (ii) the salaries payable shall be upon monthly rates acceptable to IHP; and (iii) provision for such reimbursement is set forth in the Approved Project Budget.
The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

(e)    Project Reports. The Members agree that IHP shall have the right, but not the obligation, to review the processing of the Entitlements, review the final construction documents and contracts relating thereto, review proposed updates to the Approved Project Budget, inspect the construction of the Project improvements, review the operations of the Managing Member and/or review the marketability of the Project and to engage consultants to prepare reports regarding same. MP shall be entitled to receive reimbursement from the Company for any and all third party costs and expenses IHP reasonably incurs in connection therewith. Any such reviews and/or inspections shall in no way cause IHP to be responsible or liable for the construction means, methods, techniques and/or the safety precautions and programs of TNHC, its Affiliates’ or any design professionals, trade contractors or consultants. IHP’-s inspections (or the failure to or election not to inspect) shall not relieve TNHC of any of TNHC’s obligations under this Agreement, at law or otherwise. No payments or distributions to TNHC shall be construed as a representation that IHP has made any knowledgeable, informed, exhaustive and/or continuous inspections to determine the quality or quantity of work by or for TNHC or the Company.
(f)    Insurance. So long as the Company provides and keeps in force the required insurance coverages described in Exhibit “I” attached hereto, and except as expressly stated to the contrary in Exhibit “I”, the cost for such insurance shall be a Project Cost.
ARTICLE V
REPLACEMENT OF MANAGING MEMBER

5.01    Agreement of Members. The Members have agreed that the Original Budget represents their expectations concerning the performance of the Project. TNHC understands that IHP’s decision to become a Member and fund its capital required under this Agreement is based upon its expectation that under TNHC’s management of the Project as the Managing Member hereof, the Company would achieve at least the performance anticipated in the Original Budget. However, nothing in this Agreement shall be construed as a guarantee by TNHC that such performance will be achieved. The mere failure of the Company to achieve such performance shall not constitute either a default or a failure of Due Care by TNHC. Upon the occurrence of any of the Replacement Events described below, in addition to its other rights and remedies hereunder, at law or in equity, IHP shall have the right, but not the obligation, by giving written notice to TNHC, to designate another Person (the “Replacement Manager”), who may but need not be IHP or an Affiliate of IHP, to manage the Company and/or to manage and operate the Project in place of TNHC, including the performance of the Managing Member’s duties hereunder.
5.02    Replacement Event. The occurrence of any of the following events (individually, a “Replacement Event” and collectively, the “Replacement Events”) shall give IHP the right, but not the obligation, to designate a Replacement Manager as herein provided:
(a)    An Event of Default with respect to TNHC or any of its Affiliates.
(b)    An Event of Bankruptcy with respect to the Company, unless such bankruptcy is solely the result of an Event of Default by IHP.
(c)    Any of the events described in the Critical Date Schedule fails to occur within thirty (30) days of the date specified in such Critical Date Schedule for any reason other than an Event of Default by IHP or an event of Force Majeure. For the purposes of this

Agreement, “Force Majeure” means delay (not to exceed one hundred twenty (120) days) beyond the reasonable control of the party claiming the delay, specifically excluding a party’s financial liability to perform and changes in market conditions, but including, but not limited to (i) acts of God, including but not limited to earthquakes, thunderstorms, windstorms, floods, fire, weather conditions that are abnormal for the period of time and could not have been reasonably anticipated, and other natural calamities, (ii) civil commotion; (iii) riots; (iv) strikes, picketing or other labor disputes; (v) shortages of materials or supplies which could not have been reasonably anticipated and prevented; (vi) damage to work in progress by reason of earthquake, thunderstorms, windstorms, floods, fires or other casualties; (vii) acts of war, terrorism and/or vandalism; (viii) moratoria or other delays caused by actions, any failure to act, and/or restrictions imposed or mandated by governmental or quasi-governmental entities; or (ix) legal or administrative actions related to the Entitlement and/or development of the Property, or any other third party delays, actions or claims that prevent or delay Entitlement, development or sale of all or a portion of the Property.
(d)    Any breach or default by the Company under the Company Financing provided such breach or default is not a result of IHP’s failure to fund its required capital contributions and TNHC received notice of such breach or default and shall not have caused the Company to cure or remedy such breach or default within any applicable cure period provided in the Company Financing documents.
(e)    IHP or its nominee is a buyer of Membership Interests pursuant to ARTICLE VII.
5.03    Replacement of Managing Member; Loss of Participation in Management.
(a)    Upon TNHC’s receipt of written notice from IHP that a Replacement Event has occurred, the Managing Member shall not have the power or authority to authorize or approve any actions to be taken by the Company, any decisions to be made by the Company, and/or any consents or approvals to be given by the Company without IHP’s consent.
(b)    Upon IHP’s election to designate a Replacement Manager, TNHC shall cease having any further right to participate in the management of the Company, to vote on, consent to or approve any matter under this Agreement, and TNHC, at its sole cost and expense, shall cooperate with IHP in the orderly transition of the management and operation of the Project to the Replacement Manager, including, without limitation, the delivery of all files, data, documents, correspondence, agreements, permits, licenses, contracts, computer programs, contact lists and the like (collectively, the “Company Assets”).
(c)    TNHC’s right to receive any further fees or compensation from the Company, or otherwise to act on behalf of or bind the Company as the Managing Member or otherwise shall cease upon IHP’s election to designate a Replacement Manager. All compensation paid to a Replacement Manager by the Company to the extent it exceeds the unpaid fees that would otherwise have been payable to TNHC pursuant to this Agreement shall be deducted from amounts which would otherwise be payable or distributable to TNHC or any Affiliate of TNHC pursuant to this Agreement.
(d)    TNHC shall continue to (i) bear its respective share of Net Losses as well as its obligation to fund amounts required of it under Section 8.06 below, and (ii) be entitled to receive its respective share of any Net Profits and its respective share of Cash Flow, provided that if TNHC is in breach of any of its obligations hereunder, the Company may withhold any Cash Flow to which TNHC would otherwise be entitled and use such sums to cure any and all damages caused in whole or in part by such breach.
(e)    The remedy set forth in this ARTICLE V is in addition to and not in substitution for the other remedies in this Agreement, at law or in equity.
ARTICLE VI
DEFAULTS AND REMEDIES

6.01    Event of Default. For purposes of this Agreement, “Event of Default” means the occurrence of any of the following:
(a)    The material inaccuracy of any representation or warranty made by any Member in this Agreement or by any Member’s Affiliate under any other agreement with the Company or the other Member.
(b)    The breach or default by any Member or its Affiliate of any of its respective covenants, agreements or obligations in this Agreement or in any other agreement with the Company or the other Member, including, without limitation, a breach of Due Care, provided such Member shall have received written notice of such breach or default and:
(i)    in the case of a monetary breach or default, shall not have cured such monetary breach or default within ten (10) days following receipt of such notice, and
(ii)    in the case of a non-monetary breach or default which is reasonably susceptible of cure, shall not have commenced to cure or remedy such breach or default within ten (10) days following receipt of such notice and cured or remedied such breach or default within thirty (30) days following the date of such notice; provided, however, if the nature of such breach or default is not reasonably susceptible of cure within such thirty (30) day period and the curing Member has, in the reasonable opinion of the other Member, been diligently proceeding with such cure or remedy, an additional period of time reasonably required to effect such cure shall be granted not to exceed a period of ninety (90) days.
(c)    The occurrence of an Event of Bankruptcy with respect to a Member, Company or Guarantor or General Contractor. For purposes of this Agreement, an “Event of Bankruptcy” means:
(i)    The entry of a decree or order by a court of competent jurisdiction (A) adjudging the Company, Guarantor, General Contractor or a Member, as the case may be, a bankrupt or insolvent, or (B) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for the Company, Guarantor, General Contractor or such Member, as the case may be, under the federal bankruptcy laws or any other similar applicable law or practice, and if such decree or order referred to in this Section 6.01(c)(i) shall have continued undischarged and unstayed for a period of sixty (60) days.
(ii)    The entry of a decree or order by a court of competent jurisdiction (A) for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the Company, Guarantor, General Contractor or a Member, as the case may be, or for the winding up or liquidation of its affairs, and such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (B) for the sequestration or attachment of any property of the Company, a Guarantor, General Contractor or such Member, as the case may be, without its return to the possession of the Company, Guarantor, General Contractor or such Member, as the case may be, or its release from such sequestration or attachment within sixty (60) days thereafter.
(iii)    If the Company, Guarantor, General Contractor or a Member, as the case may be, (A) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent; (B) consents to the filing of a bankruptcy proceeding against it; (C) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief for itself under the federal bankruptcy laws or any other similar applicable law or practice; (D) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for itself or a substantial part of its property; (E) makes an assignment for the benefit of its creditors; (F) is unable to or admits in writing its inability to pay its debts generally as they become due; or (G) takes any action in furtherance of any of the aforesaid purposes.
For the purposes of this Agreement, an Event of Bankruptcy with respect to the Company shall be treated as an Event of Bankruptcy by TNHC unless that Event of Bankruptcy results solely from an Event of Default by IHP; and an Event of Bankruptcy with respect to Guarantor and/or General Contractor shall be treated as an Event of Bankruptcy by TNHC.
(d)    The gross negligence or willful misconduct of a Member or its Affiliate in connection with its activities or obligations under this Agreement or under any other agreement with the Company or the other Member.
6.02    Effect of Event of Default. In addition to the remedies set forth herein for a Member’s failure to timely fund any required capital contribution or payment, upon the occurrence of an Event of Default by any Member, the non-defaulting Member shall have the right, but not the obligation, upon giving the defaulting Member ten (10) calendar days written notice of such election (and provided such Event of Default is continuing through the end of such 10-day period), to take any of the following actions:
(a)    Dissolve the Company;
(b)    Consider such Event of Default as a Call Event as herein provided; or
(c)    Pursue any other right or remedy available in this Agreement, at law or in equity.
The election to pursue any of the foregoing remedies shall not preclude or prohibit the non-defaulting Member from concurrently and/or subsequently pursuing any other remedy.
6.03    Failure to Fund. If a Member (a “Non-Contributing Member”) fails to fund amounts required by such Member in accordance with this Agreement (the “Cash Deficit”), such failure shall constitute a material breach hereunder. In addition to its other rights and remedies in this Agreement, at law and in equity, the other Member (the “Contributing Member”), provided such Contributing Member has funded all amounts required of such Contributing Member, shall have the right, but not the obligation, to elect to:

(a)    Senior Capital. Fund the Cash Deficit to the Company as a Senior Capital contribution, which contribution shall earn Senior Capital Preferred Return;
(b)    Dilution. Contribute the Cash Deficit to the Company as Additional Capital, in which event the Percentage Interests of the Members shall be adjusted as follows: to the extent a Contributing Member funds all or any portion of a Cash Deficit, the Percentage Interest of the Contributing Member shall be increased by one (1) percentage point (stated to the nearest one thousandth 1/1,000th) for each Two Hundred Thousand Dollars ($200,000) of Cash Deficit so contributed with a corresponding decrease in the Percentage Interest of the Non-Contributing Member.
(c)    Right to Finance. The Contributing Member shall have the right to obtain a loan secured by the Project in an amount not greater than the sum of (i) the unfunded Project Costs, (ii) an adequate interest reserve to pay interest accruing on said amounts, and (iii) the fees and costs associated with obtaining any such financing. In no event may any such loan be recourse to the Non-Contributing Member.
(d)    Failure to Elect. If the Contributing Member advances any amount to the Company pursuant to this Section 6.03 but fails to specify which of the foregoing options the Contributing Member has elected within ten (10) business days following the date of such advance, the Contributing Member shall be deemed to have elected to treat such advance as a contribution of Senior Capital.
6.04    Cross-Default. The Company may constitute just one of multiple entities currently existing or hereafter formed between TNHC or its Affiliates with IHP or its Affiliates (individually, “Other Entity”, and collectively, “Other Entities”). In addition, this Agreement may constitute just one of a variety of agreements currently existing or hereafter entered into between TNHC or its Affiliates with IHP or its Affiliates. Although each such Other Entity is a separate and distinct entity and each such agreement is a separate contractual obligation, unless the governing documents for such Other Entities or the terms of such other agreements specifically state that they are not to be considered cross-defaulted as provided in this Section 6.04, TNHC hereby agrees that a monetary default by TNHC or any of such Affiliates under any of such Other Entity governing document or any such other agreement shall, at IHP’s election, constitute a default under each entity governing document and each such other agreement, including a default by TNHC under this Agreement. Notwithstanding the foregoing, this Section 6.04 shall not apply to the following Other Entity in which TNHC or one of its Affiliates is a Member: TNHC Meridian Investors LLC, a Delaware limited liability company.
ARTICLE VII
CALL AND BUY/SELL AGREEMENT

7.01    Rights Arising From a Call Event.
(a)    Definition of Call Event. For purposes of this Agreement, “Call Event” means the occurrence of any of the following:
(i)    The occurrence of an Event of Default with respect to TNHC or its
Affiliate.

(ii)    The occurrence of a monetary-related Event of Default with respect to IHP.
(iii)    Any breach or default by the Company (other than a breach or default caused solely by IHP’s failure to contribute capital required of it pursuant to this Agreement) on any material debt or obligation to a third party; provided TNHC shall have received notice of such breach or default, and shall not have caused the Company to commence to cure or remedy such breach or default within ten (10) days following receipt of such notice and thereafter cure or remedy such default within a reasonable period (not to exceed thirty (30) days in any case).
(iv)    The breach or default of TNHC or Guarantor under any material debt or obligation or a material adverse change in the financial condition of TNHC or Guarantor which will, in the reasonable judgment of IHP, have a material adverse impact on TNHC’s or Guarantor’s ability to perform hereunder or under the Guaranty.
(v)    The occurrence of an Event of Bankruptcy with respect to the Company.
(b)    Election to Implement Call Procedure. Upon the occurrence of a Call Event, the Member with respect to whom a Call Event has not occurred (the “Electing Member”) shall have the right, but not the obligation, to implement the procedures set forth in this ARTICLE VII by serving a written notice (the “Election Notice”) on the other Member (the “Non-Electing Member”). For the purposes of this Section 7.01, IHP shall be the Electing Member upon the occurrence of any of the Call Events in Sections 7.01(a)(i), (iii), (iv) and (v). Upon a Non-Electing Member’s receipt of an Election Notice given properly pursuant to this Agreement, such Non-Electing Member shall not have the power or authority to authorize or approve any actions to be taken by the Company, any decisions to be made by the Company, and/or any consents or approvals to be given by the Company without the Electing Member’s consent. Upon the giving of the Election Notice, the Appraised Value of the assets of the Company shall be determined in accordance with the provisions of Section 7.02. Within ten (10) days following the Electing Member’s receipt of the accountant’s Purchase Price Notice for the Non-Electing Member’s Membership Interest as hereinafter provided, the Electing Member shall have the option to purchase all, but not less than all, of the Membership Interest of the Non-Electing Member for the Purchase Price applicable to the Non-Electing Member’s Membership Interest by giving written notice thereof to the Non-Electing Member.
7.02    Determination of Appraised Value. For purposes of this Agreement, “Appraised Value” means the fairest price estimated in terms of money which the Company could obtain if its assets (other than cash then in Company bank accounts) were sold in bulk in the open market allowing a reasonable time to find a purchaser who purchases with knowledge of the uses for which such assets in their then condition are adapted and for which such assets are capable of being used. The Appraised Value of the assets of the Company shall be determined as of the date of the Election Notice by one or more real estate appraisers selected as hereafter provided, all of whom shall be members of The Appraisal Institute with not less than five (5) years experience in the real estate appraisal business and be familiar with real estate values in the geographic region in which the Property is located. The Electing Member shall select one (1) appraiser and shall notify the Non-Electing Member in writing of the appraiser so selected within fifteen (15) days after giving the Election Notice. The Non-Electing Member shall select a second appraiser within fifteen (15) days after receipt of that notice and shall notify the Electing Member of the person so selected. If only one (1) appraiser shall have been so selected within twenty (20) days after the Electing Member’s notice to the Non-Electing Member of the appraiser selected by the Electing Member, or if two (2) appraisers shall have been so selected but only one (1) such appraiser shall have determined the Appraised Value of the assets of the Company within thirty (30) days after the appointment of the second appraiser, then the determination of such appraiser shall be final and binding upon the parties. If two (2) appraisers shall have been appointed and shall have made their determinations of the Appraised Value of the assets of the Company within thirty (30) days after the appointment of the second appraiser and if the difference between the appraised values so determined shall not exceed five percent (5%) of the lesser of such appraised values, then the Appraised Value shall be the average of the amounts so determined. If, however, the difference between the amounts so determined shall exceed five percent (5%) of the lesser of such amounts, then such two (2) appraisers shall have twenty (20) days to select a third appraiser, but if such appraisers fail to do so, then either Member may request the American Arbitration Association or any successor organization thereto to appoint a third appraiser within twenty (20) days of such request, and the Members shall be bound by any such selection within such twenty (20) days. If no such appraiser shall have been selected by the American Arbitration Association within such twenty (20) days, either Member may apply to any court having jurisdiction to make such selection. Any appraiser selected by the original appraisers, by the American Arbitration Association or by such court shall be instructed to determine the Appraised Value in accordance with the terms of this Agreement within thirty (30) days after its appointment. If there is a third appraisal, the Appraised Value shall be the average of the two (2) appraisals nearest in value. All such determinations of Appraised Value shall be final and binding upon the Members. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the Members. Except as hereinafter set forth, each Member shall pay for the services of the appraiser appointed by such Member. The cost of the services of the third appraiser, if any, shall be paid one-half (1/2) by each Member. If only one appraiser is used, the cost of the services of such appraiser shall be paid one-half (1/2) by each Member.
7.03    Buy/Sell.
(a)    Definition of Buy/Sell Events. For purposes of this Agreement, (i) “Buy/Sell Event” means (A) any non-defaulting Member elects to implement the Buy/Sell procedures after December 31, 2015, or (B) a Replacement Event, or (C) a failure by the Members to agree on a Major Decision and the election by a Member to treat such failure as a Buy/Sell Event; or (D) a failure by the Members to elect to fund Additional Capital within the time periods set forth in Section 2.02(e) above, in which event either. Member may elect to treat such failure as a Buy/Sell Event within ninety (90) days of the applicable Funding Date; or (E) a failure of at least one of the following three (3) individuals to remain in control of the decisions of Managing Member as they relate to the Project: Lawrence Webb, Kevin Carson or Joseph Davis (“Loss of Control Event”), (ii) “Offeror Member” means in the case of (1) a Buy/Sell Event described in (A) above, the non defaulting Member, (2) a Replacement Event, IHP, (3) the failure of the Members to agree upon a Major Decision or the failure of the Members to fund Additional Capital, either

Member, and (4) a Loss of Control Event, IHP; and (iii) “Offeree Member” means the Member who is not the Offeror Member.
(b)    Implementation of Buy/Sell.
(i)    The Offeror Member shall have the right, but not the obligation, to implement the buy/sell procedures set forth in this ARTICLE VII by serving a written notice (the “Buy/Sell Notice”) on the other Offeree Member. The Buy/Sell Notice shall include a statement setting forth the Offeror Member’s estimate of the amount of Cash Flow available for distribution to the Members which would be generated, after a hypothetical sale of the assets of the Company and the liquidation of the Company in accordance with Section 8.04 below (not including cash then in Company bank accounts) (the “Buy/Sell Value”).
(ii)    On or before the expiration of fifteen (15) business days following the date the Offeree Member receives the Buy/Sell Notice, the Offeree Member shall elect, by giving written notice to the Offeror Member (the “Offeree’s Notice”), to either: (i) purchase the Membership Interest of the Offeror Member, or (ii) sell its Membership Interest to the Offeror Member. If the Offeree Member fails to timely deliver such Offeree’s Notice to the Offeror Member, then the Offeree Member shall be deemed to have elected to sell its Membership Interest to the Offeror Member.
(iii)    Upon such election (or deemed election), the purchasing Member shall deposit with an escrow established by the purchasing Member with a nationally recognized title company selected by the purchasing Member, a good faith deposit equal to five percent (5%) of the estimated Purchase Price (as set forth in the Buy/Sell Notice), which deposit shall be non-refundable to the party depositing same should it fail to perform its obligation to close the acquisition of a Membership Interest pursuant to this ARTICLE VII.
7.04    Determination of the Purchase Price.
(a)    Statement of Liabilities.
(i)    Within fifteen (15) days after the determination of the Appraised Value in the case of an Election Notice or the Buy/Sell Value in the case of a Buy/Sell Notice, TNHC shall deliver to IHP and to the Company’s accountants a statement of liabilities of the Company in sufficient detail as is reasonably satisfactory to IHP (“Statement of Liabilities”), which Statement of Liabilities shall only include debts and liabilities contemplated in the Approved Project Budget.
(ii)    IHP shall have fifteen (15) days after receipt to review and approve or disapprove the Statement of Liabilities, which disapproval shall be accompanied by the reasons for such disapproval.
(iii)    In the event TNHC fails to timely deliver a Statement of Liabilities or fails to deliver a revised Statement of Liabilities reasonably satisfactory to IHP within five (5) days of receipt of IHP’s disapproval of the original Statement of Liabilities, IHP may prepare a statement of liabilities (“Substitute Statement of Liabilities”) of the Company and shall deliver such statement to TNHC and to the Company’s accountants.
(iv)    TNHC acknowledges and agrees that as Managing Member, TNHC is responsible for causing to be maintained full and correct books and financial records of the Company; therefore, in the event that TNHC fails to deliver a Statement of Liabilities pursuant to this Section 7.04(a), TNHC shall be responsible for confirming the accuracy of any Substitute Statement of Liabilities prepared by IHP within ten (10) days of receipt of such Substitute Statement of Liabilities, at which time such Substitute Statement of Liabilities shall be deemed to be true, correct, accurate and complete in all material respects subject to any manifest error .
(v)    Upon its delivery of the Statement of Liabilities, TNHC shall be deemed to represent and warrant to IHP that to the best of TNHC’s knowledge and belief, such Statement of Liabilities (collectively, “TNHC’s Liabilities Reps and Warranties”), (A) is true, correct, accurate and complete in all material respects, (B) does not omit information or facts, the omission of which would render any of the information set forth in the Statement of Liabilities inaccurate or misleading in any sense, (C) includes all debts and liabilities of the Company, all of which are contemplated in the Approved Project Budget, and (D) represents TNHC’s best efforts to accurately and completely compile, summarize and estimate the information contained therein.
(vi)    TNHC agrees to protect, indemnify, defend with counsel satisfactory to MP and hold the IHP Indemnitees free and harmless from any and all losses, costs, expenses, damages, attorney’s fees and costs, actions or causes of action arising from or attributable to, whether directly or indirectly, to a breach of TNHC’s Liabilities Reps and Warranties.
(vii)    The Company’s accountants shall determine the amount of cash which would be distributed to each Member, based upon the Appraised Value or the Buy/Sell Value, as the case may be, taking into account the liabilities of the Company as shown on the Statement of Liabilities or the Substitute Statement of Liabilities, as the case may be, assuming selling costs in an amount equal to two percent (2%) of the Appraised Value or the Buy/Sell Value, as the case may be, and the provisions of Section 8.06 below, and assuming the date of such Cash Flow distributions is the date of the Election Notice or the Buy/Sell Notice, whichever is applicable.
(b)    Holdback. In the event TNHC fails to timely deliver a Statement of Liabilities as required in Section 7.04(a) above, and in the event IHP is the purchasing Member under this ARTICLE VII, an amount equal to five percent (5%) of the purchase price for TNHC’s Membership Interest (the “Holdback Amount”) shall be held in reserves by (he Company to pay for liabilities of the Company arising prior to the Closing and not taken into account on the Substitute Statement of Liabilities prepared by IHP. The Holdback Amount, to the extent not applied to the payment of Company liabilities arising prior to the Closing, shall be released to TNHC six (6) months following the Closing; provided, however, that for potential liabilities not shown on the Substitute Statement of Liabilities arising prior to the Closing as to which IHP has given TNHC notice prior to the expiration of such six (6) month period, the Holdback Amount shall be retained until all liabilities arising out of the potential liability described in such notice have been satisfied.
(c)    Purchase Price. Upon the Company’s accountant’s confirmation of the calculation of the amount of Cash Flow which would be available for distribution for such hypothetical sale and liquidations, based upon the Appraised Value or the Buy/Sell Value, as the case may be, such accountant shall give each Member a written notice thereof (the “Purchase Price Notice”). The Members acknowledge and understand that such a hypothetical sale of assets and liquidation of the Company may result in the selling Member hereunder having to contribute money to the Company for distribution to the purchasing Member to the extent the selling Member’s economic loss obligation under Section 8.06 exceeds the amount otherwise payable for its Membership Interest. The amount determined by the accountants to be distributable to a Member (or payable by the selling Member, if applicable) shall constitute the purchase price (the “Purchase Price”) applicable to such Member’s Membership Interest; provided, however, if Call Event gave rise to the election by either Member to proceed under this ARTICLE VII, then the Purchase Price to be paid to the defaulting Member shall be reduced by ten percent (10%) of what would otherwise be payable pursuant hereto (and, if it is established by the accountant’s Purchase Price Notice that selling Member as a result of a Call Event is required to pay money as the seller, then the amount required to be paid by such selling Member in connection with the purchase and sale of its Membership Interest would be increased by ten percent (10%)). The determination by the Company’s accountant of such amounts shall be conclusive, absent manifest error. In no event may any allegation of manifest error delay the acquisition of a Membership Interest pursuant to this ARTICLE VII, it being agreed and understood by the Members that the sole remedy for an aggrieved Member alleging manifest error shall be to recover the sum of (a) the difference between what the Purchase Price would have been without the error and the Purchase Price as determined by the Company’s accountant, and (b) the attorneys fees and costs incurred by the aggrieved Member in prosecuting its claim of error and collecting such difference. Upon such determination, the accountants shall give each Member a written notice thereof. The determination by the accountants of such amounts shall be adjusted for transactions occurring between the date of the accountant’s Purchase Price Notice and the Closing.
7.05    Other Disclosures. Within five (5) days after the determination of the Appraised Value in the case of an Election Notice or the Buy/Sell Value in the case of a Buy/Sell Notice, TNHC shall deliver to IHP written disclosures of the following, each of which shall be in sufficient detail as is reasonably satisfactory to IHP:
(a)    Any material discussions with City or Agency officials affecting any portion of the Property, and
(b)    Any pending or threatened litigation affecting the Company and/or any portion of the .Property.
7.06    Closing of Purchase and Sale. The closing of a purchase and sale pursuant to this ARTICLE VII (the “Closing”) shall be held at the principal office of the Company on the thirtieth (30th) day following the determination of the Purchase Price. The selling Member shall transfer to the purchasing Member, or its nominee, the entire Membership Interest of the selling Member free and clear of all liens, security interests and competing claims, and shall deliver to the purchasing Member, or its nominee, (i) such instruments of transfer and/or releases; (ii) such evidence of due authorization, execution and delivery; and (iii) such evidence of the absence of any liens, security interests or competing claims, as the purchasing Member, or its nominee, shall reasonably request. Notwithstanding the foregoing, rather than acquiring the Membership Interest of the selling Member, the purchasing Member, at its option and in its discretion, shall have the right to cause the Company to convey to the purchasing Member or its nominee one hundred percent (100%) of the assets of the Company, subject only to those obligations contemplated in the Approved Project Budget. The purchasing Member (the selling Member if it is required to pay money under Section 7.04 above) shall pay the Purchase Price (subject to the Holdback Amount, if applicable) by delivery at the closing of a certified or bank cashier’s check payable to the order of the other Member in the amount of such Purchase Price; provided, however, and without limiting the obligations of the selling Member under Section 7.07 below, in the event there are liabilities of the Company known to the purchasing Member which are covered by any of the selling Member’s indemnities under Section 7.07 below, to the extent the cost of any such liabilities (or any portion thereof) can be quantified as of the Closing, the Purchase Price shall be reduced by such amount.
7.07    Release and Indemnity. The acquiring Person shall acquire the selling Member’s Membership Interest (or the assets of the Company, as applicable) subject only to those obligations contemplated in the Approved Project Budget and agrees that the Company (or in the case of a purchase of the assets of the Company, the acquiring Person) shall protect, indemnify, defend with counsel satisfactory to the selling Member, and hold the selling Member free and harmless from any such liability or obligation. The selling Member shall remain liable and hereby agrees to protect, indemnify, defend with counsel satisfactory to the purchasing Member and hold the purchasing Member and such acquiring Person free and harmless from any and all losses, costs, expenses, damages, attorney’s fees, actions or causes of action arising from or attributable to, whether directly or indirectly, any of the following:
(a)    Debts and liabilities incurred by the selling Member in violation of this Agreement that were not contemplated in the Approved Project Budget;
(b)    Liabilities and obligations attributable to or arising from the breach or default by the selling Member or any of its Affiliates of its covenants or agreements herein contained, or contained in any other agreement with the Company or the purchasing Member or the inaccuracy of any of the representations or warranties made by such entities pursuant hereto or such other agreement; and
(c)    Liabilities or obligations arising from the negligence of the selling Member or its Affiliates to the extent not covered by insurance, or the gross negligence or willful misconduct of the selling Member or any of its Affiliates.
7.08    Bonds and Guaranties. As a condition precedent to any purchase hereunder, the selling Member and its Affiliates must be released from monetary liability under any guaranty given in connection with any Company Financing or under any indemnity given a surety providing any bond for the Project or given a lender in connection with any Company Financing; provided, however, in the event that the buying Member is unable to obtain, after using reasonable efforts, any such releases, the buying Member shall cause the Company to indemnify selling Member and its applicable Affiliates for any claims, under any such repayment guaranty(s) or indemnity(s) given to any surety, subject to indemnities under Section 7.06 above.
7.09    Activities Prior to Closing. From and after the time that the Electing Member delivers the Election Notice or the Offeror Member serves a Buy/Sell Notice to the date of closing of a purchase pursuant to this ARTICLE VII, the Members shall continue to have all rights and obligations as are set forth in this Agreement as if the election to proceed under this ARTICLE VII had not occurred; provided, however, that (a) to the extent that either Member funds any monies to the Company, such amounts, together with any Preferred Return accruing thereon, shall be added to the amounts which would be distributed to such Member under the accountant’s Purchase Price Notice, (b) the Purchase Price shall be adjusted to reflect all cash in accounts of the Company on the Closing Date, if not previously taken into account in computing the Purchase Price or taken into account in subsection (a) above, and (c) if IHP or its nominee is to be the buyer pursuant to this ARTICLE VII, then IHP shall have the right to designate a Replacement Manager.
ARTICLE VIII
DISSOLUTION OF THE COMPANY

8.01    Events of Dissolution. Upon a Member’s retirement, removal, resignation or withdrawal from the Company or the admission of a new Member to the Company, or the occurrence of an Event of Bankruptcy with respect to either Member, the Company shall dissolve unless within ninety (90) days after any such event, the other Member elects to continue the Company. The Company shall, however, be dissolved upon the first to occur of the following events:
(a)    Election by a Member. The election by a non-defaulting Member in the event that all of the assets of the Company have not been sold on or before seven (7) years after the date of this Agreement.
(b)    Liquidation of Assets. The sale of all or substantially all of the assets of the Company unless such sale or other disposition involves any deferred payment of the consideration for such sale or disposition, whereupon the Company shall not dissolve until the last day of the calendar month during which the Company shall receive the balance of such deferred payment.
(c)    Non-Defaulting Member’s Election. The election by the non-defaulting Member following the occurrence of an Event of Default.
(d)    Election by Either Member. The election by either Member in the event that neither Member elects to fund Additional Capital and neither Member elects to timely implement the Buy/Sell procedures set forth in Section 7.03(a)(i)(D) above.
8.02    Effect of Dissolution. Upon dissolution of the Company by reason of the occurrence of any of the events described in Section 8.01 or by operation of law, the Company shall not terminate but shall continue solely for the purposes of (a) liquidating all of the assets owned by the Company (until all such assets have been sold or liquidated) and (b) collecting the proceeds from such sales and all receivables of the Company. Upon such dissolution, the Company shall engage in no further business thereafter other than that necessary to cause the Project to be operated on an interim basis and for the Company to collect its receivables, liquidate its assets and pay or discharge its liabilities. The indemnification agreements of the Members contained in Section 9.02 below shall survive dissolution and termination of the Company.

8.03    Liquidation of Assets. All of the assets, if any, other than cash, shall be offered (either as an entirety or on an asset-by-asset basis) promptly for sale by the Liquidating Trustee on behalf of the Company upon the best terms available in the open market. For purposes of this Agreement, the “Liquidating Trustee” shall be the Managing Member; provided, however, if (a) a Replacement Event occurs with respect to TNHC, or (b) IHP elects to dissolve the Company as provided in Section 8.01, then IHP or its designee shall be the Liquidating Trustee. Each Member, provided it shall not be in breach of any of its obligations hereunder (nor would be in breach but for the requirements of notice or the passage of time or both), shall be entitled to negotiate or bid for the purchase of any or all of the assets being offered for sale. The gross sales proceeds and all other cash shall be applied and distributed in accordance with Section 8.04.
8.04    Distributions Upon Liquidation. Upon the liquidation of the Company caused by other than the termination of the Company under Section 708(b)(1)(B) of the Code, the Liquidating Trustee shall proceed with winding up of the affairs of the Company in accordance with the provisions of this ARTICLE VIII. During such winding up process, the Net Profits, Net Losses and Cash Flow distributions shall continue to be shared by the Members in accordance with this Agreement. The proceeds from the sale of the Company’s assets, to the extent available, shall be applied and distributed by the Company in the following order:
(a)    Payment of Debts. To the payment of all known debts and liabilities of the Company, including debts to any Members who are creditors of the Company;
(b)    Establishment of Reserves. In addition to the Cash Flow withheld to fund the Unfunded SIR Amount, if applicable, to the establishment of the following reserves:
(i)    A reserve to pay for the projected costs and expenses of maintaining the Company’s existence for a period of time agreed to by the Members, but in no event less than the later of one (1) year following the sale of the last Lot in the Project or the period of time required by the Project’s insurance provider (the “Close-Out Period”) including annual franchise fees, annual renewal fees for domestic representation, anticipated accounting costs for preparation of the Company’s annual tax returns and filing fees as well as the costs of completing the liquidation and winding-up of the Company at the expiration of the Close-Out Period including filing and publication costs and fees.
(ii)    In the event the Company has not previously purchased insurance coverage for the duration of the Close-Out Period, a reserve to pay for the projected cost of annual insurance premiums to maintain the Company’s insurance during the Close-Out Period. The Members intend that the proceeds of such insurance will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company during the Close-Out Period.
(iii)    A reserve to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company to the extent said items have not been satisfied under Section 8.04(a) above.
(iv)    A reserve as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party.

(c)    Balance. To the Members in the order of priority set forth in ARTICLE III. The Members believe and intend that the effect of making any and all liquidating distributions in accordance with this provision will result in each Member receiving liquidating distributions equal to the amount of Cash Flow each such Member would have received if liquidating distributions were instead distributed in accordance with the positive balance standing in each such Member’s Capital Account. If the immediately preceding sentence is for any reason inaccurate, then the Members, upon the advice of tax counsel to the Company, are hereby authorized to make such revisions to the provisions of Exhibit “C” and/or to file such amended tax returns for the Company as may be reasonably necessary to cause such allocations to be in compliance with Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.
8.05    Completion of Winding-Up. The Liquidating Trustee shall maintain the Company in existence for the duration of the Close-Out Period and utilize the reserves established under Section 8.04(b) to pay all costs and expenses of the Company during the Close-Out Period. From time to time during the Close-Out Period upon IHP’s request, the Liquidating Trustee shall provide reports to the Members detailing for each Member the status of such reserves and what, if any, claims have been made against the Company or the Project. Except as otherwise provided by law or under this Agreement, in no event shall either Member be required to fund any additional sums to the Company should such reserves prove to be inadequate. Notwithstanding the foregoing, upon the request of either Member, the Members shall meet and confer to consider an earlier completion of the winding-up process which may be accelerated with the prior written consent of both Members. Upon expiration of the Close-Out Period, provided the Company does not then have any known, unsatisfied claims against it, the Liquidating Trustee shall proceed to complete the dissolution and winding-up of the Company in accordance with applicable law.
8.06    No Capital Account Restoration; Economic Shortfall and Loss Sharing. Upon the sale of the last Lot in the Project or the sale of a Membership Interest therein (which for purposes of this Section 8.06 shall also include a sale of a Membership Interest following the occurrence of a Call Event or a Buy/Sell Event as provided in this Agreement), neither Member shall be obligated to restore any negative balance as may then exist in its Capital Account. Notwithstanding the foregoing, if upon the sale of the last Lot in the Project or the sale of a Membership Interest therein (or a Purchase Price calculation based upon a hypothetical sale of the Company’s assets for the Appraised Value or the Buy/Sell Value), Cash Flow distributions to the Members have not been sufficient to repay each Member its entire Preferred Return and Unrecovered Capital Account (collectively, the “Economic Shortfall”), the Members shall share in such Economic Shortfall (a “Member’s Share of Loss”) on a 50:50 basis.
Each Member shall receive a credit against such Member’s Share of Loss in an amount equal to such Member’s accrued and unpaid Preferred Return and the positive balance of its Unrecovered Capital Account. If, after applying such credit, it is determined that either Member has failed to bear such Member’s Share of Loss, the balance owed by such Member shall be funded by such Member to the Company concurrently with the earlier of thirty (30) days following the sale of the last Lot in the Project or the liquidation of a Membership Interest herein and shall immediately be distributed to the Member entitled thereto by the Company. Nothing contained in this Section 8.06 is intended to release, limit or impair either Member’s obligations and liabilities with respect to the other covenants, warranties and indemnities contained in this Agreement.
ARTICLE IX
INDEMNIFICATION

9.01    Limitation on Liability. Except as otherwise expressly provided in the Act or in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company; provided, however, nothing in this Section 9.01 shall limit the liability of any Member to the other Member as provided in this Agreement or under the Act. Except as otherwise provided herein, no Member or its Affiliates shall be liable to the Company or to any other Member for any losses, costs, obligations, claims, expenses, damages or liabilities (including attorneys’ fees and costs) arising from any act or omission performed or omitted by it arising out of or in connection with this Agreement or the Company’s business or affairs, except to the extent any such loss, cost, obligation, claim, damage, expense or liability attributable, in whole or in part, to such Member’s or its Affiliate’s (a) negligence to the extent not covered by insurance, (b) gross negligence or willful misconduct, or (c) breach of its obligations under this Agreement or under any agreement between such Member or its Affiliate with the Company.
9.02    Indemnification by Members.
(a)    TNHC has disclosed to IHP those liabilities identified on Exhibit “L” and IHP consents to the assumption of such liabilities by the Company. Except for such liabilities, the Company shall not be liable for any other obligations incurred by TNHC or any of its Affiliates prior to the formation of the Company. To the fullest extent permitted by law, except to the extent any of the following arises from the sole negligence, willful misconduct or breach of IHP or agents, servants or independent contractors who are directly responsible to IHP, TNHC hereby agrees to protect, indemnify, defend with counsel satisfactory to IHP, and hold harmless the Company, IHP, its Affiliates and their respective partners, members, managers, employees, agents, trustees, beneficiaries, officers, directors, shareholders, divisions, subsidiaries and successors (collectively, “IHP Indemnitees”), from and against any and all losses, costs, obligations, claims, expenses, damages, liabilities, attorneys’ fees and costs, expert and consultant costs, fines, judgments, penalties, debts, suits, actions and causes of action (including those arising out of bodily injury and/or personal injury to, or death of, persons) (collectively, “Liabilities”) caused by, arising out of or relating directly or indirectly to (i) any liability or obligation not expressly assumed by the Company as identified on Exhibit “L” incurred by TNHC or any of its Affiliates prior to formation of the Company; (ii) the material inaccuracy of any representation or warranty made by or deemed to be made by TNHC or its Affiliates in this Agreement; (iii) the negligence (whether active or passive) or willful misconduct of TNHC, its Affiliates and their respective officers, employees, directors, shareholders, constituent members, managers, partners, agents, subcontractors, suppliers, invitees, licensees and representatives to the extent proceeds from insurance do not fully satisfy same; (iv) the failure of TNHC to satisfy any of its obligations in connection with the Project insurance; (v) to the extent of TNHC’s failure to use Due Care, any and all claims on any improvements bonds for the Project and/or claims from any bonding companies relating to the non-payment or failure to complete any such bonded work; and (vi) the breach by TNHC of any of its obligations under this Agreement or at law or by any Affiliate of TNHC under any agreement with the Company, or the occurrence of an Event of Default with respect to TNHC or any of its Affiliates.
(b)    Subject to the limitations of Section 12.20 hereof, and except to the extent of any Liabilities arising from the negligence, willful misconduct or breach of TNHC or agents, servants or independent contractors who are directly responsible to TNHC, IHP hereby agrees to indemnify, defend with counsel satisfactory to TNHC, and hold harmless the Company, TNHC, its respective partners, members, managers, employees, agents, trustees, beneficiaries, officers, directors and shareholders, from and against any and all Liabilities caused by, arising out of or relating directly or indirectly to (i) the negligence or willful misconduct of IHP, its Affiliates, and their respective officers, employees, directors, shareholders, constituent members, managers, partners, agents, and representatives to the extent proceeds from insurance do not fully satisfy same, and (ii) the breach or default by IHP of any of its obligations under this Agreement or at law, or the occurrence of an Event of Default with respect to IHP.
9.03    Indemnification of Members and Others by the Company. The Company does hereby indemnify, defend with counsel satisfactory to the Members, protect and hold harmless each Member, Replacement Manager, their respective shareholders, directors, officers, constituent partners, members, managers, agents and employees (an “Indemnified Party”) from and against any and all Liabilities suffered by such Indemnified Party by reason of anything that such Indemnified Party may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of the interests of the Company; provided, however, that the Company shall not be required to indemnify and shall not be deemed to have indemnified such Indemnified Party from any Liabilities which such Indemnified Party may suffer as a result of the negligence of the Indemnified Party not covered by insurance, the gross negligence or willful misconduct of the Indemnified Party in performing or in failing to perform its duties hereunder or taking any action beyond the authority of that Indemnified Party hereunder or with respect to anything that such Indemnified Party may do or refrain from doing with respect to the ownership, management or control of any of its own affairs or assets (including its Membership Interest in the Company) as distinct from the affairs and assets of the Company. Provided, further, the Company shall not be required to indemnify and shall not be deemed to have indemnified any Member, its shareholders, directors, officers, constituent partners, members, agents and employees for any Liabilities which such Member has agreed to indemnify the Company for under this Agreement. If an Indemnified Party becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Company’s business or affairs, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as are incurred in connection therewith, provided that (i) the Company shall exercise exclusive control over the conduct of such action or proceeding and decisions as to settlement thereof, and (ii) such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it, together with interest thereon from the date of reimbursement to the date of repayment at the rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, if it shall ultimately be determined that such Indemnified Party was not entitled to be indemnified by the Company in connection with such action, proceeding or investigation.
9.04    Survival.
(a)    The provisions of this Article IX shall survive dissolution of the Company until such time as all claims or suits arising out of the indemnified matters are barred by the applicable statute of limitations; provided that the obligations of the Company under this Article IX shall be satisfied solely out of Company assets.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Article IX shall (i) be in addition to any liability which the Company or such Member may otherwise have and (ii) inure to the benefit of the other Member, its Affiliates and their respective partners, members, managers, shareholders, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.
ARTICLE X
ACCOUNTING

10.01    Books and Records. The Managing Member shall cause to be maintained full and correct books and financial records of the Company. Such books and records may be maintained in electronic form. The Company financial records and accounts shall be kept in such a manner as to clearly show a true, accurate separate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with United States generally accepted accounting principles consistently applied. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year. For financial and income tax reporting purposes, the Company shall elect the accrual basis of accounting. In IHP’s discretion, the Company accounts shall be audited each year that the Company is in existence by a firm of auditors approved by IHP.
10.02    Location and Availability of Records. All books and records of the Company, including, without limitation, the Company Assets, shall be kept and maintained at the principal office of the Company or such other place as may be agreed upon by the Members, and shall during regular business hours, be available for inspection, duplication and audit by each Member, and its designated representatives, including attorneys, auditors and accountants.
10.03    Reports. The Managing Member shall provide periodic Project reports to IHP, the form and content of which shall be in accordance with Exhibit “M” and as determined from time to time by IHP in its reasonable discretion. The timely receipt of such reports is of critical importance to HP as it is the primary means for IHP to monitor Project performance and IHP utilizes the information therein in preparing reports required of IHP to be provided to its investors. If the Managing Member fails to timely deliver the reports required herein, in addition to its other rights and remedies herein, IHP shall have the right, but not the obligation, to cause the Company to withhold further distributions of any fees payable to TNHC, without interest, until such reports are delivered. The reports initially required shall be as follows:
(a)    Weekly Reports. From and after the date that the Lots are released for sale, on each Monday prior to 12:00 p.m. noon (or Tuesday if Monday is a holiday), the

Managing Member shall send by facsimile or email a weekly Sales and Inventory Report and a weekly Sales and Traffic Summary.
(b)    Monthly Reports. Within twenty (20) days after the end of each calendar month, the Managing Member shall provide IHP with an unaudited monthly report containing information as hereinafter described:
(i)    A balance sheet, a statement of operations for the Company, a statement of each Member’s Capital Account and Unrecovered Capital Account and a schedule of accrued and unpaid Preferred Returns due each Member.
(ii)    A summary of closed Lot sales and/or pending Lot sales in escrow.
(iii)    A Project status report providing updates on status of Entitlements and Critical Dates achievement.
(c)    Quarterly Reports. Within twenty (20) days after the end of each calendar quarter, the Managing Member will provide the information outlined above in Section 10.03(b), and an unaudited quarterly report containing the following information:
(i)    A responsible contractor report.
(ii)    A report detailing variances from the Approved Project Budget together with an explanation of the reason for all increases or decreases in excess of one percent (1%) by line item as shown in the Approved Project Budget.
(iii)    A construction status report showing the critical dates for the development of the Project.
(iv)    A summary comparing projected construction starts and closings on an actual and forecast basis.
(v)    A comparison of Lot sales prices including a description of material price changes for Lots in excess of those shown in the Approved Business Plan.
(vi)    A report specifying the balance of the Unfunded SIR Amount, itemizing any and all costs paid to date toward the self-insured retention on the Project insurance, and specifying the amount and date of any reimbursements made to TNHC or any Affiliate of TNHC from the Unfunded SIR Amount.
(d)    Annual Reports.
(i)    Within twenty-five (25) days after the end of each Fiscal Year and/or the final reporting period of the Company, the Managing Member shall furnish IHP for its review and approval with draft financial statements of the Company prepared in accordance with generally accepted accounting principles, consistently applied. Within sixty (60) days after the end of each Fiscal Year, the Managing Member shall furnish IHP with financial statements, including without limitation, Company statements, certified as to their accuracy by auditors approved by IHP (in the event that IHP elects to have the Company accounts audited), which shall contain a balance sheet as of the end of the Fiscal Year, statements of profit and loss, changes in the Capital Accounts and a statement of cash flows for the Fiscal Year then ended. The cost of any such audit shall be an expense of the Company; provided however, if the

Managing Member fails to submit information pursuant to the time periods required in this Section 10.03(d)(i) and as a result the auditors are unable to prepare and deliver the audit by March 1 of each year, the cost of the audit shall be borne exclusively by the Managing Member.
(ii)    In addition to the report required in Section 10.03(d)(i) above, from time to time IHP shall have the right, but not the obligation, and with the Managing Member’s cooperation, to obtain a report verifying total Project Costs prepared by a consultant approved by IHP. The cost of such report will be a Company expense.
(e)    Tax Returns. Within sixty (60) days after the end of each Fiscal Year or the final reporting period of the Company, the Managing Member shall cause tax accountants approved by IHP to prepare all income and other tax returns of the Company including Company K-1 statements for each Member of the Company and submit such returns to IHP for its approval and, when approved by IHP, cause the same to be filed in a timely manner. The Managing Member shall not file on behalf of the Company any federal or state income tax or information returns, elections or choices of methods of reporting income or loss for federal or state income tax purposes without the prior written consent of IHP. The Managing Member shall furnish to IHP a copy of each such return as soon as they have been filed, together with any schedules or other information which any Member may require in connection with its tax affairs. Each of the Members shall, in its respective income tax return and other statements filed with the Internal Revenue Service or other taxing authority, report taxable income in accordance with the Company’s K-1 statements provided to the Members under this Agreement. Managing Member shall consult with IHP and its accountants, from time to time as requested by IHP, to discuss tax planning for the Company.
(f)    Financial Statements. TNHC has provided IHP with true and accurate financial statements of TNHC and Guarantor for the period ending March 31, 2013. TNHC and Guarantor shall provide IHP with updated financial statements for TNHC and Guarantor quarterly for the quarterly time periods ending March 31, June 30, September 30 and December 31 during each year of the Company, to be provided on April 30, July 30, October 30 and February 30 during each year of the Company, with the first such statement due June 30, 2013. Each such financial statement shall disclose and/or footnote, in sufficient detail, all items of income, gain, loss (contingent or otherwise) and changes in financial position (including without limitation any contingent liabilities) from the financial statements previously provided.
(g)    Certified Closing Statements. Upon the close of the sale of any portion of the Property, the Managing Member shall provide IHP with a certified closing statement detailing all terms and disbursements attributable to each such sale, which shall include, but not be limited to, a certified escrow statement and description of any other terms of the transaction.
(h)    Insurance Reports. The Managing Member shall prepare and deliver to IHP insurance reports, in form approved by IHP, as IHP may request from time to time. The insurance reports shall, without limitation, document compliance by the trade contractors, design professionals and consultants with all insurance requirements applicable to such parties, including, without limitation, evidence reflecting receipt by the Managing Member of complying certificates of insurance and additional insured endorsements from such parties.

(i)    Other Reports. The Managing Member shall also prepare and deliver to IHP such other reports, in form approved by IHP, as IHP may request from time to time including, without limitation, a narrative report providing a summary of the Project including significant changes from the Approved Project Budget.
10.04    Consolidation Reporting. The Managing Member shall consult with IHP and the Company auditors, from time to time as requested by IHP, to provide and discuss any calculations/models used in Managing Member’s interpretation of the consolidation requirements under FASB Accounting Standards Codification 810, Consolidations, as amended from time to time. To the extent that the Company auditors are the auditors of the Consolidated financial statements of the Managing Member, the interpretation of any such consolidation requirements must be reviewed and approved by the Company auditors.
ARTICLE XI
TRANSFER OF MEMBERSHIP INTERESTS AND PARTITION

11.01    Restriction on Transfer. Except for a Permitted Transfer or the purchase of a Membership Interest pursuant to this Agreement, TNHC shall not (directly, indirectly, voluntarily, involuntarily or by operation of law) sell, assign, mortgage, encumber, grant a security interest in, dispose of or hypothecate (hereinafter “transfer”) all or any portion of its Membership Interests, or withdraw or retire from the Company, without the prior written consent of IHP, which consent may be withheld in IHP’s discretion. TNHC acknowledges and understands that IHP has entered into this Company in reliance upon the identity and control of TNHC, its expertise and reputation in the home building industry, its financial strength and its ability to perform its obligations hereunder. Any change in the management, ownership, operation or control of TNHC is of extreme importance to IHP. TNHC hereby acknowledges and agrees that IHP shall not be required to (1) accept performance under this Agreement from any person other than the named TNHC, or (2) respond or perform in accordance with any demands made upon the Company and/or IHP from any person other than the named TNHC, including (a) TNHC, should it become a debtor in possession under 11 U.S.C. Sections 101 et. seq. of the Bankruptcy Code, or (b) any trustee of TNHC appointed under 11 U.S.C. Sections 101 et. seq. of the Bankruptcy Code or any assignee of any such trustee of TNHC. Any attempted transfer, withdrawal or retirement not permitted under this Agreement shall be void. For the purposes of this ARTICLE XI, the term “Membership Interests” shall be deemed to include the TNHC’s Membership Interests and any transfer of membership interests in TNHC, or in the constituent members of the member of TNHC, and the assets of TNHC not transferred or replaced in the ordinary course of business; provided, however, there shall be no restriction on transfers of IHP’s membership interests in TNHC. Any transfer of any Membership Interest in TNHC other than in compliance with the terms and provisions of this ARTICLE XI shall be deemed a material breach or default by TNHC not capable of cure. Notwithstanding any other provision of this Agreement to the contrary, nothing in this Agreement shall be construed to prohibit or restrict any TNHC Reorganization or to require any consent of IHP or any of its Affiliates to any TNHC Reorganization so long as (A) any of the following individuals remain active in the business of New Home: Lawrence Webb, Wayne Stelmar, Joseph Davis and Thomas Redwitz, and (B) a TNHC Reorganization or any subsequent organizational decision resulting from a TNHC Reorganization does not result in Seller exercising any right to accelerate the repayment of the Seller Purchase Money Loan. Notwithstanding (B) above, in the event of an acceleration of the repayment of the Seller Purchase Money Loan resulting from a TNHC Reorganization, provided, that, TNHC timely secures Company Financing from a third party lender approved by MP to replace such, loan, on similar terms and at no additional cost to the Company, then subsection (B) shall have no further force and effect. New Home may replace any such persons from time to time with the prior reasonable consent of IHP. “TNHC Reorganization” means: (i) the conversion of New Home from a limited liability company to a corporation and the issuance of shares in such corporation pursuant to a public or private offering of securities, or (ii) any substantial recapitalization of New Home whereby (A) one or more new investors contribute capital to New Home and are admitted as additional members, or (B) a new partnership or limited liability company is formed wherein the constituent partners or members are New Home and one or more new investors. A TNHC Reorganization may result in control of the resulting entity residing in persons other than Lawrence Webb, Wayne Stelmar, Joseph Davis and the other current owners of New Home.
11.02    Partition. No Member shall, either directly or indirectly, take any action to require partition of the Project or any other assets or properties of the Company pursuant to applicable law, nor shall any Member make application or commence a proceeding for a partition or sale thereof and, upon any breach of the provisions of this Section 11.02 by any Member, the other Member (in addition to all rights and remedies afforded by law or in equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding.
11.03    Admission of Substituted Member. If a Member transfers its Membership Interest in accordance with this ARTICLE XI, and such purchaser is designated by the conveying Member as a substituted Member, such assignee shall be entitled to be admitted to the Company as a substituted Member, and this Agreement shall be amended to reflect such admission, provided that the following conditions are complied with:
(a)    Form of Assignment. IHP shall approve the form and content of the instrument of assignment.
(b)    Other Documents. The conveying Member and assignee or assignees named therein executes and acknowledges such other instrument or instruments as the non-conveying Member may reasonably deem necessary to effectuate such admission.
(c)    Acceptance of Agreement. The assignee or assignees in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended.
(d)    Payment of Costs. The conveying Member pays, as IHP may reasonably determine, all reasonable expenses connected with such admission, including legal fees and costs.
(e)    Amendment of Certificate. If required, an amendment to the Certificate of Formation of the Company is filed and recorded, as appropriate.
11.04    Compliance. Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Member shall transfer or otherwise deal with any Membership Interest in a way that would cause a default under any material agreement to which the Company is a party or by which it is bound.
11.05    Permitted Transfers. For purposes of this Agreement, a “Permitted Transfer” means any of the following:
(a)    Constituent Member Transfers. Constituent Member Transfers of interests in TNHC Partners LLC, a Delaware limited liability company (“TNHC Partners”), a member of The New Home Company LLC, a Delaware limited liability company (“New Home”), which is the sole member of TNHC. As used herein, “Constituent Member Transfers” shall mean transfers of interest between a constituent member of TNHC Partners, on the one hand, and the other constituent members of TNHC Partners and/or TNHC Partners, on the other hand, upon the death, permanent disability, marital dissolution, default or termination of employment of any such constituent member pursuant to the buy/sell agreement among TNHC Partners and such constituent members.
(b)    Estate Planning Transfers. With respect to transfers of interest in TNHC or in its constituent members, transfers to a trust for the benefit of such member, his or her spouse and/or lineal descendants, so long as such member retains control over the decisions of such trust.
(c)    TNHC Reorganization. Subject to the restrictions contained in Section 11.01 above, any TNHC Reorganization.
Notwithstanding the restrictions of Section 11.01 to the contrary, a Permitted Transfer by TNHC shall not require the prior written consent or approval of IHP. The transferee of a Permitted Transfer (the “Permitted Transferee”) shall receive and hold such Membership Interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the transferor Member, and there shall be no further transfer of such Membership Interest or portion thereof except to a Person to whom such Permitted Transferee could have transferred its Membership Interest had such Permitted Transferee originally been named as Member hereunder, or in accordance with the other terms of this Agreement.
11.06    Transferor Remains Liable. If any Member transfers its Membership Interest pursuant to this ARTICLE XI, such Member shall remain liable for its obligations hereunder and any subsequent obligations of its transferee named in accordance with the terms of this Agreement notwithstanding any such transfer unless the other Member expressly releases, in writing, such transferor from such obligations.
11.07    Restrictions on Assignees. An assignee of a Membership Interest, or portion thereof, who does not become a substituted Member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement.
11.08    IHP Transfers. There is no restriction on transfers by IHP of its Membership Interest. For avoidance of doubt, IHP may directly or indirectly transfer all or any portion of its Membership Interest (and its constituent members may directly or indirectly transfer all or any portion of their respective interests in IHP) without the consent of TNHC.

ARTICLE XII
MISCELLANEOUS

12.01    Integration/Amendment. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, correspondence, understandings and agreements with respect thereto. The Members acknowledge that they have entered into this Agreement in reliance upon their own independent investigation and analysis and that neither Member has been induced to enter into this Agreement by virtue of, and is not relying upon, any representations or warranties not set forth in this Agreement. No amendment, alteration, modification or interpretation hereof shall be binding unless in writing and signed by the Members.
12.02    Attorneys’ Fees. If any proceeding (including without limitation any appellate or bankruptcy court proceeding) is brought by one Member against the other to enforce, interpret, or for the breach of any of the provisions in this Agreement, the prevailing Member shall be entitled in such proceeding to recover its reasonable attorneys’ fees together with the costs of such proceeding therein incurred (including expert witness fees and costs) in addition to such other relief as may be granted.
12.03    Notices. All notices required or permitted by this Agreement shall be in writing and may be delivered in person to either party or may be sent by registered or certified mail, with postage prepaid, return receipt requested, or delivered by Express Mail of the U.S. Postal Service or Federal Express or any other courier service guaranteeing overnight delivery, charges prepaid, or may be transmitted by email or facsimile and addressed:

In the case of MP:	c/o IHP Capital Partners 100 Bayview Circle, Suite 2000 Newport Beach, California 92660 Attention: Douglas C. Neff Telephone: (949) 655-7003 Facsimile: (949) 851-8284 Email: dneff@ihpinc.com
With a copy to:	IHP Capital Partners 100 Bayview Circle, Suite 2000 Newport Beach, California 92660 Attention: Legal Department Telephone: (949) 851-2121 Facsimile: (949) 655-9035 Email: legalnotices@ihpinc.com
In the case of TNHC:	TNHC Land Company LLC 95 Enterprise, Suite 325 Aliso Viejo, California 92656 Attention: Joseph Davis Telephone: (949) 382-7813 Facsimile: (949) 382-7801 Email: jdavis@thenewhomecompany.com
With a copy to:	Dzida, Carey & Steinman 3 Park Plaza, Suite 750 Irvine, California 92614 Attention: Steven J. Dzida Telephone: (949) 399-0363 Facsimile: (949) 399-0361 Email: sdzida@dcslaw.com or such other address as shall, from time to time, be supplied in writing by any party to the others. If any notice or other document is sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as above provided, the same shall be deemed served or delivered within forty-eight (48) hours after deposit in the United States mail. Notices delivered by overnight service shall be deemed to have been given twenty-four (24) hours after delivery of the same, charges prepaid, to the U.S. postal service or private courier. Any notice sent by email shall be deemed served or delivered upon confirmation by the recipient of the transmission thereof. Any notice sent by facsimile transmission shall be deemed served or delivered within twenty-four (24) hours after confirmation of the transmission thereof. Any notice or other document sent or delivered in any other manner shall be effective only if and when received. Rejection or other refusal to accept delivery, or the inability to deliver because of a changed address of which no notice was given, shall be deemed to constitute receipt of notice or other communication sent.
12.04    Execution of Other Documents. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as any party hereto reasonably requests from time to time in order to effectuate the provisions and purposes hereof.
12.05    Brokers. The Members warrant and represent, respectively, that they have not dealt with any person, firm or corporation who is or may be entitled to a brokerage commission, finder’s fee or other like payment from the Company or any of the Members on account of the negotiation or consummation of this Agreement, the creation of the Company or the acquisition of any of the property of the Company. Each Member does hereby indemnify, defend, protect and agree to hold harmless the other from and against any and all loss, cost, liability or expense (including reasonable attorneys’ fees) should its warranty and representation contained herein be false or prove inaccurate.
12.06    Waiver. No consent or waiver, express or implied, by any Member to or of any breach or default by the other in the performance by the other of the obligations of such Member hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member hereunder. Failure on the part of any Member to complain of any act or failure to act of any other Member or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder.
12.07    Equitable Remedies. Each Member shall, in addition to all other rights provided herein or as may be provided by law, be entitled to all equitable remedies including those of specific performance and injunction, to enforce its rights hereunder.
12.08    Captions, Gender. The headings of the Articles and Sections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof. Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, and the masculine gender shall include the feminine and neuter genders and the singular shall include the plural and vice versa.

12.09    Benefits and Obligations. The representations, covenants and agreements herein contained shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Any person succeeding to the Membership Interest of a Member shall succeed to all of such Member’s rights, interests and obligations hereunder, subject to and with the benefit of all terms and conditions of this Agreement, including the restrictive conditions contained herein.
12.10    Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstance, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.
12.11    Applicable Law. This Agreement and the rights and obligations of the Members hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware; provided, however, issues concerning title to the Property shall be governed by the laws of the state where the Property is located. The parties further agree that venue shall be proper in the Superior Court or federal district court for Orange County, California, in the event of any litigation between the parties with respect to this Agreement. In connection thereto; the parties hereby waive any claim of proper venue in any other jurisdiction and any objection to venue as described herein, and personally and unconditionally submit to the jurisdiction of the Superior Court or federal district court for Orange County, California.
12.12    No Third Party Beneficiary. Any agreement to contribute capital to the Company or to pay any amount or any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective permitted successors and assigns, and any rights and authority of a Member shall be only for the benefit of such Member and their permitted successors and assigns. Any and all such agreements, rights and assumption shall not inure to the benefit of the obligees of any indebtedness or any other Person, including, without limitation, the Managing Member should it become a debtor in possession under 11 U.S.C. Sections 101 et. seq. of the Bankruptcy Code, or any trustee of the Managing Member appointed under 11 U.S.C. Sections 101 et. seq. of the Bankruptcy Code or any assignee of any such trustee of Managing Member. It is the intention of the Members that there shall be no third party beneficiaries of the obligations of the Members in this Agreement.
12.13    Exhibits. Each of the Exhibits attached hereto is hereby incorporated herein and made a part hereof for all purposes, and references herein thereto shall be deemed to include this reference and incorporation.
12.14    Estoppels. Each Member shall, upon not less than fifteen (15) days written notice from the other Member, execute and deliver to such other Member a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Member’s knowledge, any uncured defaults on the part of the other Member, specifying such defaults if any are claimed. Any such statement may be relied upon by the requesting Member and any third parties.
12.15    References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments thereof and supplements hereto unless the context shall clearly indicate or require otherwise. The word “including” means “including, without limitation.”

12.16    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same document.
12.17    Time. Time is of the essence with respect to each provision herein setting forth a time for any performance.
12.18    Investment Representations. Each Member, by executing and delivering a copy of this Agreement, hereby represents and warrants to and covenants with each other Member and the Company as follows:
(a)    Acquisition for Own Account. The Membership Interest is being acquired for its own account, for investment, and not with a view to or for sale in connection with any distribution thereof. In that connection, the Member recognizes and understands that the Membership Interest being purchased and sold hereunder has not been registered under the Securities Act nor qualified under any applicable securities laws, as amended, by reason of the fact that the contemplated transaction constitutes a private offering within the meaning of Section 4(2) of the Securities Act and Regulation D, promulgated thereunder, and is exempt from qualification pursuant to applicable State securities laws.
(b)    Use of Counsel. Each Member has been fully advised of the facts respecting the formation of the Company and has been given the opportunity to consult its legal counsel with respect to the Company. Each Member hereby agrees that the offer and sale of the Membership Interest to it does not involve any public offering of such Membership Interest. Each Member hereby acknowledges that it is a sophisticated party that has been separately represented by counsel, and that neither is relying upon any representations or warranties (or the absence of any representations or warranties), except as set forth in this Agreement. This Agreement has been negotiated and drafted by all parties hereto and the general rule of contract construction that ‘ambiguities shall be construed against the draftsman’ shall have no application to this Agreement.
12.19    Nondiscrimination. During the term of this Agreement, no Member nor any of its Affiliates, employees or agents shall unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex. Each Member and its Affiliates, employees and agents shall assure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination. Each Member and its Affiliates, employees and agents shall comply with the provisions of the California Fair Employment and Housing Act (Section 12900 et. seq. of the California Government Code) and the applicable regulations promulgated thereunder (California Administrative Code, Title 2, Section 7286.0 et. seq.). The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990, set forth in Chapter 5 of Division 4 of Title 2 of the California Administrative Code are incorporated herein by this reference and are made a part hereof as if set forth herein in full. Each Member and its Affiliates, employees and agents shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement. Each Member and its Affiliates shall include the foregoing nondiscrimination compliance provisions in all contracts to perform work or provide services under this Agreement. During the term of this Agreement, each Member, its

Affiliates, employees and agents shall conduct their respective activities in accordance with Title VI of the Civil Rights Act of 1964 and the rules and regulations promulgated therein.
12.20    Exculpation and Waiver. TNHC acknowledges that the System is a member in IHP. Notwithstanding any other term or provision of this Agreement, System’s liability hereunder is solely that of a member in IHP and no personal or direct liability shall at any time be asserted or enforceable against System, its Board, any member thereof, or any officer, shareholder, partner, member, retirant, beneficiary, trustee, agent, employee, internal investment contractor, representative or Affiliates of System on account of or arising out of any obligations arising out of or related to this Agreement. TNHC agrees that it shall look solely to the Membership Interest of IHP under this Agreement for the enforcement of any claims against IHP arising hereunder or related hereto, and waives any claim against the members in IHP including the System, irrespective of the compliance or noncompliance now or in the future with any requirements relating to the limitation of liability of members.
12.21    Responsible Contractor Policy and Guidelines. Attached hereto as Exhibit “P” is the Responsible Contractor Policy and Guidelines adopted by the System. TNHC agrees to comply and require all applicable parties providing materials or services to the Project to comply with the goals and requirements of such Responsible Contractor Policy and Guidelines, as it may be modified from time to time by System.
12.22    Hazardous Material.
(a)    Definition of Hazardous Material. For purposes of this Agreement, “Hazardous Material” means:
(i)    any flammable, explosive or radioactive materials, chemical substances, pollutants, contaminants or hazardous or toxic wastes, materials or substances or related materials whether solid, liquid or gaseous in nature, including, without limitation, substances defined as “hazardous substances,” “hazardous materials;” “toxic substances” or “solid waste” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 5101, et seq.; the Toxic Substances Control Act, 15 U.S.C., Section 2601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901, et seq.; and in the regulations adopted and publications promulgated pursuant to said laws;
(ii)    those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 C.F.R. Part 302 and amendments thereto);
(iii)    those substances defined as “hazardous wastes,” “hazardous substances” or “toxic substances” in any similar federal, state or local Laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated for purposes of protecting the environment or human health by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the State of California or any political subdivision thereof;
(iv)    any pollutant or contaminant or hazardous, dangerous or toxic chemicals, materials, or substances within the meaning of any other applicable federal, state, or local Law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material all as amended;
(v)    petroleum or any by-products thereof;
(vi)    any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. Sections 2011 et seq., as amended, and in the regulations adopted and publications promulgated pursuant to said law;
(vii)    asbestos in any form or condition;
(viii)    polychlorinated biphenyls;
(ix)    radon; or
(x)    mold or fungi known to cause harm to human health.
(b)    “Environmental Requirements” means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including:
(i)    all requirements, including those pertaining to reporting, licensing, permitting, investigation and Environmental Remediation of “Hazardous Materials,” chemical substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of chemical substances, pollutants, contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature; and
(ii)    all requirements pertaining to the protection of the health and safety of employees or the public.
(iii)    TNHC shall have the responsibility to (A) control and supervise any applicable the Environmental Remediation program on behalf of the Company to the extent of the Company’s involvement therein, and (B) cause all contracts, agreements and payments thereunder to be in the name of the Company. Under no circumstances may TNHC cause or allow System’s name to be on or in any such contracts or agreements.
(c)    “Environmental Remediation” means, (i) all those activities necessary to detect, investigate, remove, monitor, remediate, mitigate, safeguard the environment and public health from, and properly dispose of, Hazardous Materials, including without limitation obtaining all permits and filing all applications, notifications and other instruments required by law; (ii) the removal of any remaining underground storage tanks; (iii) all those actions necessary to achieve a “no further action” or closure status from all applicable regulatory and governmental agencies related to all removed and former underground storage tanks, without the imposition of institutional controls (such as deed restrictions); and (iv) remediation of soil, improvements and water, disposal of materials and restoration of the Project such that the Project is in compliance with all applicable environmental Laws (or, if there are no applicable environmental Laws establishing remediation levels for such Hazardous Materials, to the remediation levels recommended by the environmental consultant for the Project), all as necessary to obtain; if required, written approval from all applicable regulatory and governmental agencies of the remediation levels achieved and, if the Project includes residential use, result in a finding of no significant health risk (without use of further mitigation measures) through the performance of an appropriate health risk assessment by the environmental consultant for the Project.
(d)    “Approved Environmental Parameters” means that, subject to the following provisions and restrictions, the Company will prudently accept environmental exposure and potential liability in a manner consistent with overall industry standards applicable to lot developers acting in a like manner under similar circumstances. Further, “Approved Environmental Parameters” means that the Company will not make investments in projects with environmental conditions unless: (i) the dollar value of the environmental risk associated with such environmental condition has been quantified; (ii) the cost of the Environmental Remediation of such environmental condition has been quantified; (iii) the environmental liability can be mitigated with measures already in place or to be implemented by the Managing Member to effectively mitigate the risks to the Company associated with such environmental condition and result in risk-adjusted rates of return contemplated by the Approved Project

Budget; (iv) any such potential environmental liability associated with such environmental condition is limited to only the Company; and (v) investing in a project affected by such environmental condition does not expose IHP or any of its other assets to any potential liability. In addition, “Approved Environmental Parameters” means that all environmental risks associated with such environmental condition will be appropriately mitigated by factors that may include, but are not limited to, specific Environmental Remediation, environmental insurance, indemnifications by creditworthy indemnitors, agreements with regulatory authorities, and the legal structure of ownership, all as determined by the Members in their discretion. The appropriate level of environmental risks to be assumed and the appropriate mitigation measures to be employed shall be detailed in environmental guidelines and procedures adopted and maintained for the Company by the Managing Member in the exercise of Due Care.
(e)    IHP’s Rights. If IHP becomes aware of any Hazardous Material on, under or near the Property, whether or not a claim is asserted against IHP, IHP, in its discretion, shall have the right, but not the obligation, to take such action as IHP shall deem necessary (i) to protect the health and safety of individuals that may be on or near the Property and the value of the Property, and (ii) to minimize the probability or extent of liability to IHP, including complying with the Environmental Requirements.
(f)    TNHC’s Responsibility. TNHC shall have the responsibility to comply with all Environmental Requirements pertaining to the development and operation of the Project and to comply with all applicable pollution prevention, control, monitoring, reporting, inspection and permitting conditions and requirements related thereto. TNHC hereby agrees to indemnify, defend and bold the IHP Indemnitees harmless from and against any and all claims, damages, liabilities, costs, expenses, including reasonable attorneys’ and consultants’ fees, actions or causes of action (collectively, “Damages”) suffered or incurred by any of the IHP Indemnitees as a result of any Hazardous Material:
(i)    Subsequently released or discharged onto, in or under the Project or improvements constructed thereon from sources existing on or off the Project, to the extent TNHC failed to use Due Care; or
(ii)    Released or discharged onto, in or under the Project by TNHC, or, to the extent TNHC failed to use Due Care, any contractor, subcontractor or sub-tier subcontractor during the course of development of the Project.
The liability of TNHC as set forth in the preceding sentence includes, without limitation, the cost of, or liability for, investigation, clean-up or Environmental Remediation; any damages resulting in diminution in value or adverse effect on the marketability of the Project; any fees, penalties, interest, assessments, judgments or other liabilities arising from any laws relating to Hazardous Materials; any liabilities for property damage, personal injury, injury to natural resources, and consequential damages; and any amounts expended by any of the IHP Related Persons to settle or compromise any claim or allegation of liability arising out of Hazardous Materials. The indemnity contained in this Section 12.22 shall not relate to any matter to the extent caused by the negligence or willful misconduct of IHP, its agents, employees or invitees. Each of the obligations of this Section 12.22 shall survive any acquisition of the Project by TNHC and shall survive until such time as all claims or suits arising out of the indemnified matters are barred by the applicable statute of limitations.
12.23    Confidentiality.
(a)    Each Member hereby acknowledges and agrees that during the term of this Agreement and in the course of the discharge of such Member’s duties hereunder, such Member and its officers, directors, shareholders, partners, members, managers, affiliates, employees and agents (collectively, “Parties”) may have access to, either directly or indirectly, orally or in writing, matters affecting or relating to the business, trade secrets and proprietary information of the other Member’s Parties, including, without limitation, market attractiveness studies, market analysis, contracts, files, computer software programs and spreadsheets, marketing strategies, operational procedures, financial information, pricing and bid information, marketing tools, research and development strategies, pending projects, and proposals and other information that is owned by or regularly used in the operation of the business of any and all of the other Member’s Parties (collectively, “Confidential Information”).
(b)    Each Member, on behalf of itself and its related Parties, agrees to maintain the terms and provisions of this Agreement and any Approved Business Plan in confidence and not to disclose the terms or provisions hereof except as may be required to perform its duties and obligations hereunder or as may be required under applicable law. In addition, each Member, on behalf of itself and its related Parties, hereby agrees that (i) none of such Member’s Parties shall disclose any such Confidential Information of the other Member’s Parties, directly or indirectly, to any other Person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of such Member’s duties with respect to the Company; (ii) all Confidential Information of the other Member’s Parties shall remain exclusively the property of the other Member’s Parties; (iii) all Confidential Information of the other Member’s Parties is agreed to be valuable, special and unique assets of the other Member’s Parties; (iv) upon a Call Event or Replacement Event with respect to a Member or upon the dissolution of the Company or upon a Member’s transfer of its Membership Interest in the Company, such Member shall return to the other Member any and all such Confidential Information of the other Member’s Parties, and such Member shall neither make nor allow to be made or retained by any Person any copies, duplicates, abstracts, summaries or other compilation or recordation of any such Confidential Information of the other Member’s Parties; (v) such Member shall protect, defend (with counsel satisfactory to the other Member), indemnify and hold the other Member and its Parties free and harmless from and against any and all liability, loss, cost, damage or expense (including without limitation, attorneys’ fees and expenses) arising out of or relating in any manner whatsoever to any breach or alleged breach of any of such Member’s Parties under this Section 12.23; and (vi) the obligations of such Member under this Section 12.23 shall survive the dissolution of the Company and/or the transfer of such Member’s Membership Interest in the Company.
12.24    Standard for Consent. Whenever the determination, consent or approval of either Member is permitted or required herein, except in instances where this Agreement provides that such determination, consent or approval may be made or withheld in the “discretion” of such Member, such determination, consent or approval shall not be unreasonably made, withheld or delayed. Whenever the determination, consent or approval of either Member is permitted or required herein and this Agreement provides that such determination, consent or approval may be made or withheld in such Member’s “discretion,” such determination, consent or approval may be made or withheld in the sole and absolute discretion of such Member.
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IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first above written.

“TNHC”	TNHC LAND COMPANY LLC, a Delaware limited liability company By: /s/ Andrew Jarvis Its: President By: /s/ Joseph Davis Its: Executive Vice President

“IHP”
IHP CAPITAL PARTNERS VI LLC., a Delaware limited liability company
By: Institutional Housing Partners VI L.P., a California limited partnership, Its Manager
   By: IHP Capital Partners, a California corporation, Its General Partner

      By: _/s/ Donald S. Grant
Donald S. Grant
Executive Vice President
      By: _/s/ Douglas C. Neff
Douglas C. Neff
President

EXHIBIT “A”
LEGAL DESCRIPTION OF PROPERTY
Parcel 1:
All that portion of Sections 10 and 15, Township 9 North, Range 8 East, M. D. B. & M., according to the official plat thereof, described as follows:
Beginning at the Northeast corner of the Northwest one-quarter of the Northwest one-quarter of said Section 15; thence from said point of beginning along the Easterly line of said Northeast one-quarter of said Northeast one-quarter South 02°00’09” West 73.55 feet; thence North 64°55’44” West 322.21 feet; thence North 58°37’23” East 335.68 feet to the Easterly line of the Southwest one-quarter of the Southwest one-quarter of said Section 10; thence along last said Easterly line South 01°53’16” East 237.94 feet to the point of beginning.
Being Parcel No. 6 as shown on that certain “Lot Line Adjustment” and “Conditional Certificate of Compliance”, recorded August 18, 1989, in Book 89-08-18 of Official Records, at Pages 1679 and 1687.
Parcel 2:
All that portion of Sections 9, 10, 15 and 16; Township 9 North, Range 8 East, M. D. B. & M., according to the official plat thereof, described as follows:
Beginning at the intersection of the Southerly line of State of California Interstate Freeway Route 50, with the Easterly line of “Parcel A”, as shown on that certain Parcel Map recorded in the office of the Recorder of Sacramento County, in Book 55 of Parcel Maps, at Page 8; thence from said point of beginning along the boundary of said “Parcel A” the following two (2) courses; (1) South 02°06’07” East 171.36 feet and (2) South 01°53’16” East 1058.43 feet; thence South 58°37’23” West 335.68 feet; thence South 64°55’44” East 322.21 feet to said boundary of “Parcel “A; thence along said boundary of “Parcel A” the following eighteen (18) courses: (1) South 02°00’09” West 1364.64 feet, (2) North 88°22’57” East 2656.26 feet, (3) South 01°44’08” East 1195.41 feet, (4) South 31°15’15” East 1114.76 feet, (5) South 26°57’57” West 556.95 feet, (6) South 37°34’42” West 433.33 feet, (7) South 01°27’14” East 968.15 feet, (8) South 88°49’49” West 1310.48 feet, (9) North 00°04’51” West 2687.74 feet, (10) South 88°48’56” West 2646.14 feet, (11) South 89°02’34” West 1210.30 feet, (12) North 38°51’54” West 1190.34 feet, (13) curving to the left on an arc of 1943.03 feet radius, said arc being subtended by a chord bearing North 45°25’09” West 443.56 feet, (14) North 51°58’24” West 626.27 feet, (15) curving to the right on an arc of 2831.79 feet radius, said arc being subtended by a chord bearing North 43°57’16” West 790.07 feet, (16) North 35°56’08” West 503.26 feet, (17) North 88°54’43” East 2190.88 feet and (18) North 01°09’41” West 739.99 feet to the Southerly line of said California Interstate Freeway Route 50; thence along last said Southerly line the following four (4) courses: (1) North 85°56’40” East 369.73 feet, (2) curving to the left on an arc of 3750.00 feet radius, from a radial bearing of South 02°54’24” East, said arc being subtended by a chord bearing North 78°53’44” East 1069.43 feet, (3) North 63°58’32” East 1293.83 feet and (4) North 65°03’56” East 40.82 feet to the point of beginning.
EXHIBIT "A"

The basis of bearing of these descriptions is identical with that of that certain record of survey recorded in the office of the Recorder of Sacramento County in Book 39 of Surveys, at Page 6.
Being Parcel No. 7 as shown on that certain “Lot Line Adjustment” and “Conditional Certificate of Compliance”, recorded August 18, 1989, in Book 89-08-18 of Official Records, at Pages 1679 and 1687.
Excepting therefrom all that portion of above described Parcel lying within the Northeast 1/4 of the Southeast 1/4 of Section 15, Township 9 North, Range 8 East, M.D.B. & M., all the gold or silver beneath surface of the land and the right to work said gold and silver mines in any manner without disturbing said surface, as reserved in Deed dated September 24, 1891, recorded February 21, 1899, in Book 166 of Deeds, Page 115, executed by C.T.H. Palmer, etc., to William Carpenter.
Further Excepting from Parcels 1 and 2 all oil, gas and other hydrocarbon substances, inert gases, minerals, and metals, lying below a depth of 500 feet from the surface of said land and real property, whether now known to exist or hereafter discovered, including but not limited to the rights to explore for, develop, and remove such oil, gas or other hydrocarbon substances, inert gases, minerals, and metals without however, any right to use the surface of such land and real property or any other portion thereof above a depth of 500 feet from the surface of such land and real property for any purpose whatsoever.
Assessor’s Parcel Numbers: 072-0270-138 & 072-0070-032

EXHIBIT "A"

EXHIBIT “B”
APPROVED BUSINESS PLAN
(SEE ATTACHED)

EXHIBIT “B”

EXHIBIT B
APPROVED BUSINESS PLAN
Russell Ranch - Folsom

Attached is the Approved Business Plan for the Project and includes the following:

ITEM B-1:	PROJECT PROFORMA (CASHFLOW)
ITEM B-2:	CRITICAL DATES SCHEDULE
ITEM B-3:	ORIGINAL/APPROVED PHASE BUDGET

Russell Ranch
LAND PROJECT SUMMARY

[…***…]

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

Russell Ranch                    Project Cash Flow – Page 1
New Home Co.
Folsom, CA
22-May-13

[…***…]

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

Russell Ranch                    Project Cash Flow – Page 2
New Home Co.
Folsom, CA
22-May-13

[…***…]

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

Exhibit B-2

Russell Ranch                    Project Cash Flow – Page 3
New Home Co.
Folsom, CA
22-May-13

[…***…]

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

Russell Ranch                    Project Cash Flow – Page 4
New Home Co.
Folsom, CA
22-May-13

[…***…]

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

Russell Ranch                    Project Cash Flow – Page 5
New Home Co.
Folsom, CA
22-May-13

[…***…]

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

Russell Ranch
New Home Co.
Folsom, CA
22-May-13

[…***…]

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

EXHIBIT B-2
CRITICAL DATES - RUSSELL RANCH, FOLSOM

	Finish Date	Critical Completion Date (1)
Entitlement Approvals	May 2014	Q1-2015
Commencement of Phase I Rough Grading	July 2014	Q3-2015
First Lot Disposition	August 2015	Q4-2016

(1)
The dates set forth in this column shall be the only dates referenced in Section 5.02(c) of this Agreement referenced as the Critical Date Schedule. The Finish Date column above reflects target dates and are not applicable to Section 5.02(c) of this Agreement.

Exhibit B-2

EXHIBIT B
APPROVED PROJECT BUDGET

PROJECT NAME:    Russell Ranch – Folsom, CA
AS OF:             05/20/13
LAST REVISED:    05/20/13

[…***…]

The mark *** indicates that text has been redacted pursuant
to a request for confidential treatment under Rule 24b-2 of
the Securities Exchange Act of 1934 and filed separately
with the Securities and Exchange Commission.

EXHIBIT “C”
TAX PROVISIONS
The Members intend for the Company to be taxed as a partnership in accordance with applicable provisions of the Code.
1.    Definitions. For purposes of the Agreement and this Exhibit, capitalized terms used herein not otherwise defined in the Agreement have the following meanings:
(a)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all published rules, rulings and regulations thereunder at the time of reference thereto.
(b)    “Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
(c)    “Gross Asset Value” means, with respect to any asset of the Company, such asset’s adjusted basis for federal income tax purposes; provided, however, that (i) the Gross Asset Value of any asset contributed or deemed contributed by a Member to the Company or distributed to a Member by the Company shall be the gross fair market value of such asset (without taking into account Section 7701(g) of the Code), as reasonably determined by the Members; (ii) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (without taking into account Section 7701(g) of the Code), as reasonably determined by the Members, upon the termination of the Company for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code; and (iii) the Gross Asset Values of all Company assets may be adjusted to equal their respective gross fair market values (taking into account Section 7701(g) of the Code), as reasonably determined by the Members as of (A) the date of the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis contribution to the capital of the Company or (B) upon the liquidation of the Company or the distribution by the Company to a retiring or continuing Member of more than a de minimis amount of money or other Company property in reduction of such Member’s Membership Interest in the Company. Any adjustments made to the Gross Asset Value of Company assets pursuant to this paragraph shall be reflected in the Members’ Capital Account balances in the manner set forth in Treasury Regulation Section 1.704-1(b).
(d)    “Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(2).
(e)    “Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).
(f)    “Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).

EXHIBIT “C”

(g)    “Net Losses” means for each Fiscal Year or other period, an amount equal to the Company’s taxable loss and book loss, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code. For this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss computed as provided herein.
(h)    “Net Profits” means for each Fiscal Year or other period, an amount equal to the Company’s taxable income and book income, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code. For this purpose, all items of income and gain required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income computed as provided herein.
(i)    “Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).
(j)    “Regulatory Allocations” has the meaning set forth in Section 4(e) below.
(k)    “Treasury Regulation” means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.
2.    Maintenance of Capital Accounts. Each Member’s Capital Account shall be increased by: (a) the amount of money contributed or deemed contributed by such Member to the capital of the Company, (b) the Gross Asset Value of any property contributed by such Member to the capital of the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), (c) the amount of any Net Profits allocated to such Member and (d) any and all items of gross income or gain specially allocated to such Member pursuant to Section 4 below. Each Member’s Capital Account shall be decreased by (w) the amount of money distributed to such Member by the Company (exclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to such Member), (x) the Gross Asset Value of any property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (y) the amount of any Net Losses charged to such Member, and (z) any items of loss or deduction specially allocated to such Member pursuant to Section 4 below. If a distribution to a Member gives rise to the adjustment to the adjusted tax basis of Company property under Section 734 of the Code, the Capital Account of such Member if the distribution is in liquidation of such Member’s Membership Interest, or the Capital Accounts of the Members if the distribution is not in liquidation of such Member’s Membership Interest, shall be adjusted by the amount of such adjustment to the adjusted tax basis of Company property in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(m). If the Gross Asset Values of Company assets are adjusted pursuant to the terms of this Agreement, the Capital Accounts of the Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment and such gain or loss was allocated to the Members pursuant to the appropriate provisions of this Agreement. The foregoing Capital Account definition and the other provisions of this Agreement relating to the maintenance of Capital

EXHIBIT “C”

Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.
3.    Determination of Net Profits and Net Losses. For purposes of determining Net Profits and Net Losses under the Agreement, the following rules shall apply:
(a)    Any deductions for depreciation, cost recovery or amortization attributable to any assets of the Company shall be determined by reference to their Gross Asset Value, except that if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at any time during such year or other period, the deductions for depreciation, cost recovery, or amortization attributable to such asset from and after the date during such year or period in which such difference first occurs shall bear the same ratio to the Gross Asset Value as of such date as the federal income depreciation, amortization or other cost recovery deduction for such year or other period from and after such date bears to the adjusted tax basis as of such date;
(b)    Any gain or loss attributable to the taxable disposition of any property shall be determined by the Company as if the adjusted tax basis of such property as of such date of disposition was such Gross Asset Value reduced by all amortization, depreciation and cost recovery deductions which are attributable to said property;
(c)    The computation of all items of income, gain, loss and deduction shall be made without regard to any basis adjustment, under Section 743 of the Code, which may be made by the Company;
(d)    Any receipts of the Company that are exempt from federal income tax and are not otherwise included in taxable income or loss shall be added to such taxable income or loss;
(e)    Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b) shall be subtracted from such taxable income or loss; and
(f)    Any and all items of gross income or gain, Nonrecourse Deductions and/or Member Nonrecourse Deductions specially allocated to a Member pursuant to Section 4 below shall not be taken into account in computing such Net Profits or Net Losses.
4.    Special Allocations and Compliance with Section 704(b). The following special allocations shall, except as otherwise provided, be made in the following order:
(a)    Notwithstanding any other provision of this Section 4, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any Fiscal Year or other period, prior to any other allocation pursuant hereto, such Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4).

EXHIBIT “C”

The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.
(b)    Any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.
(c)    Nonrecourse Deductions for any Fiscal Year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Members, with fifty percent (50%) allocated to IHP and fifty percent (50%) to TNHC.
(d)    Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be allocated to the Member that made, or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-2(i).
(e)    The allocations contained in Sections 4(a), 4(b), 4(c) and 4(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Section 1.704. The Regulatory Allocations shall be taken into account in allocating Net Profit and Net Loss and other items of income, gain, loss and deduction among the Members so that to the extent possible, the allocations contained in this Agreement other than the Regulatory Allocations and the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred.
5.    Allocations of Net Losses and Net Profits.
5.01    Net Losses. Net Losses of the Company for each Fiscal Year shall be charged to the Members at the end of such Fiscal Year as follows:
(a)    First, to the Members in proportion to the cumulative Net Profits allocated to-each Member pursuant to Sections 5.02(b)-(d) below until the cumulative Net Losses allocated to each Member pursuant to this Section 5.01(a) is equal to the cumulative Net Profits allocated to each Member pursuant to Sections 5.02(b)-(d) below, in the inverse order of the prior allocations of Net Profits to them pursuant to Section 5.02 below.
(b)    Thereafter, to the Members on a 50:50 basis.
5.02    Net Profits. Net Profits for each Fiscal Year shall be allocated to the Members at the end of each Fiscal Year in the following order of priority:
(a)    First, to the Members in proportion to the cumulative Net Losses allocated to each Member pursuant to Section 5.01 above, until the cumulative Net Profits allocated to each Member pursuant to this Section 5.02(a) is equal to the cumulative Net Losses

EXHIBIT “C”

allocated to each Member pursuant to Section 5.01 above, in the inverse order of the prior allocations of Net Losses to them pursuant to Section 5.01 above.
(b)    Next, to the Members, in proportion to the cumulative Senior Capital Preferred Return distributed or distributable to them pursuant to Section 3.02(a) of the Agreement, until the cumulative Net Profits allocated pursuant to this Section 5.02(b) equals the sum of the cumulative Senior Capital Preferred Return distributed or distributable to each such Member for the current and all prior Fiscal Years.
(c)    Next, to the Members, in proportion to the cumulative Base Capital Preferred Return distributed or distributable to them pursuant to Section 3.02(c) of the Agreement, until the cumulative Net Profits allocated pursuant to this Section 5.02(c) equals the sum of the cumulative Base Capital Preferred Return distributed or distributable to each such Member for the current and all prior Fiscal Years.
(d)    Thereafter, to the Members, in proportion to the Cash Flow distributed or distributable to them pursuant to Section 3.02(e) of the Agreement, until the cumulative Net Profits allocated pursuant to this Section 5.02(d) equals the sum of the cumulative Cash Flow distributed or distributable to the Members pursuant to Section 3.02(e) of the Agreement for the current and all prior Fiscal Years.
6.    Tax Matters. TNHC is hereby designated as the “tax matters partner” as defined in the Code; provided, however, that IHP shall, at its election, serve as tax matters partner upon the occurrence of a Replacement Event. TNHC agrees to meet with IHP and its accountants, from time to time as requested by IHP, to discuss tax planning for the Company. The tax matters partner hereby agrees that it shall not enter into any proposed settlement or other agreement with respect to any “partnership items” (as defined in Section 6231(a)(3) of the Code), commence any litigation relative thereto, take any administrative or judicial appeal, or make any tax elections on behalf of the Company or any Member without the prior written approval of IHP. The Company and its Members shall make all applicable elections, determinations and other decisions under the Code, including the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, and shall approve the settlement or compromise of all audit matters raised by the Internal Revenue Service affecting the Members generally. The Members shall each take reporting positions on their respective federal, state and local income tax returns consistent with the positions determined for the Company. The Managing Member shall cause all federal, state and local income and other tax returns to be timely filed by the Company.
7.    Section 704(c). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Gross Asset Value different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Gross Asset Value of such property.

EXHIBIT “C”

8.    Election. Upon a transfer of the Membership Interest of any Member or the distribution of any property of the Company to a Member, the Company may, with the approval of the Members, file an election in accordance with applicable Treasury Regulations to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. Subject to the provisions of Treasury Regulation Section 1.704-1(b), adjustments to the adjusted tax basis of Company property under Sections 743 and 732(d) of the Code shall not be reflected in the Capital Account of the transferee Member or on the books of the Company, and subsequent Capital Account adjustments for distributions, depreciation, amortization, and gain or loss with respect to such property shall disregard the effect of such basis adjustment.

EXHIBIT “C”

EXHIBIT “D”
FUNDING REQUIREMENTS
1.    Conditions Precedent.
As a condition precedent to IHP’s obligation to fund to the Company all or any portion of the IHP Maximum Capital Commitment, the following requirements must be satisfied:
(a)    As a condition to any advance for the acquisition of the Property, the Company shall have obtained an ALTA Owner’s Policy of Title Insurance-Extended Coverage, in such amount and with such endorsements as IHP may require, which shall insure that fee simple title to the Property is vested in the Company, free and clear of all liens, encumbrances and restrictions or other matters except the Permitted Exceptions.
(b)    The Managing Member shall have furnished to IHP
(i)    the documents required by Section 2 below;
(ii)    evidence that all insurance as required under Exhibit “I” attached to the Agreement is in full force and effect;
(iii)    a certification that no default exists under the Agreement and that each of the representations and warranties set forth in Exhibit “G” attached to the Agreement is true and correct;
(iv)    upon IHP’s request, correct lists of all consultants, contractors, subcontractors and all other persons who have or have been retained to perform or furnish any work, labor or material in connection with the development of the Project. Each such list shall show the name, address and telephone number of each such contractor or subcontractor, a general statement of the nature of the work to be done, the labor and materials to be supplied, the names of materialmen, if known, the approximate dollar value of such labor, work and materials with respect to each, and the status of such work or whether such materials have been delivered. IHP and its agents shall have the right (without either the obligation or the duty) to directly contact each contractor, subcontractor and materialman to verify the facts disclosed by said list;
(v)    upon IHP’s request, signed and legally binding mechanics’ and materialmans’ lien releases from all persons who furnished labor, services and/or materials for the disbursement immediately prior to the disbursement requested and conditional lien releases from all persons who furnished labor, services and/or materials for which a disbursement is requested;
(vi)    upon IHP’s request, evidence satisfactory to IHP that no mechanic’s lien has been recorded; and
(vii)    evidence satisfactory to IHP that TNHC has sufficient and available sums to pay any Project Costs as required under the Agreement.

EXHIBIT “D”

2.    Disbursement Procedure.
IHP shall advance funds to the Company up to the IHP Maximum Capital Commitment (collectively hereafter the “Funds”) in the manner and for the purposes set forth herein.
(a)    Upon verification of the accuracy of the Request for Funds, including inspection of the Project by or on behalf of IHP and satisfaction of all applicable conditions contained herein, IHP shall make the approved disbursements to the Company’s Project Cost Account; provided, however, that IHP reserves the right, at IHP’s option, to make any disbursements for construction of the Project directly to the general contractor and/or subcontractors, laborers and materialmen.
(b)    Disbursement of the Funds shall be requested as follows:
(i)    The Managing Member and IHP shall agree to a set date each calendar month following commencement of the Project by which the Managing Member shall submit to IHP a Request for Funds on IHP’s standard form attached hereto as Attachment “1” hereto, including a funding request detail in the form of the disbursement control system provided by IHP to the Managing Member. The disbursement control system shall set forth, among other things, a description of the Phase for which the disbursement is requested, the total amount of funds requested for each Phase with respect to each line item of the Approved Phase Budget, the applicable percentage of completion of each Phase, the total amount incurred, expended and/or due for each requested item less prior disbursements for each such item for such Phase and for the Project as a whole. Upon IHP’s request, the Managing Member shall also submit with each Request for Funds the cost detail of labor performed on and materials stored on or incorporated into the Project under each line item on each Approved Phase Budget. IHP hereby reserves the right, at any time, to require statements, bills or invoices, along with lien releases from any contractors, subcontractors, laborers or materialmen regarding all direct construction costs from the Managing Member. IHP shall have ten (10) business days after receipt of each Request for Funds and any other information required to be submitted to IHP pursuant to this Agreement to approve or disapprove such Request for Funds. If IHP does not respond within said ten (10) day period, the Request for Funds will be deemed disapproved.
(c)    The following persons, each able to act alone, are hereby designated by the Managing Member as persons authorized by the Managing Member to certify and sign Requests for Funds in accordance with the terms of this Exhibit “D,” and the Managing Member, with the consent of IHP, shall have the right to revoke such designation, and substitute any other person as the person authorized to sign such orders:
Lawrence Webb
Wayne Stelmar
Kevin Carson
Joseph Davis
Mark Kawanami

EXHIBIT “D”

(d)    All disbursements and Requests for Funds shall be in accordance with the cost breakdown set forth in each Approved Phase Budget. If the Managing Member becomes aware of any change in the construction costs which would increase the total cost of construction of the Project as shown on each Approved Phase Budget, the Managing Member shall immediately notify IHP in writing and promptly submit to IHP for its approval a proposed revision to the Approved Phase Budget and the Approved Project Budget. No further disbursements will be made by IHP unless and until the proposed revisions to the Approved Phase Budget and Approved Project Budget is received and approved by IHP. IHP reserves the right to approve or disapprove any proposed revisions to the Approved Phase Budget and Approved Project Budget in its discretion. Notwithstanding anything herein to the contrary, unless IHP otherwise specifically consents in writing, which consent may be withheld in its discretion, IHP shall have no obligation to disburse more Funds per Phase for any item or category of Project Costs other than the amount specified with respect to that Phase and item or category in the Approved Phase Budget, or to make any disbursement of Funds allocated to future Phases unless and until the conditions precedent for beginning construction on such Phases have been satisfied.
(e)    IHP shall not be liable for any error, omission, irregularity, or action taken with respect to the disbursement of the Funds.
(f)    Except as expressly set forth in the Agreement and this Exhibit “D,” in no event shall any part of the Funds be used to pay any costs, profit or overhead of the Managing Member. The Managing Member acknowledges that it has no right to undisbursed Funds other than to have the same disbursed by IHP in accordance with this Exhibit “D.”
(g)    The Managing Member covenants that any disbursements received by it hereunder shall be held as trust funds in the Company bank accounts to be applied first for the purpose of paying for the appropriate Project Costs and for no other purpose, but nothing herein shall impose upon IHP any obligation to see to the proper application of such payments.
(h)    Each portion of the Approved Phase Budget shall be periodically disbursed into the Project Cost Account or to or for the benefit of the Company for the payment of Project Costs for each Subitem by category in accordance with the percentages of completion of the work up to the maximum amount allocated for any requested Subitem less prior disbursements and upon satisfactory evidence that such Project Costs are due and payable.
(i)    Contingency will be reallocated upon the approval of the Members.
(j)    If any Request for Funds includes the cost of materials stored at a location other than the Property (“Off-site Materials”), such Request for Funds shall include each of the following: (i) evidence that the Off-site Materials have been paid for, have been segregated from other Materials in the facility and have been appropriately marked to indicate Company’s ownership thereof; (ii) evidence that the Off-site Materials are insured as required hereunder; and (iii) at IHP’s request, such other additional documentation and evidence as IHP may reasonably require.

EXHIBIT “D”

(k)    If any Request for Funds includes the cost of materials stored on the Property (“On-site Materials”), such Request for Funds shall include each of the following: (i) evidence that the On-site Materials have been paid for; (ii) evidence that the On-site Materials are insured as required hereunder; and (iii) evidence that the On-site Materials are stored in an area on the Property for which adequate security is provided against theft and vandalism.
(l)    The portion of the Approved Project Budget representing costs at sale which are to be deducted from gross sales proceeds are not available until the close of escrow of a Lot.
Notwithstanding the forgoing, pursuant to the Agreement and without further authorization by TNHC, IHP may disburse Funds to pay Project Costs as and when due including the following: Interest payments (if any); escrow, title and insurance charges; inspection fees; any overhead fees, reimbursements and other payments that may be owed to the Managing Member or IHP under the Agreement; real property taxes; and such other sums as may be owing from time to time and by the Company with respect to the Property and the Project. Such payments may be made, at the option of IHP, by disbursing Funds in the amount of such payments without first disbursing such amount to the Company.

EXHIBIT “D”

REQUEST FOR FUNDS
Request No.
Current Request    $
Less Interim Disbursement    $
Net Funding Amount    $
To:     IHP CAPITAL PARTNERS VI, LLC (“IHP”)
19800 MacArthur Boulevard, Suite 700
Irvine, CA 92612
By signing below, TNHC Land Company LLC, a Delaware limited liability company (“TNHC”), hereby requests that IHP advance funds to TNHC Russell Ranch LLC, a Delaware limited liability company (the “Company”), for the payment of Project Costs according to the provisions outlined in the Limited Liability Company Agreement between IHP and TNHC dated May 22, 2013 (“Company Agreement”).
To the best of TNHC’s knowledge and information, the amount requested is now payable and all requested items are for true costs associated with this Project as authorized pursuant to the Company Agreement. TNHC has attached a copy of the detailed breakdown of the costs to be paid and copies of invoices, as applicable, for items to be paid.
TNHC hereby certifies to IHP that (a) there have been no changes to the Approved Business Plan, no material changes to the improvement plans, as applicable, and no increases in the costs to date which IHP has not approved, (b) there are no defaults by TNHC under the Company Agreement, and (c) each of the representations and warranties set forth in Exhibit “G” attached to the Company Agreement is true.
Dated:        , 20
“TNHC”    TNHC LAND COMPANY LLC,
a Delaware limited liability company

By:
Its:

ATTACHMENT “1”

EXHIBIT “E”
PERMITTED EXCEPTIONS

SEE ATTACHED

EXHIBIT “E”

ALTA OWNER’S POLICY (6/17/06)
SCHEDULE B
File No.:    15-013597    Proforma Policy No.: O-9301-
This policy does not insure against loss or damage (and the Company will not pay costs, attorneys’ fees or expenses) that arise by reason of:
A.Taxes for the Fiscal Year 2013-2014, a lien not yet due or payable.
B.    The herein described property does lie within the newly formed School Facilities Improvement District No. 3 and is subject to assessments imposed thereby, as disclosed by instrument recorded July 7, 2006, in Book 20060707, Page 662, Official Records.
C.    The Lien of Special Assessments, assessed pursuant to the procedures of the Mello-Roos Community Facilities Act of 1982 and/or the Landscaping & Lighting Act of 1972, amounts are included and collected with the Taxes shown herein.
D.    The Lien of Supplemental Taxes, if any, assessed pursuant to the provisions of Chapter 3.5, Revenue and Taxation Code, Section 75 et seq, as result of events occurring from and after the dated of Policy.
E.    Any possible outstanding charges for utility services. Amounts may be obtained by contacting the City and/or County of Sacramento’s Utility Services and Billing Department.
1.    Any implied rights that may exist for various unnamed water courses over those portions of said land that lie within the lines of any creek and to any changes in the boundary lines of said water courses as they now exist by natural causes as disclosed on Assessor Plat book 72 page 7.
2.    Covenants, conditions and restrictions, but omitting restrictions, if any, based upon race, sex, color, religion, handicap, familial status or national origin, as contained in instrument recorded in Book 112 of Deeds pages 218 and 236, Official Records.
In addition to the Covenants, Conditions and Restrictions, said document reserves unto Central Pacific Railroad and their successors in interest for Railroad purposes a strip of land 100 feet in width over portions of said land.
“Terms, provisions, covenants, conditions, and restrictions, easements, charges, assessments and liens provided in the Covenants, Conditions and Restrictions above, but omitting any covenant, condition or restriction, if any, based on race, color, religion, sex, handicap, familial status or national origin unless and only to the extent that the covenant, condition or restriction (a) is exempt under Title 42 of the United States Code, or (b) relates to handicap, but does not discriminate against handicapped persons.”

EXHIBIT “E”

ALTA OWNER’S POLICY (6/17/06)
Attached to and made a part of Stewart Title Guaranty Company
File No. 15-013597, Proforma Policy No. O-9301-
Continuation of Schedule B
Note: Section 12956.1 of the Government Code provides the following: If this document contains any restrictions based on race, color, religion, sex, familial status, marital status, disability, national origin, or ancestry, that restriction violates state and federal fair housing laws and is void. Any person holding an interest in this property may request that the county recorder remove the restrictive language pursuant to subdivision (c) of Section 12956.1 of the Government Code.
3.    An easement over said land for public highway and incidental purposes as Granted to County of Sacramento, in Deed recorded May 20, 1884, in Book 109 of Deeds page 15, Official Records.
Affects: The exact location of said easement is not disclosed.
4.    An easement over said land for public highway and incidental purposes as Granted to the County of Sacramento, in Deed recorded October 13, 1916, in Book 109 of Deeds page 435, Official Records.
Affects: Portions of Section 15 as more particularly described in said easement.
5.    An easement in favor of the County of Sacramento for road and incidental purposes as disclosed by Relinquishment of Right of Way being a portion of Road III-SAC-A executed by the State of California to the County of Sacramento recorded October 22, 1940 in Book 848 page 188, Official Records.
Affects: A strip of land 60 feet in width in Section 15 being a portion of White Rock Road as more particularly described in said Relinquishment.
6.    Lack of Abutter’s Rights in and to Highway 50 along the Northerly boundary of said land, said rights having been relinquished and released by Deed to the State of California, recorded September 30, 1964 in Book 5075 page 18, Official Records.
7.    An unrecorded lease by and between Russell Ranch, a California Limited Partnership (et al), as lessor, and Pacific Bell Mobile Services, as Lessee, for term and upon the terms and conditions contained therein as disclosed by Information, provided this Company.
The Lessor’s interest in said unrecorded Lease has been assigned to TNHC Russell Ranch LLC, a Delaware limited liability company, in Assignment of Leases, dated __________, 2013, recorded __________, 2013, in Book 2013_______, Page ________, Official Records.

EXHIBIT “E”

ALTA OWNER’S POLICY (6/17/06)
Attached to and made a part of Stewart Title Guaranty Company
File No. 15-013597, Proforma Policy No. O-9301-
Continuation of Schedule B
8.    An easement over said land for communication facilities and incidental purposes as Granted to Pacific Bell, in Deed recorded May 24, 2000 in Book 20000524 page 210, Official Records.
Affects a portion of said Section 10 as more particularly described in said easement.
9.    Terms, conditions, provisions and easements contained in the instrument entitled “Easement Agreement”, dated December 30, 2010, by and between Russell Promontory L.L.C., an Illinois limited liability company and Spectrasite Communications, LLC, a Delaware limited liability company, recorded April 7, 2011, in Book 20110407, Page 734, Official Records.
10.    Terms, conditions, provisions and easements contained in the instrument entitled “Easement Agreement”, dated December 30, 2010, by and between Russell Promontory L.L.C., an Illinois limited liability company and American Tower L.P., a Delaware limited partnership, recorded April 7, 2011, in Book 20110407, Page 735, Official Records.
11.    Tier 1 Development Agreement Relative to the Folsom South Specific Plan dated August 2, 2011, by and between the City of Folsom and Russell-Promontory LLC, et al, recorded August 3, 2011, in Book 20110803, Page 422, Official Records. Reference is hereby made to said instrument for full particulars.
Assignment and Assumption Agreement Relative to the Folsom South Specific Plan Tier 1 Development Agreement dated ______, 2013, by and between Russell-Promontory, L.L.C., an Illinois limited liability company, as Landowner, and TNHC Russell Ranch LLC, a Delaware limited liability company, as Assignee, recorded __________, 2013, in Book 2013_______, Page ________, Official Records.
12.    Water rights, claims or title to water.
13.    Unrecorded Livestock Grazing Lease, dated November 1, 2012, by and between Russell Promontory, LLC, as Lessor, and Dan Russell III, as Lessee, as disclosed by information provided this company. Subject to the terms, provisions and conditions contained in said unrecorded Lease.
The Lessor’s interest in said unrecorded Lease has been assigned to TNHC Russell Ranch LLC, a Delaware limited liability company, in Assignment of Leases, dated _______, 2013, recorded __________, 2013, in Book 2013_______, Page ________, Official Records.

EXHIBIT “E”

ALTA OWNER’S POLICY (6/17/06)
Attached to and made a part of Stewart Title Guaranty Company
File No. 15-013597, Proforma Policy No. O-9301-
Continuation of Schedule B
14.    The terms, provisions and conditions as contained in an instrument entitled “Water Supply and Facilities Financing Plan and Agreement between the City of Folsom and Certain Landowners in the Folsom Plan Area”, dated December 11, 2012, by and between the City of Folsom, a charter city and Russell-Promontory, LLC, et al, recorded January 24, 2013, in Book 20130124, Page 1382, Official Records.
Assignment and Assumption Agreement Relative to Water Supply and Facilities Financing Plan and Agreement between the City of Folsom and Certain Landowners in the Folsom Plan Area, by and between Russell-Promontory, L.L.C., an Illinois limited liability company, as Landowner, and TNHC Russell Ranch LLC, a Delaware limited liability company, as Assignee, recorded ________, 2013, in Book 2013______, Page____, Official Records.
15.    Any and all matters that may be disclosed on an ALTA/ACSM Land Title Survey prepared by Psomas on May 15, 2013, Project Number 6NEW0101.00.

A.
Any easement or Lessors Rights which the owner or owners of those certain phone panels, electric pull boxes and electric control boxes may claim as set forth on that certain ALTA/ACSM Land Title Survey.

B.	Any easement or Lessors Rights which the owner or owners of those certain single pole signs may claim as set forth on that certain ALTA/ACSM Land Title Survey.

C.	Any easement or Lessors rights which the owner or owners of those certain utilities shown as power poles may claim asset forth on that certain ALTA/ACSM Land Title Survey.

D.	An encroachment of fences from the property to the Southwest and Southeast onto the herein described property, as disclosed on that certain ALTA/ACSM Land Title Survey.

E.	Any easement or Lessors rights of the owner of that certain AC drainage basin from the property to the North may claim, as disclosed on that certain ALTA/ACSM Land Title Survey.

F.	Any easement or Lessors rights of the owner of that certain concrete box culvert from the property to the South may claim, as disclosed on that certain ALTA/ACSM Land Title Survey.

EXHIBIT “E”

N ALTA OWNER’S POLICY (6/17/06)
Attached to and made a part of Stewart Title Guaranty Company
File No. 15-013597, Proforma Policy No. O-9301-
Continuation of Schedule B
16.    The terms, conditions and provision as contained in instrument entitled “Holding Agreement” dated ________, 2013, by and between Russell-Promontory, L.L.C., an Illinois limited liability company, as Seller, and TNHC Russell Ranch LLC, a Delaware limited liability company, as Buyer, recorded __________, 2013, in Book 2013_____, Page _____, Official Records.
17.    Deed of Trust to secure an indebtedness of $20,000,000.00, dated     _____, 2013, recorded _________, 2013, in Book 2013_____, Page ___, Official Records.
Trustor:    TNHC Russell Ranch LLC, a Delaware limited liability company
Trustee:    Stewart Title of Sacramento, a California corporation
Beneficiary:    Russell-Promontory, L.L.C., an Illinois limited liability company

EXHIBIT “E”

EXHIBIT “F”
LIST OF ASSETS

EXHIBIT “F”

Exhibit “F”

Date	Num	Vendor Name	Budget Category	Description	Amount

3/8/2013		Russell-Promontory L.L.C.	Land Deposits	Deposit on Russell Road	500,000.00
4/29/2013		Russell-Promontory L.L.C.	Land Deposits	Land Deposits on Russell Ranch	500,000.00
				Subtotal Land Deposits	1,000,000.00

04/30/13	51128	Youngdahl Consulting	Feasibility	Geotechnical Engineering Services - 3/29/13 Report	0.00
				Subtotal Youngdahl Inc	0.00

04/26/13	200141	Engeo Incorporated	Feasibility	Phase 1 Environmental Site Assessment - 5/07/13	0.00
				Subtotal Engeo Inc	0.00

02/28/13	7689.0022 - 1	Hefner Stark & Marois LLP	Feasibility Legal	Purchase Documentation	7,373.50
				Subtotal Hefner, Stark & Marois	7,373.50

03/28/13	8818	John Burns RE Consulting	Feasibility	Market Study	6,000.00
				Subtotal John Burns	6,000.00

04/04/13	93193	Developers Research	Feasibilty	Grading Analysis /Cost Estimate	19,500.00
				Subtotal Developers Research	19,500.00

05/15/13		Roger McErlane	Feasibility	Land Planning - Concepts	0.00
				Subtotal Roger McErlane	0.00

05/15/13	88497	PSOMAS	Feasibility	ALTA Survey	0.00
				Subtotal PSOMAS	0.00

				TOTAL ASSETS	1,032,873.50

EXHIBIT “G”
REPRESENTATIONS AND WARRANTIES
As an inducement of IHP to enter into this Agreement, TNHC makes the following representations and warranties, all to the best of TNHC’s current, actual knowledge. If facts or circumstances occur which would render any of such representations or warranties untrue or inaccurate in any material respect, TNHC or Guarantor shall, promptly upon learning of same, notify IHP, in writing, of the nature of such changed facts or circumstances that have occurred and the impact such change has or may have on the truth or accuracy of such representations or warranties.
(a)    Except as set forth in Exhibit “O” attached to the Agreement, there are no suits, actions or proceedings at law or in equity pending or, to the best of its knowledge, threatened against TNHC (or Guarantor) that could have a material adverse impact upon the financial strength of TNHC (or Guarantor) or their ability to perform their respective obligations contained in the Agreement or the Guaranty.
(b)    The execution and delivery of this Agreement has been authorized by all requisite action and is in accordance with the governing documents of TNHC and constitutes the duly authorized, valid and binding obligation of TNHC, enforceable in accordance with its terms. No consent, authorization, permit or approval is required for the due, prompt and complete delivery and performance by TNHC of this Agreement and all instruments and documents executed in connection herewith.
(c)    Neither TNHC nor Guarantor are in breach or default (nor would be in breach or default but for the requirements of notice or the passage of time or both) under any agreement, contract, indenture, covenant, note, deed of trust, mortgage, security agreement or other instrument or document which would have a material, adverse impact upon the financial strength of TNHC or Guarantor or their ability to perform their respective obligations contained in the Agreement.
(d)    To the best of TNHC’s knowledge and belief, the Approved Project Budget attached to the Approved Business Plan (i) is true, correct, accurate and complete in all material respects, (ii) does not omit information or facts, the omission of which would render any of the information set forth in the Approved Project Budget inaccurate or misleading in any sense, and (iii) represents TNHC’s best efforts to accurately and completely compile, summarize and estimate the information contained therein.
(e)    All financial data that has been given to IHP with respect to TNHC and Guarantor (i) is complete and correct in all material respects, (ii) accurately represents the financial condition of TNHC and Guarantor as of the date on which, and the results of TNHC’s and Guarantor’s operations for the period for which, the same have been furnished, and (iii) has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered. All balance sheets disclose all known liabilities, direct and contingent, as of their respective dates and do not omit any material fact which would render the information provided inaccurate or misleading in any manner. There has been no adverse change

EXHIBIT “G”

in the financial condition of TNHC or the Guarantor since the date of the most recent of such financial statements given to IHP other than changes in the ordinary course of business, none of which changes has been materially adverse. To the best of TNHC’s and Guarantor’s knowledge and belief, all other reports, papers, data and information given to IHP with respect to TNHC and Guarantor are accurate and correct in all material respects and complete insofar as completeness may be necessary to give IHP a true and accurate knowledge of the subject matters thereof.
(f)    Neither TNHC nor the Guarantor are a party to any agreement or instrument materially and adversely affecting its present or proposed business, properties or assets, operation or condition, financial or otherwise; and is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions set forth in any agreement or instrument to which it is a party.
(g)    TNHC has reviewed the Purchase Agreement, escrow instructions and all other documents pertaining to the acquisition of the Property, including, without limitation, any rights and covenants in favor of the seller, and to the best of TNHC’s knowledge and belief, the acquisition, Entitlement, development and sale of the Project as contemplated by the Approved Business Plan are consistent with and will not result in a breach or default under the acquisition documents, and to the extent required, any consents or approvals required from the seller have been or will be obtained in the ordinary course of business as contemplated by the Approved Business Plan.
(h)    Other than the Permitted Exceptions set forth in Exhibit “E” attached hereto, TNHC knows of no lien, encumbrance, restriction, defect, security interest, adverse claim or right, or other matter or condition of title to the Property or any of the assets to be acquired by the Company. TNHC has reviewed the Permitted Exceptions, is familiar with the impact of such Permitted Exceptions on the Project, and to the best of TNHC’s knowledge and belief, all costs associated with the Permitted Exceptions are included in the Approved Project Budget.
(i)    TNHC and Guarantor have filed all federal, state, county and municipal income tax returns required to have been filed by them, and have paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by them, neither TNHC nor Guarantor know of any basis for additional assessment in respect of any such taxes.
(j)    No person, firm or corporation has performed any construction work or furnished services in connection with the Project and/or the Property who or which remains unpaid other than payments to be made in connection with an Approved Phase Budget.
(k)    Neither TNHC nor any Affiliate has received any inducement, payment, deposit, rebate, refund, discount, or other consideration of any kind or nature with respect to the Property, any of the other assets to be acquired by the Company, or TNHC’s Membership Interest in the Company, nor does TNHC know of any undisclosed contracts, agreements, rights or arrangements of any kind with respect to any of the foregoing.
(l)    TNHC has examined and is familiar with all conditions, restrictions, reservations and zoning ordinances affecting the Property. The Project will in all material respects conform to and comply with all of the requirements of said conditions, restrictions, reservations and zoning

EXHIBIT “G”

ordinances and all construction and installation of the Project shall conform in all material respects with applicable ordinances and statutes, including subdivision laws and environmental impact laws, and shall be in accordance with all requirements of the regulatory authorities having jurisdiction thereof and the Project shall not encroach upon any easement affecting the Property.
(m)    Other than as set forth in Exhibit “L” to the Agreement, TNHC has not entered into any obligations or liabilities prior to the formation of the Company nor is TNHC aware of any potential obligations or liabilities arising prior to the formation of the Company which may be claimed against the Company.
(n)    To the best of TNHC’s knowledge, neither TNHC nor the Company has participated in or approved, and there has not occurred, any release, disposal, generation or storage upon the Property or contamination of the Property by any Hazardous Material, and there is no violation of any Environmental Requirement relating to the presence or existence of any Hazardous Material upon the Property.
(o)    Neither TNHC nor the Company has received any written notice that (i) the Property is, or was, in violation of any Environmental Requirement for the Property, or (ii) that any Person has used, generated, stored or disposed of on, under, or about the Property or transferred to or from the Property any Hazardous Material.

EXHIBIT “G”

EXHIBIT “H”
RESERVED

EXHIBIT “H”

EXHIBIT “I”
INSURANCE REQUIREMENTS
The insurance requirements contained in Part I below shall be in place upon the Company’s acquisition of the Property and at all times thereafter. Prior to the Company’s commencement of any development operations, the additional insurance requirements contained in Part II below shall be in place.
Part I
1.    Commercial General Liability:
The limits of liability shall not be less than:
Each Occurrence Limit    $1,000,000
Personal Advertising Injury Limit    $1,000,000
Products/Completed Operations Aggregate Limit     $1,000,000
General Aggregate Limit    $1,000,000
(Other than Products-Completed Operations)
The policy form must include:

a.	Premises and Operations coverage with no explosion, collapse, or underground damage (XCU) exclusions.

b.
Products and completed operations coverage. Managing Member agrees to maintain this coverage for the Company for the greater of ten (10) years following substantial completion of the Project or until all statutes of limitations expire.

Managing Member further agrees to continue naming IBP and any other parties in interest as Additional Insured(s) for such coverage period.
c.    Blanket contractual coverage or its equivalent.

d.	Broad Form Property Damage coverage including completed operations or its equivalent.
An endorsement naming IHP, its members, and their respective members and partners, California State Teachers Retirement System, and any other parties in interest as additional insured(s) under the coverage specified under Insurance Requirement 1 above. Such endorsement shall contain the following provision:
“It is understood and agreed that IHP Capital Partners VI, LLC, its members and their respective members, partners, officers, directors,

EXHIBIT “I”

trustees, agents, servants, employees, divisions, subsidiaries, shareholders and affiliated companies are additionally named as insureds under this policy, with respect to legal liability or claims caused by, arising out of, or relating to the acts or omissions, work or work product, of the named insured or of others performed on behalf of the named insured.”
The above endorsement shall be acceptable as well as ISO forms CO2010B 11/85 or CG2010 and CG 2037, or equivalent. ISO forms CG2010A or CG2010B 10/93 or their equivalent ARE NOT ACCEPTABLE. Any form that limits coverage to ONGOING OPERATIONS or otherwise does not grant additional insured status under the products/completed operations coverage IS NOT ACCEPTABLE.
e.    Subsidence coverage.

f.
An endorsement stating: “Such coverage as is afforded by this policy for the benefit of the additional insured(s) is primary and any other coverage maintained by such additional insured(s) shall be non-contributing with the coverage provided under this policy.”

g.	Coverage on an “occurrence” form. “Claims made” and “modified occurrence” forms are not acceptable.

h.	An endorsement stating that any aggregate limits apply on a “per project” and on a “per location” basis.
2.    Umbrella/Excess Liability coverage minimum limit shall be Ten Million Dollars ($10,000,000) each occurrence and annual aggregate per location, and coverage shall be at least as “broad as primary.”
3.    Environmental Liability insurance for the Project shall be provided by IHP in its discretion, including clean-up, third party bodily injury, and “mold,” with limits of Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate. The cost for this insurance shall be allocated to the Project in a manner as reasonably determined by IHP.
4.    The Managing Member, at its sole cost and expense, shall purchase and maintain (a) Workers’ Compensation (statutory limits) and Employers’ Liability coverage (with not less than One Million Dollars ($1,000,000) in coverage limits) including a Waiver of Subrogation in favor of IHP; (b) Commercial Automobile liability covering owned, hired, and non-owned autos (with not less than One Million Dollars ($1,000,000) in coverage limits); (c) General Liability coverage for operations away from the Project (with not less than One Million Dollars ($1,000,000) in coverage limits); and (d) Umbrella Liability coverage (with not less than Ten Million Dollars ($10,000,000) in coverage limits), listing all policies and coverages under clauses 4(a), (b) and (c) hereof.

EXHIBIT “I”

5.    The Managing Member, at its sole cost and expense, shall purchase and maintain Comprehensive Crime coverage in a limit of Five Hundred Thousand Dollars ($500,000) per claim, with a deductible of no more than Fifty Thousand Dollars ($50,000).
6.    Policies referenced in 1 though 5 above must contain the following provisions:

(a)
All policies must contain an endorsement affording an unqualified thirty (30) days notice of cancellation to the additional insured(s) in the event of cancellation or non-renewal, and Managing Member shall endeavor to cause the policies to contain an endorsement with thirty (30) days notice of material change in coverage.

(b)
All policies must be written by insurance companies whose rating in the most recent Best’s Rating Guide, is not less than A- IX. All coverage forms must be acceptable to IHP. Managing Member shall provide certified copies of all such policies to IHP, upon request.

(c)
Certificates of Insurance with the required endorsements evidencing the required coverages must be delivered to IHP. All certificates of insurance shall show the amount of any self-insured retention or deductible.

7.    Further Managing Member Obligations:

(a)
If Managing Member fails to secure and maintain the required insurance, IHP shall have the right (without any obligation to do so, however) to secure same in the name and for the account of the Company, in which event Managing Member shall pay the costs thereof and furnish upon demand all information that may be required in connection therewith.

(b)
IHP reserves the right, but shall have no obligation, to procure the insurance, or any portion thereof, for which Managing Member is herein responsible and which is described in this Exhibit. IHP shall notify Managing Member if IHP exercises this right, whereupon Managing Member’s responsibility to carry such insurance shall cease and all premiums and other charges associated with such insurance shall be refunded to IHP.

(c)
IHP further reserves the right at any time, with thirty (30) days written notice to Managing Member, to require that Managing Member resume the procurement and maintenance of any insurance for which IHP has elected to become responsible pursuant to this subsection. In such event, all premiums and other charges associated with such insurance shall be equitably pro-rated based upon Managing Member’s completed work.

(d)	IHP reserves the right, in its discretion and at the Company’s cost, to require higher limits of liability coverage if, in IHP’s opinion, operations

EXHIBIT “I”

by or on behalf of Managing Member create higher than normal hazards and, to require Managing Member to name additional parties in interest to be Additional Insureds.

(e)
IHP reserves the right to obtain complete copies of all insurance policies as requested, and to review annually (or as needed) the limits of liability provided thereunder and the total number of units and projects being insured under one policy.

(f)
In the event that rental of equipment is undertaken to complete and/or perform the work, Managing Member agrees that it shall be solely responsible for such rental equipment. Such responsibility shall include, but not be limited to, theft, fire, vandalism and use by unauthorized persons.

(g)
Managing Member shall be responsible for causing the agreements with design and engineering professionals to require that such professionals maintain professional liability insurance, automobile liability, general liability, and statutory workers’ compensations and employers’ liability (if applicable). All policies should contain a minimum limit of liability of One Million Dollars ($1,000,000).

Part II - Project Insurance
Prior to the Company’s commencement of any development operations, the following additional insurance shall be placed.
1.    Project Specific Commercial General Liability:
The limits of liability shall not be less than:
Each Occurrence Limit    $1,000,000
Personal Advertising Injury Limit    $1,000,000
Products/Completed Operations Aggregate Limit    $1,000,000
General Aggregate Limit    $1,000,000
(Other than Products-Completed Operations)
The policy form must include:

a.	Premises and Operations coverage with no explosion, collapse, or underground damage (XCU) exclusions.

b.
Products and completed operations coverage. Managing Member agrees to maintain this coverage for the Company for the greater of ten (10) years following substantial completion of the Project or until all statutes of limitations expire.

EXHIBIT “I”

Managing Member further agrees to continue naming IHP and any other parties in interest as Additional Named Insured(s) for such coverage period.

c.	Blanket contractual coverage or its equivalent.

d.	Modification or deletion of the Alienated Premises Exclusion.

e.	Broad Form Property Damage coverage including completed operations or its equivalent.

f.
The Company shall be the first named insured, and IHP Capital Partners VI, LLC (“IHP”), Institutional Housing Partners VI L.P., IHP Fund VI Investors LLC, IHP Fund VI Incentive Holdings LLC, California State Teachers’ Retirement System and any other parties in interest as Additional Named Insureds. Since the Policy is a “wrap-up” the eligible and enrolled subcontractors are also insured under the Policy. The design and engineering professionals are included for coverage under the Policy, but only for bodily injury and property damage claims.

g.    Subsidence coverage.

h.
An endorsement stating: “Such coverage as is afforded by this policy for the benefit of the additional insured(s) is primary and any other coverage maintained by such additional insured(s) shall be non-contributing with the coverage provided under this policy.”

i.	Coverage on an “occurrence” form. “Claims made” and “modified occurrence” forms are not acceptable.

j.	An endorsement stating that any aggregate limits apply on a “per project” and on a “per location” basis.
2.    Umbrella/Excess Liability coverage minimum limit shall be Twenty-Five Million Dollars ($25,000,000) each occurrence and annual aggregate per location, and coverage shall be at least as “broad as primary.” Owner shall have the option to require higher limits at time of construction that are warranted by the current marketplace conditions.
3.    Prior to the commencement of any development work upon the Project, the Managing Member shall purchase and maintain Builders’ Risk property insurance for the Project to the full replacement value thereof and without any co-insurance requirements. Such insurance shall be on an “All Risks” policy form, excluding Earthquake and Flood unless the project meets the criteria outlined in section 3(a) below. The policy shall include the interests of IHP, the lender, if any, the Managing Member, subcontractors and sub-subcontractors. Managing Member shall assume liability for any losses or damages to the work not covered as a result of any deductible provision in such policy, but not for more than Ten Thousand Dollars

EXHIBIT “I”

($10,000.00) per occurrence. Any loss covered by such Builders’ Risk policy shall be adjusted and made payable to IHP as trustee for all insureds, as their interests may appear, subject to any lender’s requirements. IHP may purchase and maintain, at IHP’s sole option and expense, any other insurance that IHP deems necessary or desirable for IHP’s further protection.
If the Builders’ Risk policy will not extend coverage to the following, then a separate Property Policy shall be maintained covering all completed buildings awaiting sale, model homes and their contents, property on site, property off site, and property in transit, all to their full replacement value.

a.
Flood, Earthquake, and Windstorm Hazards. If the Project is in a designated flood area (zone A or V), then Flood coverage shall be required. The limits of coverage shall be the maximum limits available from the National Flood Insurance Program, at a minimum. Additionally, if the Project is in a seismically active area, then earthquake coverage shall be required in a form reasonably satisfactory to IHP, in an amount not less than thirty percent (30%) of the building replacement cost. If the Project is in a Tier One windstorm zone, then windstorm coverage shall be required to the full replacement cost, subject to a deductible of not more than three percent (3%).

4.    Unless real estate sales are outsourced to a third party, Managing Member shall, at its sole cost and expense, carry Real Estate Professional Liability (Errors and Omissions) with limits of Two Million Dollars ($2,000,000) per occurrence and annual aggregate, and a deductible of not more than One Hundred Thousand Dollars ($100,000).
5.    Policies referenced in 1 though 4 above must contain the following provisions:

(a)
All policies must contain an endorsement affording an unqualified thirty (30) days notice of cancellation to the additional insured(s) in the event of cancellation or non-renewal, and Managing Member shall endeavor to cause the policies to contain an endorsement with thirty (30) days notice of material change in coverage.

(b)
All policies must be written by insurance companies whose rating in the most recent Best’s Rating Guide, is not less than A- IX. All coverage forms must be acceptable to IHP. Managing Member shall provide certified copies of all such policies to IHP, upon request.

(c)
Certificates of Insurance with the required endorsements evidencing the required coverages must be delivered to IHP prior to entry upon the Property and each year thereafter for the greater of ten (10) years following substantial completion of the Project or until all applicable Statutes of Limitations expire. Managing Member further agrees to continue naming IHP and any other parties in interest as Additional Insured(s) for such coverage period. All certificates of insurance shall show the amount of any self-insured retention or deductible.

EXHIBIT “I”

6.    Further Managing Member Obligations

(a)
Managing Member agrees to include in its agreements with all subcontractors the provisions of Part II, Section 1 (Commercial General Liability) and Part II, Section 5 (Worker’s Compensation, Commercial Automobile liability, etc.). In addition, subcontractors performing work on behalf of Managing Member shall be required to name IHP as an additional insured on their general liability policies under the terms and conditions previously set forth in item 1(f) above.

(b)
Also, the Managing Member shall cause its standard form of subcontract agreement to contain the following, to the extent necessary, to permit the Managing Member to (i) use subcontractor indemnity provisions to contribute to the Company’s self-insured retention obligations under the policy, and (ii) enroll subcontractors (and lower tier contractors) in the wrap policy and carve out the cost of insurance from the gross contract amount.

(c)
IHP reserves the right, in its discretion and at the Company’s cost, to require higher limits of liability coverage if, in IHP’s opinion, operations by or on behalf of Managing Member create higher than normal hazards and, to require Managing Member to name additional parties in interest to be Additional Named Insureds.

In the event that materials or any other type of personal property (“personal property”) are acquired for the Project or delivered to the Property, Managing Member agrees that it shall be solely responsible for such personal property until it becomes a fixture on the Property, or otherwise is installed and incorporated as a final part of the Property. Such responsibility shall include, but not be limited to, theft, fire, vandalism and use by unauthorized persons.

EXHIBIT “I”

EXHIBIT “J”
RESERVED

EXHIBIT “J”

EXHIBIT “K”
RESERVED

EXHIBIT “K”

EXHIBIT “L”
ASSUMED LIABILITIES

EXHIBIT “L”

EXHIBIT “M”
FORM OF REPORTS

EXHIBIT “M”

<PARTNER/VENTURE NAME>
SCHEDULE OF REPORTING REQUIREMENTS
<Adjusted Pursuant to Venture’s Requirements>
To:    IHP Capital Partners
    19800 MacArthur Blvd., #700
    Irvine, CA 92612

FOR THE MONTH ENDING ____________________________________

	Due	Forward To	Received Y/N
MONTHLY
1. STATEMENT OF FINANCIAL POSITION*	<PER VENTURE>	Accounting
2. STATEMENT OF OPERATIONS*	<PER VENTURE>	Accounting
3. STATEMENT OF MEMBER’S CAPITAL*	<PER VENTURE>	Accounting
4. STATEMENT OF UNRECOVERED CAPITAL ACCOUNT*	<PER VENTURE>	Accounting
QUARTERLY
1. ALL REPORTS DUE MONTHLY	<PER VENTURE>
2. PROJECT PROFORMA UPDATE (PPU)	<PER VENTURE>	Asset Management
3. ENTITLEMENT STATUS REPORT*	<PER VENTURE>	Asset Management
ANNUAL
1. COMPANY TAX RETURNS	<PER VENTURE>	Accounting
2. AUDITED COMPANY FINANCIAL STATEMENTS	<PER VENTURE>	Accounting
3. PROJECT COST/COMPLIANCE AUDIT	3 months after final close of escrow	Asset Management
OTHER
1. MONTHLY DRAW REQUEST/PPU with budget changes	TBD	Asset Management
2. CHANGE ORDER APPROVAL	<PER VENTURE>	Asset Management
When possible please email/fax reports to appropriate recipients as follows:	email	fax	Phone
Accounting: Asset Management:
*These forms are samples only builder’s internal forms may be used if information provided is acceptable to IHP.

C-01 -Reporting Requirements LAND.XLS

STATEMENT OF FINANCIAL POSITION
MONTH ENDED:
PROJECT NAME: ________________________

ASSETS
REAL ESTATE INVENTORY
LAND:
RAW LAND	0
FINISHED LOTS	0
TOTAL	0
HOMES
CONSTRUCTION-IN-PROCESS	0
COMPLETED HOMES / MODELS (STANDING INVENTORY)	0
TOTAL	0
REAL ESTATE TOTAL	0

CASH	0
PREPAID EXPENSES	0
UTILITY DEPOSITS	0
OTHER	0
TOTAL ASSETS	0

LIABILITIES AND EQUITY

THIRD-PARTY LOANS
PRINCIPAL	0
ACCRUED INTEREST	0
TOTAL	0

CUSTOMER DEPOSITS	0
ACCRUED PROPERTY TAXES	0
CONSTRUCTION PAYABLES	0
OTHER LIABILITIES	0
WARRANTY RESERVE	0
TOTAL LIABILITIES	0
EQUITY
CONTRIBUTED CAPITAL	0
RETAINED EARNINGS (PRIOR YEARS’ PROFIT (LOSS))	0
CURRENT YEAR PROFIT (LOSS)	0
TOTAL EQUITY	0
TOTAL LIABILITIES AND EQUITY	0

C-01 -Reporting Requirements LAND.XLS

STATEMENT OF OPERATIONS
MONTH ENDED: ________________________
PROJECT NAME: ________________________

REVENUES
GROSS SALES	0
WARRANTY RESERVE	0
SELLING EXPENSES (COMMISSIONS & CLOSING COSTS)	0
OTHER INCOME	0
NET REVENUES	0

EXPENSES

COST OF SALES	0

TOTAL COST OF SALES	0

GROSS INCOME FROM SALE OF HOMES	0
GROSS MARGIN	0.00%

GENERAL AND ADMINISTRATIVE EXPENSES	0
SALES AND MARKETING	0

NET PROFIT (LOSS)	0

C-01 -Reporting Requirements LAND.XLS

STATEMENT OF MEMBERS’/PARTNERS’ CAPITAL
MONTH ENDED: ________________________
PROJECT NAME: ________________________

	IHP Capital Partners VI, LLC	DEVELOPER	TOTAL

BALANCE BEGINNING OF QUARTER	0	0	0

CONTRIBUTIONS	0	0	0

DISTRIBUTIONS:
RETURN OF CAPITAL-PREFERRED RETURN (_%)	0	0	0
RETURN OF CAPITAL-CONSTRUCTION LOAN EQUIVALENT (_%)	0	0	0
PREFERRED RETURN EARNINGS (_%)	0	0	0
CONSTRUCTION LOAN EQUIVALENT EARNINGS (_%)	0	0	0

NET EARNINGS (LOSS)	0	0	0

BALANCE END OF QUARTER	0	0	0

	IHP Capital Partners VI, LLC	DEVELOPER	TOTAL

BALANCE BEGINNING OF YEAR	0	0	0

CONTRIBUTIONS	0	0	0

DISTRIBUTIONS:
RETURN OF CAPITAL- PREF. (___%)	0	0	0
RETURN OF CAPITAL-CLE (___%)	0	0	0
PREFERRED RETURN EARNINGS (___%)	0	0	0
CONSTRUCTION LOAN EQUIVALENT EARNINGS (___%)	0	0	0

NET EARNINGS (LOSS)	0	0	0

BALANCE END OF PERIOD	0	0	0

C-01 -Reporting Requirements LAND.XLS

STATEMENT OF MANAGING MEMBERS’ UNRECOVERED CAPITAL ACCOUNT
<BUILDER/PROJECT>
CALCULATION OF PREFERRED RETURN
<Closing Date>    <Current Date>
PREFERRED RETURN RATE= <Per Agreement>

FROM	TO	DAYS OUT.	CAPITAL CONTRIBUTION	CAPITAL DISTRIBUTION	TOTAL UNRETURNED CAPITAL	RATE	PREFERRED RETURN EARNED	PREFERRED RETURN DISTRIBUTION	UNPAID PREFERRED RETURN
<Closing Date>	<Current Date>		<Init. Cap. Contrib.>	0.00	0.00	<Per Agrmnt>	0.00	0.00	0.00

	TOTALS		0.00	0.00			0.00	0.00	0.00

C-01 -Reporting Requirements LAND.XLS

C-01 -Reporting Requirements LAND.XLS

PROJECT BUDGET UPDATE

Submitted by: ____________________ Date: __________

IHP Approval: ____________________ Date: __________

PROJECT NAME: Input Project Name
AS OF: Input Date
LAST REVISED: Input Date Last Revised

	Current Forecast										Original Proforma	Variances from ORIGINAL PROFORMA			Reason for Variance/Comments
PHASE NUMBER:	A&D	Phase 1	Phase 2	Phase 3	Phase 4	Remaining	Total Budget	Overruns Funded by Builder	Total Project Costs	Last Approved Draw #		Revisions This Period	Prior Revisions	Total Revisions To Date	
TOTAL NUMBER OF UNITS:	0	0	0	0	0	0	0								
4. GENERAL CONTINGENCY	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
5. IHP FEE	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
6. BUILDER OVERHEAD	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
7. DUE DILIGENCE & VENTURE CLOSING	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
8. SALES & MARKETING															
A. Model Operations & Sales Staff	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
B1. Model Upgrades & Conversions	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
B2. Less Model Recovery	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
C. Advertising, Brochures & Signage	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
D. Master Marketing Fees	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
E. Sales & Marketing Contingency	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
F. Maintenance	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
TOTAL SALES & MARKETING	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
9. FINANCE/CARRY COSTS															
A. Land Loan - Interest & Points	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
B. Construction Loan Interest	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
C. Construction Loan Points	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
D. IHP Construction Equivalent	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
TOTAL FINANCE & CARRY COSTS	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
10. COSTS AT SALE															
A. Warranty	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
B. Sales Commissions	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
C. Closing Costs	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
D. Broker Coop	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
E. Master Marketing Fees	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
F. Option Costs	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
G. Incentives	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
H. Price Participation	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
TOTAL COSTS AT SALE	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
PROJECT/PHASE SUBTOTAL	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
PREFERRED RETURN	0	0	0	0	0	0	0		0	0	0	0	0	0	
PROJECT/PHASE TOTAL	0	0	0	0	0	0	0	0	0	0	0	0	0	0	
Cash Flow	0	0	0	0	0	0	0	0	0	0	0	Variance:			
Return on Sales							#DIV/0!		#DIV/0!		#DIV/0!				
Check Totals:									0		0			0	

Actual phasing to be determined by Project phasing plan

C-01 -Reporting Requirements LAND.XLS

ENTITLEMENT STATUS REPORT
Intentionally blank. Form to be mutually agreed upon post closing.

C-01 -Reporting Requirements LAND.XLS

C-01 -Reporting Requirements LAND.XLS

EXHIBIT “N”
RESERVED

EXHIBIT “N”

EXHIBIT “O”
PENDING AND HISTORICAL LITIGATION
None.

EXHIBIT “O”

EXHIBIT “P”
RESPONSIBLE CONTRACTOR POLICY AND GUIDELINES

EXHIBIT “P”

CalSTRS Responsible Contractor Policy Summary – IHP Builder & Developer Partners
Overview
CalSTRS has developed robust policies and standards for fair and open governance of corporations. As long-term owners and lenders to corporations around the world, CalSTRS’s duty is to protect those assets through the pursuit of good governance and operational accountability.
In 2003, the CalSTRS Board adopted a Responsible Contractor Policy (the “Policy”). CalSTRS supports and encourages fair wages and fair benefits for workers employed by its contractors and subcontractors. The policy defines a Responsible Contractor as follows: “A Responsible Contractor, as used in this Policy, is a contractor or subcontractor who pays workers a fair wage and fair benefit as evidenced by payroll and employee records. “Fair benefits” are defined as including, but are not limited to, employer-paid family health care coverage, pension benefits, and apprenticeship programs. What constitutes a “fair wage” and a “fair benefit” depends on the wages and benefits paid on comparable real estate projects, based upon local market factors, that include the nature of the project (e.g., residential or commercial; public or private), comparable job or trade classifications, and the scope and complexity of services provided.”
Attached is a copy of the entire CalSTRS Responsible Contractor Policy. Each of IHP’s builder and developer partners shall comply with the Policy and shall require all applicable parties providing materials or services to a Project to comply with the goals and requirements of the Policy, as it may be modified from time to time by CalSTRS. IHP will provide its builder and developer partners with a copy of any modified Policy.
As CalSTRS partners we are required to comply with this Policy in soliciting and letting contracts and to show affirmative evidence of its implementation in the competitive bidding process as described below.
Responsible Contractor Competitive Bidding Process
The Responsible Contractor Policy states with respect to competitive bidding of contracts: “Contractors and their subcontractors for construction, maintenance, and services shall be selected through a competitive bidding and selection process. The purpose of this provision is to encourage fair competition and to actively seek bids from all qualified sources within an area, particularly those identified as Responsible Contractors. Advisors and their subcontractors shall create a bidding process that includes notification and invitations to bid, distributed to a broad spectrum of potential bidders, particularly those identified as Responsible Contractors. The review of the bids shall include consideration of loyalty, prudence, and competitive risk-adjusted returns (factors to be considered include experience, reputation for honesty, integrity, timeliness, dependability, fees, safety record, and the adherence to the Responsible Contracting Policy).”
IHP’s builder and developer partners will have the responsibility to manage the policy’s implementation with its contractors and report the results to IHP. In turn, IHP will report the results annually to CalSTRS.

CalSTRS Responsible Contractor Policy Summary – IHP Builder & Developer Partners
Compliance Obligation of IHP Builder and Developer Partners
As discussed in more detail in the Policy, IHP builder and developer partners are primarily responsible for:
•Communicating the Policy to contract bidders and including Responsible Contractors in their bidding process
•    Collecting “Certification of Responsible Contractor Status” forms from all bidders (minimum $25,000 contract) and particularly from winning contractors
•    Reporting results to IHP on an annual basis as and when required by IHP
Responsible Contractor Documents
•    Responsible Contractor Policy (PDF —the current Policy is attached)
•    IHP CalSTRS Resp Cont Builder Status (Excel - submitted by builder to IHP; the current form is attached)
•    Certification of Responsible Contractor Status (Word - submitted by contractor to builder; the current form is attached)
What IHP Builder and Developer Partners Need to Do
Builder and Developer Management of Contracts
1.    Each bidding contractor should be given a Certification of Responsible Contractor Status form (separate, 2-page Word document) along with the bid package for any contracts over $25,000 incurred during a 12-month period from July to June
2.    The contractor should return this status form along with the contract proposal
3.    Document the reasons for your choice of the winning subcontractor including your consideration of the subcontractor’s Responsible Contractor status
4.    Retain all bid proposals in your files
Also, the contracts and/or subcontracts should state that 1) the LLC (or owner of a Project) has agreed to comply with the Responsible Contractor Policy and 2) all parties providing services or materials to the owner of a Project agree to comply with the goals and requirements of this policy.
Builder Reporting to IHP

Annually in the summer, at a specific time to be designated by IHP, each builder or developer partner will submit their completed IHP CalSTRS Responsible Contractor Builder Status form (in Excel, the current form is attached). The builder or developer partner retains contractor-level information and certifications. Contractors who select the Responsible Contractor Status “Meets all Responsible Contractor requirements” or “Meets certain of the Responsible Contractor requirements...” are considered to be a Responsible Contractor under this policy and may be reported as Responsible Contractors.

California State Teachers’ Retirement System
Responsible Contractor Policy
I.    INTRODUCTION
The California State Teachers’ Retirement System (“CalSTRS” or “the System”) has a deep interest in the condition of workers employed by the System and its advisors. The System, through the Responsible Contractor Policy (“Policy”) described below, supports and encourages fair wages and fair benefits for workers employed by its contractors and subcontractors, subject to fiduciary principles concerning duties of loyalty and prudence, both of which further require competitive returns on the System’s real estate investments. The System endorses small business development, market competition, and control of operating costs. CalSTRS supports many of the ideals espoused by labor unions and encourages participation by labor unions and their signatory contractors in the development and management of the System’s real estate investments. The System believes that an adequately compensated and trained worker delivers a higher quality product and service.
II.    DEFINITION OF A RESPONSIBLE CONTRACTOR
A Responsible Contractor, as used in this Policy, is a contractor or subcontractor who pays workers a fair wage and a fair benefit as evidenced by payroll and employee records. “Fair benefits” are defined as including, but are not limited to, employer-paid family health care coverage, pension benefits, and apprenticeship programs. What constitutes a “fair wage” and “fair benefit” depends on the wages and benefits paid on comparable real estate projects, based upon local market factors, that include the nature of the project (e.g., residential or commercial; public or private), comparable job or trade classifications, and the scope and complexity of services provided.
III.    INITIAL REQUIREMENTS OF THE RESPONSIBLE CONTRACTING POLICY

A.
Duty of Loyalty: Notwithstanding any other considerations, assets shall be managed for the exclusive benefit of the participants and the beneficiaries of CalSTRS. CalSTRS’ as well as its advisors’, duty to the participants and their beneficiaries shall take precedence over any other duty.

B.	Prudence: CalSTRS’ Board, staff and advisors are charged with the fiduciary duty to exercise the care, skill, prudence and diligence appropriate to the task.

C.	Competitive Return: To comply with duties of loyalty and prudence, all investments and services must be made and managed in a manner that produces a competitive risk-adjusted return.

D.
Competitive Bidding: Contractors and their subcontractors for construction, maintenance, and services shall be selected through a competitive bidding and selection process. The purpose of this provision is to encourage fair competition and to actively seek bids from all qualified sources within an area, particularly those identified as Responsible Contractors. Advisors and their subcontractors shall create a bidding process that includes notification and invitations to bid, distributed to a broad spectrum of potential bidders, particularly those identified as Responsible Contractors. The review of the bids shall include consideration of loyalty, prudence, and competitive risk-adjusted returns (factors to be considered include experience, reputation for honesty, integrity, timeliness, dependability, fees, safety record, and the adherence to the Responsible Contracting Policy.)

E.
Local, state and national laws. All advisors, property managers, contractors, and their subcontractors shall observe all local, state, and national laws (including by way of illustration those pertaining to insurance, withholding taxes, minimum wage, labor relations, health, and occupational safety).

IV.    SELECTION PREFERENCE OF A RESPONSIBLE CONTRACTOR
If Initial Requirements A through D (see Section III. above) are satisfied, CalSTRS expresses a strong preference that Responsible Contractors be hired.
V.    TRANSITION, ENFORCEMENT, MONITORING, AND ADMINISTRATION

A.
Applicable Investments and Phasing: This Policy shall apply to all applicable real estate advisors. The Policy shall not apply to investments such as hybrid debt, joint ventures, opportunity funds and other real estate investments where CalSTRS does not have 100% ownership and/or full control of the investment. However, in those instances where CalSTRS does not have 100% ownership and/or full control of the investment, staff will make reasonable attempts to encourage partners to comply with the spirit and practice of Responsible Contracting.

B.
Notification: CalSTRS shall provide all applicable current and prospective real estate advisors with a copy of this Policy, including investments where CalSTRS does not have 100% ownership and/or full control of the investment.

C.
Solicitation Documents: All requests for proposal and invitations to bid covered by this Policy shall include the terms of this Policy. Responses by bidders shall include information to assist the staff in evaluating a bid.

D.
Contracts and Renewals: All contracts entered into after the effective date of this Policy and pertaining to applicable real estate investments, including renewals of such contracts, shall include the terms of this Policy.

E.	Responsibilities: The responsibilities of CalSTRS’ staff, advisors, property managers, contractors, and unions are defined as follows:

1.	Staff: CalSTRS staff shall have the following responsibilities:

a.	Review the advisors’ annual certification statement regarding compliance with the Policy.

b.	Develop and maintain contact lists for all CalSTRS’ properties and provide a copy to inquiring parties.

c.	Insert appropriate contract language where applicable.

d.
In those instances where CalSTRS does not have 100% ownership and/or full control of an investment, make reasonable attempts to encourage partners to comply with the spirit and practice of Responsible Contracting.

2.	Advisors: Advisors’ responsibilities shall include:

a.	Communicate the Policy to all property managers.

b.	Review a contract listing for each property prepared by each property manager.

c.	Maintain a simplified bid summary for each applicable contract. The summary should include identifying contract, successful bidder, and bidder’s status as Responsible Contractor.

d.	Maintain an annual report in their home office, describing their own efforts as well as those by property managers and their subcontractors.

e.	Monitor and enforce the Policy including investigation of potential violations.

f.
Annually, the signatory to the CalSTRS contract will file a certification statement that their firm complied with the Responsible Contractor Policy for the preceding year and upon request will provide written substantiation of such compliance. This provision will be subject to periodic audits.

3.	Property Managers: Property managers will have responsibility for the following:

a.	Communicate in bid documents the Responsible Contractor Program Policy to contractors seeking to secure construction or building service contracts.

b.	Communicate the Policy to any interested party.

c.	Ensure there is a competitive bidding process that is inclusive of potentially eligible Responsible Contractors.

d.	Require bidders to provide to property manager a Responsible Contractor self-certification on a form approved by CalSTRS.

e.
Prepare and send to advisors a contract listing for applicable service contracts for each property under management. The building trades and service trades and other potential bidders will have access to this list.

f.	Provide advisors with a simplified bid summary for each contract.

g.	Provide property level annual report information to advisor.

h.	Maintain documentation for successful bidders.

i.	Seek from trade unions/service unions input in the development of Responsible Contractor lists.

j.	Maintain list of any interested Responsible Contractors. (Names, addresses and telephone numbers).

4.	Contractors: Contractors will have the responsibility for the following:

a.	Submit to property manager a Responsible Contractor self-certification on a form approved by CalSTRS.

b.	Communicate to subcontractors the Responsible Contractor Program Policy.

c.	Provide to property manager Responsible Contractor documentation.

5.	Unions: Trade unions/service unions shall be asked to perform the following tasks:

a.	Deliver to the property manager or advisor lists of names and phone numbers of Responsible Contractors.

b.	Refer interested and qualified Responsible Contractors to the property manager.

c.	Continually monitor the local labor markets to update the lists.

d.	Provide technical input as appropriate.

F.
Outreach: CalSTRS’ staff will develop and maintain a list of all CalSTRS 100% owned and/or fully controlled properties. The list will include the property name, address, advisor and property manager, and phone number of the property manager and real estate advisors. The CalSTRS’ staff will provide this list to anyone who requests a copy. Actual contract expiration inquiries will be referred to the property level. Property managers shall provide solicitation documents to any potential contractor who has, in writing, expressed an interest in bidding for the relevant contract.

G.
Minimum Contract Size: The Policy shall absolutely apply to all contracts of a minimum size of $25,000, individually or annually as applicable. Minimum contract size refers to the total project value of the work being contracted for and not to any desegregation by trade or task. For example, a $25,000 contract to paint two buildings in a single office complex would not be treated as two $12,500 contracts, each less than the minimum contract size. Desegregation designed to evade the requirements of the Policy is not permitted.

H.	Applicable Expenditures Categories: The Policy shall apply to tenant improvements, capital expenditures, and operational service contracts (such as cleaning).

I.
Fair Wage, Fair Benefits, Training: The Policy avoids a narrow definition of “fair wage”, “fair benefits”, and “training” that might not be practical in all markets. Furthermore, the Policy does not require a “prevailing wage”, as defined by government surveys. Instead, the Policy looks to local practices with regard to type of trade and type of project. The Policy recognizes that practices and labor market conditions vary across the country and that flexibility in its implementation is very important.

In determining “fair wages” and “fair benefits” with regard to a specific contract in a specific market, items that may be considered include local wage practices, state laws, prevailing wages, labor market conditions, and other items.
In place of a prevailing wage standard, the Policy requires a broad outreach and competitive bidding program, as described in Section III.D, and V.F and J. This program is premised upon the availability of a list of Responsible Contractors in every market in which CalSTRS directly owns a property. While advisors and their property managers and contractors are responsible for gathering and analyzing information relevant to identifying and hiring a Responsible Contractor, compilation of this list does not depend solely on the advisors, property managers, or contractor. This Policy instead invites the various local trades to suggest contractors, which in their view qualify as Responsible Contractors. Sources of information include local building and service trade councils, builders association, and governments.

J.
Competitive Bidding: Property managers and contractors should give notice for applicable bids in local trade publications, bulletin boards and union building trades councils. Property managers should seek input from building trades councils to develop lists of Responsible Contractors for inclusion in the bidding process.

Property managers may choose from the list of Responsible Contractors a reasonable number of contractors to be invited to bid. Given the time and expense required to solicit and evaluate bids, it is not essential that advisors, property managers, and contractors invite all potential bidders.
The property manager must ensure that there is a competitive bidding process, which is inclusive of potentially eligible Responsible Contractors. Inclusion is not necessarily assured by large numbers of bidders. Care must be taken that bidders include potentially eligible Responsible Contractors.
Although the Policy does not require hiring union workers, the trade unions will be invited to (1) deliver to the property manager or advisor lists of names and phone numbers of Responsible Contractors including those Responsible Contractors who have expressed any interest in bidding, and (2) continually monitor the local markets to update the lists. Property managers shall maintain these lists supplied by the trade unions.

K.
Neutrality: CalSTRS recognizes the rights of employees to representation, and supports and strongly encourages a position of neutrality, in the event there is a legitimate attempt by a labor organization to organize workers employed in the construction, maintenance, operation, and services at a CalSTRS owned property.

Resolution of any interjurisdictional trade disputes will be the responsibility of the trades and the various state and national building trades councils. This Policy does not call for any involvement by the advisors, property managers, or contractors in interjurisdictional trade disputes.

L.
Enforcement: If Staff becomes aware of non-compliance, this System will place a non-complying advisor or property manager on a probation watch list. If the advisor or property manager does not modify this pattern of conduct even after discussions with CalSTRS’ staff, the System will consider this pattern of conduct along with other information when it reviews the advisor or property manager contract for possible renewal. The key indicator is a pattern of conduct that is inconsistent with the provisions of the Policy.

Staff will address Responsible Contractor Policy compliance as part of the Real Estate Annual Review and Rating of Managers.

CalSTRS Responsible Contractor Program
Builder & Developer Compliance Status Report

Builder: IHP Builder Partner
Project: Housing Project A
Quarter Ended: Q2 2013

Total Contracts over $25,000 (incurred July through June)

Contractor Name	Contract Total	Meets All	Meets Certain	Meets None	Total Responsible Contracts	Total Other Contracts	Responsible Contractor %
Contractor A	$ 2,000,000	◉	○	○	$ 2,000,000	$ -	100%
Contractor B	200,000	◉	○	○	200,000	-	100%
Contractor C	350,000	◉	○	○	350,000	-	100%
Contractor D	30,000	○	◉	○	30,000	-	100%
		◉	○	○			
		◉	○	○			
		◉	○	○			
		◉	○	○			
		◉	○	○			
		◉	○	○			
		◉	○	○			
		◉	○	○			
		◉	○	○			
		◉	○	○			
		◉	○	○			
TOTAL	$ 2,580,000				$ 2,580,000	$ -	100%

CERTIFICATION OF RESPONSIBLE CONTRACTOR STATUS

(to be filed at the property)

GENERAL INFORMATION

Company Name

Address

City State Zip Code

Telephone Number ( ) Fax Number ( )

Ownership Structure (*Please check one*)

o Sole Proprietorship o Partnership o Corporation o Joint Venture o Other________________

Description of Service(s) Provided

Contractor's License #

RESPONSIBLE CONTRACTOR STATUS (*Refer to definitions on reverse*)

Please check one of the following boxes:

1. o Meets all Responsible Contractor requirements
2. o Meets none of the Responsible Contractor requirements
3. o Meets certain of the Responsible Contractor requirements (provide explanation below)

If you have checked box 3 above, please provide an explanation below (attach additional pages if necessary):

Explanation:____

OWNER'S CERTIFICATION OF RESPONSIBLE CONTRACTOR STATUS

On behalf of the above-named company, the undersigned certifies that the information and response provided herein are true, complete and accurate as of this date, and he/she is aware that any intentionally misrepresented or falsified information may result in disqualification from future contracting opportunities.

Signature______________________________ Date ______________________________

Name (please print)______________________________ Title ______________________________

This form was prepared for use in compliance with the Responsible Contractor Program Policy of the California State Teachers' Retirement System ("CalSTRS").
Any contractor or subcontractor with a minimum contract size of $25,000 should complete this form.

INTRODUCTION: The California State Teachers’ Retirement System (“System”) has a deep interest in the condition of workers employed by the System and its advisors. The System, through the Responsible Contracting Policy, supports and encourages fair wages and fair benefits for workers employed by its contractors and subcontractors, subject to fiduciary principles concerning duties of loyalty and prudence, both of which further require competitive returns on the System’s real estate investments. The System endorses small business development, market competition and control of operating costs. The System supports many of the ideals espoused by labor unions and encourages participation by labor unions and their signatory contractors in the development and management of the System’s real estate investments. The System believes that an adequately compensated and trained worker delivers a higher quality product and service. This policy is intended to complement and in no manner detract from existing System policy regarding service-disabled California veteran owned business enterprises.
DEFINITIONS:
Responsible Contractor: A contractor or subcontractor who pays workers a fair wage and a fair benefit as evidenced by payroll and employee records. “Fair Benefits” are defined as including, but not limited to, employer paid family health care coverage, pension benefits, and apprenticeship programs. What constitutes a “fair wage” and “fair benefit” depends on the wages and benefits paid on comparable real estate projects based upon local market factors, that include the nature of the project (e.g. residential or commercial, public or private) comparable job or trade classifications, and the scope and complexity of the services provided.